Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Calian Corp., as Purchaser,

Stratos Management Systems, Inc., Computex, Inc.,

First Byte Computers, Inc., and eNetSolutions, LLC, as Sellers,

and

American Virtual Cloud Technologies Inc., as Parent

LIST OF SCHEDULES, ANNEXES AND EXHIBITS

SCHEDULES:
Disclosure Schedules

ANNEXES:
Annex A:	Other Definitions

EXHIBITS:
Exhibit A:	Form of Assignment and Assumption of Lease
Exhibit B-1:	Form of Copyright Assignment
Exhibit B-2:	Form of Domain Name Assignment
Exhibit B-3:	Form of Patent Assignment
Exhibit B-4:	Form of Trademark Assignment
Exhibit C:	Form of Bill of Sale
Exhibit D:	Form of Escrow Agreement
Exhibit E:	Form of Transition Services Agreement
Exhibit F:	Form of Restrictive Covenant Agreement
Exhibit G:	Material Customers and Material Suppliers
Exhibit H:	Form of Voting Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated January 26, 2022, is entered into by and among Calian Corp., a Delaware corporation (the “Purchaser”), Computex, Inc., a Delaware corporation (“Computex”), Stratos Management Systems, Inc., a Delaware corporation (“Stratos”), First Byte Computers, Inc., a Minnesota corporation (“First Byte”) and eNetSolutions, LLC, a Texas limited liability company (“eNetSolutions”, and together with Stratos, Computex and First Byte, each a “Seller” and collectively the “Sellers”), and American Virtual Cloud Technologies Inc., a Delaware corporation (the “Parent”). The Purchaser, the Sellers and the Parent will collectively be referred to as the “Parties” and each, a “Party.”

RECITALS:

A. As of the date hereof, the Parent owns, directly or indirectly, all of the issued and outstanding Equity Interests of the Sellers.

B. Computex is engaged in the Business and holds substantially all of the Purchased Assets, and any Purchased Assets not held by Computex are held by Stratos, First Byte or eNetSolutions.

C. On the terms and subject to the conditions contained in this Agreement, the Sellers wish to sell and assign to the Purchaser and the Purchaser wishes to purchase and assume from the Sellers the Purchased Assets (the “Acquisition”).

Now therefore, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS.

1.1 Definitions. Certain capitalized terms used but not defined in this Agreement, are defined in Annex A.

1.2 Certain Interpretive Matters.

1.2.1 Unless the context requires otherwise, (a) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with U.S. GAAP, (b) words in the singular include the plural and vice versa, (c) all references to “$” or “dollar” amounts will be to lawful currency of the United States, (d) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar days in Ontario, Canada and Houston, Texas, (e) references to the masculine, feminine or neuter gender include each other gender, (f) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, Annex, Exhibit, Schedule or other subdivision, (g) the terms “include,” “including” and “includes” mean “include, including or includes without limitation”, and (h) all references to information “made available,” “provided” or “delivered” to the Purchaser (and other words of similar import), shall mean that such information was contained in the electronic folders in the data room named “Comet” provided by DataSite at least three (3) Business Days prior to, and is still available in such folders, as of the date hereof.

ARTICLE II.

CLOSING; POST-CLOSING ADJUSTMENT.

2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases from such Seller free and clear of all Liens other than Permitted Liens, all of such Seller’s right, title, entitlement and interest in, to and under the Purchased Assets. As used in this Agreement, “Purchased Assets” means all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, used or held for use in connection with the Business; provided, however, that Purchased Assets shall not include the Excluded Assets, but shall include, for the avoidance of doubt, the following assets:

2.1.1 all tangible personal property of the Business, including all major, minor or other equipment, vehicles, furniture, fixtures, machinery, office furnishings, supplies, instruments, tools, office equipment, computers, telephones, and the other personal property set forth on Schedule 2.1.1;

2.1.2 all of each Seller’s rights in, to and under and pursuant to the Contracts set forth on Schedule 2.1.2 (collectively, the “Assigned Contracts”);

2.1.3 all Intellectual Property Assets and Information Technology Assets;

2.1.4 all Permits which are held by the Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, as set forth on Schedule 2.1.4, but only to the extent such Permits may be transferred under applicable Law;

2.1.5 the leases, subleases and licenses (including all amendments and modifications thereto) of real property to which Computex is a party set forth on Schedule 2.1.5 (together with all rights, title and interest of Computex in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith);

2.1.6 all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

2.1.7 all Accounts Receivable of the Business held by a Seller, and any security, claim, remedy or other right related to any of the foregoing;

2.1.8 to the extent not prohibited by Law, and other than Excluded Assets, all financial and other records relating to the Business or the Purchased Assets, including equipment records, administrative libraries, documents, construction plans and specifications, catalogs, books, records, files, and operating manuals;

2.1.9 all lists, records and other information pertaining to accounts and referral sources, all lists, records and other information pertaining to suppliers, vendors and customers, in each case, whether evidenced in writing, electronic data, computer software or otherwise and used in or related to the Business;

2.1.10 subject to Section 2.2, originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, equipment maintenance files, complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records and internal financial statements, that relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.2.5 (“Books and Records”);

2.1.11 all Inventory;

2.1.12 all rights to any rebates receivable in connection with the Business that a Seller earns by making purchases from vendors;

2.1.13 all goodwill and the going concern value of the Business;

2.1.14 all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes) to the extent related to the Business, the Purchased Assets or the Assumed Liabilities; and

2.1.15 all Proceedings, rights of recovery and rights of setoff relating to the Business, Purchased Assets or the Assumed Liabilities.

2.2 Excluded Assets. The Purchaser and the Sellers expressly understand and agree that, at the Closing, the Purchaser is not purchasing or acquiring, and the Sellers are not selling or assigning to the Purchaser, any asset that is not a Purchased Asset (each, an “Excluded Asset” and collectively, the “Excluded Assets”). The Excluded Assets include, for the avoidance of doubt, the assets or properties of the Sellers set forth below:

2.2.1 all bank accounts and related deposit and payment systems used in the Business;

2.2.2 Cash;

2.2.3 intercompany receivables (including receivables arising from intercompany debt or other intercompany obligations) and all intercompany Contracts and other contractual obligations;

2.2.4 all insurance policies of the applicable Seller and all rights to applicable claims and proceeds thereunder, including any prepaid insurance premiums or insurance recoveries thereunder and the right to assert claims with respect to any such insurance recoveries, whether arising before or after Closing;

2.2.5 the original corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Sellers, all employee-related or employee benefit-related files or records, and any other books and records which the Sellers is prohibited from disclosing or transferring to the Purchaser under applicable Law and is required by applicable Law to retain;

2.2.6 all claims, causes of action, rights of recovery and rights of setoff to the extent related to the Excluded Assets and the Excluded Liabilities;

2.2.7 the rights which accrue or will accrue to any Seller Party under this Agreement and the Ancillary Agreements;

2.2.8 all Plans and assets attributable thereto;

2.2.9 all documents, information and correspondence relating to or prepared in connection with the negotiation and execution of this Agreement and the Ancillary Agreements;

2.2.10 the Contracts, assets, properties and other rights specifically set forth on Schedule 2.2.10 ; and

2.2.11 all Tax assets (including Tax refunds and prepayments) of the Sellers or any of their Affiliates.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, the Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of the Sellers, in each case, to the extent arising out of or relating solely to the Purchased Assets and solely in respect of periods from and after the Closing, (such Liabilities, collectively, the “Assumed Liabilities”), and no other Liabilities:

2.3.1 all Liabilities arising under or relating to the Assigned Contracts solely in respect of periods from and after the Closing Date and that do not relate in any respect to pre-Closing periods nor arise from any failure to perform, improper performance, warranty or other breach, default or violation by the Sellers on or prior to Closing;

2.3.2 all current trade payables and accrued expenses payable to third parties in connection with the Business that are reflected in Closing Working Capital in the Final Adjustment Statement, as finally determined; and

2.3.3 all other Liabilities arising out of or relating to the Purchaser’s ownership, operation or use of the Purchased Assets or the conduct of the Business in respect of periods from and after the Closing Date solely to the extent such Liabilities actually arise out of or relate to the ownership, operation or use of the Purchased Assets or the conduct of the Business on or after the Closing Date;

The assumption of the Assumed Liabilities by the Purchaser shall not enlarge any rights of third parties under Contracts with the Purchaser or the Sellers, and nothing herein shall prevent any Party from contesting any of the Assumed Liabilities in good faith with any third party.

2.4 Excluded Liabilities. The Purchaser shall not assume, nor shall the Purchaser be responsible to pay, perform or discharge, any Liability that is not an Assumed Liability (each, an “Excluded Liability” and collectively, the “Excluded Liabilities”). The Sellers shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. For the avoidance of any doubt and without limiting the generality of the foregoing, Excluded Liabilities shall include all of the following Liabilities of the Sellers (in such cases, except to the extent reflected in the Final Adjustment Statement (as finally determined pursuant to Section 2.9)):

2.4.1 subject to Section 2.3.2, all trade accounts payable and accrued expenses of the Sellers to third parties in connection with the Business incurred up to and including the Closing;

2.4.2 any Liabilities arising out of, resulting from, based upon, in connection with, or relating to (a) any breach by the Sellers of any of the Assigned Contracts arising on or before the Closing, or (b) any event, circumstance or condition first occurring or existing during pre-Closing periods that with notice, lapse of time or both would constitute or result in a breach by the Sellers of any of the Assigned Contracts;

2.4.3 any Liabilities arising out of, resulting from, based upon, in connection with, or relating to the Excluded Assets (including, for certainty, any intercompany payables and other intercompany obligations);

2.4.4 any Pre-Closing Tax Liabilities;

2.4.5 any Liabilities of a Seller, arising out of, resulting from, based upon, in connection with, or relating to (a) any Plan, (b) the employment, or termination of employment, of any Employee, including employee benefits, compensation or other arrangements, (c) workers’ compensation claims of any Employee, or (d) accrued but unpaid bonuses in respect of any year, in each case which relate to events occurring on or prior to the Closing Date;

2.4.6 any Liabilities of a Seller for any present or former employees, officers, directors, managers, retirees, independent contractors or consultants of such Seller, including any Liabilities associated with any claims for wages or other benefits, bonuses, sale bonuses, phantom equity, accrued vacation, workers’ compensation, severance, retention, termination or other payments which relate to events occurring on or prior to the Closing Date;

2.4.7 any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, manager, employee or agent of any Seller (including with respect to any breach of fiduciary obligations by same) for matters which relate to events occurring on or prior to the Closing Date;

2.4.8 any environmental claims, or Liabilities under environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of a Seller;

2.4.9 any Liabilities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including any Liabilities arising out of, resulting from, based upon, in connection with, or relating to any Selling Expenses;

2.4.10 any Liabilities arising out of, resulting from, based upon, in connection with, or relating to any Indebtedness (including, for certainty, Indebtedness incurred by each Seller in connection with that certain term loan facility provided by Monroe Capital Management Advisors, LLC (as administrative agent thereunder) and the lenders party thereto to Parent (as borrower thereunder) on December 2, 2021);

2.4.11 any Liabilities in respect of any Seller Products and Services sold or performed by a Seller on or before the Closing Date;

2.4.12 any Liabilities arising out of, resulting from, based upon, in connection with, or relating to a Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing (including, without limitation, in respect of any pending or threatened Proceeding);

2.4.13 any Liabilities arising out of, resulting from, based upon, in connection with, or relating to any Liabilities of a Seller set forth on Schedule 2.4.13; and

2.4.14 all other Liabilities related to or arising out of the operation of the Business or the ownership of the Purchased Assets prior to the Closing Date which are not an Assumed Liability.

2.5 Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) remotely by the electronic exchange of signature pages or otherwise at the offices of LaBarge Weinstein LLP, 800-515 Legget Drive, Kanata, Ontario, K2K 3G4 three (3) Business Days after all conditions pursuant to Article VIII have been satisfied (provided, that, such date is prior to the Outside Date) or in such other manner, by such other method or process, or at such other place as may be mutually agreed to by the Parties. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be effective for all purposes as of 12:01 a.m. eastern time on the Closing Date. Notwithstanding the foregoing, the Parties shall work in good faith to achieve a Closing Date of March 7, 2022.

2.6 Estimated Cash Consideration. At least five (5) Business Days prior to the Closing, the Seller Parties shall prepare and deliver to the Purchaser a certificate executed by an officer of the Seller Parties setting forth: (a) a good faith estimate of each of the following components of the Cash Consideration, in each case, as of 12:01 a.m. eastern time on the Closing Date: (i) Closing Indebtedness, (ii) the Closing Working Capital, and (iii) the Closing Selling Expenses, (b) the Seller Parties’ good faith calculation of the Cash Consideration based on the estimated components thereof set forth in this Section 2.6(a) (the “Estimated Cash Consideration”), and (c) wiring instructions and application amounts in respect of each of the payments to be made to the Seller Parties or applicable payees pursuant to Section 2.7 (the certificate described in this Section 2.6(a), the “Closing Certificate”).

2.7 Closing Payments. At the Closing, the Purchaser shall pay (or cause to be paid), from the Estimated Cash Consideration, the following payments:

2.7.1 the Indemnity Escrow Amount deposited by wire transfer of immediately available funds into the Escrow Account established pursuant to the terms of the Escrow Agreement;

2.7.2 the aggregate dollar amount to satisfy any Closing Indebtedness (the “Closing Indebtedness Payments”) to the applicable lenders identified in, and in accordance with, the pay-off letters provided by the Seller Parties to the Purchaser at least three (3) Business Days prior to the Closing; provided, however that, for any such Indebtedness that constitutes compensation to Employees which Tax and other similar withholding is required, the Purchaser will pay, from the Estimated Cash Consideration, cash in an amount equal to such Indebtedness to the Sellers, which will in turn (i) process through Computex’s payroll, in accordance with Computex’s customary payroll practices, a portion of such Indebtedness, less any applicable Taxes required to be withheld (the aggregate amount of Taxes required to be withheld by the Sellers with respect to such Indebtedness is referred to as the “Indebtedness Withholding Amounts”), (ii) pay the Indebtedness Withholding Amounts to the proper Governmental Authority and (iii) pay the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to such Indebtedness to the proper Governmental Authority;

2.7.3 the aggregate dollar amount to satisfy any Closing Selling Expenses (the “Closing Selling Expenses Payments”) to the Persons entitled thereto in accordance with invoices from such Persons provided by the Seller Parties to the Purchaser at least three (3) Business Days prior to the Closing; and

2.7.4 to the applicable Sellers, an aggregate amount equal to the Estimated Cash Consideration less the Indemnity Escrow Amount, in readily available monies by wire transfer of immediately available funds, to an account or accounts designated in writing to the Purchaser by the Sellers, as provided in the Closing Certificate.

Payments made to the Sellers or any payee pursuant to this Section 2.7, including, in respect of any Indebtedness to be paid at the Closing or any Closing Selling Expenses, in each case, in accordance with the wiring instructions and the amounts delivered by the Seller Parties in the Closing Certificate, shall be deemed to satisfy all obligations of the Purchaser to make any part of such payment to the Sellers or any payee in respect of any Indebtedness to be paid at the Closing or any Closing Selling Expenses.

2.8 Closing Deliveries and Conditions to Obligations of Parties.

2.8.1 At or prior to Closing, the Seller Parties shall deliver to the Purchaser, or cause to be delivered, all of the following:

(a) a certificate from an officer of each Seller, dated as of the Closing Date, certifying that (i) the Organizational Documents of such Seller attached to the certificate are true, correct and complete; (ii) such Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (v) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto (if any); (iii) a true, correct and complete list of, as well as the incumbency of, the officers at the Seller Parties executing, on behalf of such Seller Party, this Agreement and any Ancillary Agreement to which such Seller Party is a party, as applicable; (iv) a completed and executed IRS Form W-9 or equivalent; and (v) the resolutions adopted by the Seller Parties authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, attached to the certificate, were duly adopted, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

(b) each of the Ancillary Agreements duly executed by the applicable Seller Party and any other parties that are a party thereto;

(c) a certificate of status for the Sellers from the applicable Secretary of State as of a date within five (5) Business Days of the Closing Date;

(d) the Closing Certificate;

(e) documentation reasonably satisfactory to the Purchaser evidencing the release of all Liens on or against any of the Purchased Assets, other than Permitted Liens and Liens to be released as a result of the Closing Indebtedness Payments;

(f) pay-off letters from lenders and creditors in connection with the Closing Indebtedness Payments, providing for the payoff and release of all Liens securing the applicable Indebtedness (including all UCC discharge statements), and otherwise in form and substance reasonably satisfactory to the Purchaser;

(g) invoices in connection with the Closing Selling Expenses Payments;

(h) evidence that all third party consents set forth on Schedule 2.8.1(h) have been obtained by the Sellers;

(i) evidence of termination (effective no later than the Closing) of related party agreements that the Purchaser wishes to be terminated at Closing and provides written notice to the Seller Parties of such related party agreements at least five (5) Business Days prior to the Closing Date;

(j) offer letters from the Purchaser executed by at least 80% of the Employees offered employment by the Purchaser;

(k) employment agreements with the Purchaser executed by Thomas (Worth) Davis and Faisal Bhutto;

(l) the Restrictive Covenant Agreement duly executed by the Sellers;

(m) a certificate from an officer of the Sellers, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied; and

(n) such other documents expressly called for to be delivered by the Seller Parties under the terms of this Agreement or as may reasonably be requested by the Purchaser.

2.8.2 At or prior to Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers all of the following:

(a) the Estimated Cash Consideration, as more particularly set forth in Section 2.7.4;

(b) each of the Ancillary Agreements to which the Purchaser is a party, duly executed by the Purchaser or its designee;

(c) a certificate from an officer of the Purchaser, dated as of the Closing Date, certifying that (i) the Organizational Documents of the Purchaser attached to the certificate are true, correct and complete; (ii) such Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (iv) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto (if any); (iii) a true, correct and complete list of, as well as the incumbency of, the officers at the Purchaser executing, on behalf of the Purchaser, this Agreement and any Ancillary Agreement to which the Purchaser is a party, as applicable; and (iv) the resolutions adopted by the Purchaser authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, attached to the certificate, were duly adopted, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;

(d) a certificate from an officer of the Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(e) such other documents expressly called for to be delivered by the Purchaser under the terms of this Agreement or as may reasonably be requested by the Seller Parties.

2.9 Post-Closing Adjustment.

2.9.1 Adjustment Statement Preparation. As soon as practicable, but in any event not more than seventy five (75) days after the Closing Date, the Purchaser shall in good faith prepare and deliver to the Parent an adjustment statement (the “Preliminary Adjustment Statement”) setting forth (a) the amount of the Closing Indebtedness, the Closing Working Capital (which statement shall be substantially in the form of Schedule 2.9.1), and the Closing Selling Expenses, in each case, as of 12:01 a.m. eastern time on the Closing Date and (b) the Purchaser’s written calculation of the Cash Consideration based thereon, and any adjustment necessary to reconcile the Estimated Cash Consideration with the Cash Consideration. For purposes of complying with the terms set forth in this Section 2.9, each Party shall cooperate with and make available to the other Parties, their respective Representatives, and, if engaged hereunder, the Accounting Referee, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement, any Notice of Disagreement and the resolution of any disputes thereunder.

2.9.2 Adjustment Statement Review. If the Parent reasonably believes that the Preliminary Adjustment Statement is inaccurate or was not properly prepared in accordance with Section 2.9.1, the Parent shall so notify the Purchaser no later than thirty (30) days after the Parent’s receipt thereof (the “Notice of Disagreement”), setting forth in the Notice of Disagreement the Seller Parties’ objections to the Preliminary Adjustment Statement with reasonable particularity and the specific changes which the Seller Parties propose to be made in order to conform the Preliminary Adjustment Statement to the terms of Section 2.9.1.

2.9.3 Adjustment Statement Dispute Resolution. If the Parent timely notifies the Purchaser of an objection by the Seller Parties to the Preliminary Adjustment Statement in accordance with Section 2.9.2, the Parent and the Purchaser shall attempt to resolve such dispute through good faith negotiations and if the Parent and the Purchaser are unable to resolve such dispute through good faith negotiations within thirty (30) days after the Parent’s delivery of such Notice of Disagreement, then either the Parent or the Purchaser may require that the Parent and the Purchaser mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by a nationally recognized U.S. accounting firm that does not have a material relationship with any of the Parties and mutually agreed upon by the Parent and the Purchaser, each acting reasonably (the accounting firm ultimately chosen, the “Accounting Referee”). In resolving matters submitted to it pursuant to this Section 2.9.3, the Accounting Referee (a) shall make its final determination on all matters within thirty (30) days of its appointment; (b) shall not hold any hearings; (c) shall not be entitled to take or order the taking of depositions or other testimony under oath; and (d) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to the Purchaser than the Preliminary Adjustment Statement or more favorable to the Parent than the Notice of Disagreement. The scope of the disputes to be resolved by the Accounting Referee shall be limited to (i) whether the Preliminary Adjustment Statement and the calculations thereon were prepared in accordance with U.S. GAAP with respect to matters that were submitted for resolution to the Accounting Referee, (ii) whether there were mathematical errors in the Preliminary Adjustment Statement and (iii) the fees and expenses allocation pursuant to Section 2.9.4.

2.9.4 Allocation of Fees and Expenses. The Accounting Referee shall determine the proportion of its fees and expenses to be paid by the Seller Parties, on the one hand, and the Purchaser, on the other hand, based primarily on the degree to which the Accounting Referee has accepted the positions of the respective Parties with respect to those items in dispute. During any period of dispute, the Parties shall have reasonable access to the working papers of the other Party and such other Party’s respective Representatives relating to such other Party’s calculation of the Cash Consideration.

2.9.5 Final Adjustment Statement. The “Final Adjustment Statement” shall be final, binding and conclusive on the Parties pursuant to this Section 2.9 for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction. The “Final Adjustment Statement” shall mean the Preliminary Adjustment Statement: (a) in the form provided by the Purchaser pursuant to Section 2.9.1, if no Notice of Disagreement is timely provided in accordance with Section 2.9.2; (b) as adjusted to reflect any resolution of disputes by the Purchaser and the Parent, as reflected in writing by the Purchaser and the Parent, during the good faith negotiation period referred to in Section 2.9.3, if a Notice of Disagreement is timely provided in accordance with Section 2.9.2 but the Accounting Referee is not required to resolve any disputes pursuant to Section 2.9.3; or (c) as adjusted to reflect the resolution of disputes by the Purchaser and the Parent pursuant to the preceding clause (b), if any, and by the Accounting Referee pursuant to Section 2.9.3, if a Notice of Disagreement is timely provided in accordance with Section 2.9.2 and the Accounting Referee is required to resolve any disputes in accordance with Section 2.9.3.

2.9.6 Adjustment of Cash Consideration.

(a) If the Cash Consideration, as finally determined in accordance with this Section 2.9, is equal to the Estimated Cash Consideration, then there will be no adjustment to the Cash Consideration nor any payment required under this Section 2.9.6.

(b) If the Cash Consideration, as finally determined in accordance with this Section 2.9, is greater than the Estimated Cash Consideration, the Purchaser shall, within five (5) Business Days following the determination thereof as aforesaid, pay the amount of such difference to the Sellers, in cash, by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Sellers.

(c) If the Cash Consideration, as finally determined in accordance with this Section 2.9, is less than the Estimated Cash Consideration, then within five (5) Business Days following the determination thereof as aforesaid, at the Purchaser’s sole option, (i) the Purchaser and the Parent shall provide joint written instructions to the Escrow Agent to distribute to the Purchaser from the Indemnity Escrow Amount, an amount equal to the amount of such difference (provided, however, that the Sellers shall be required to promptly reimburse and pay to the Escrow Agent any amounts so claimed from the Indemnity Escrow Amount), or (ii) the Seller Parties shall make payment of the amount of such difference to an account or accounts designated by the Purchaser.

(d) For tax purposes, any payment by the Purchaser or the Seller Parties under this Section 2.9 shall be treated as an adjustment to the Cash Consideration, unless otherwise required by Law.

2.10 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement as required by applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through, as applicable, the applicable company’s payroll in accordance with applicable payroll procedures. The Purchaser shall use commercially reasonable efforts to give the Seller Parties advance written notice of any intention to deduct or withhold any such amounts and the legal basis therefor, and shall use commercially reasonable efforts to afford the Seller Parties the opportunity to provide the Purchaser, prior to the applicable payment, documents and forms necessary to eliminate or reduce such deduction or withholding.

2.11 Non-Assignable Assets.

2.11.1 The Seller Parties will use their commercially reasonable efforts to obtain and maintain, prior to the Closing, all consents, approvals and waivers required under any Purchased Asset to consummate the transactions contemplated by this Agreement pursuant to Section 8.2(c). Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.11, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to the Purchaser of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the Seller Parties and the Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Assigned Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, the Purchaser shall be solely responsible for such Liabilities from and after the Closing; provided, however, that neither any Seller Party nor the Purchaser shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, such Purchased Asset shall, by application of Section 2.1, be automatically transferred, assigned, conveyed and delivered to the Purchaser, without the need for any further action by any Party, and for no additional consideration.

2.11.2 To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to the Purchaser following the Closing pursuant to this Section 2.11, the Seller Parties shall, following the Closing Date, use commercially reasonable efforts to enter into any reasonable arrangements and shall cooperate with the Purchaser in any reasonable arrangements (such as subleasing, sublicensing or subcontracting) designed to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to the Purchaser as of the Closing and the performance by the Purchaser of its respective obligations with respect thereto. The Purchaser shall, as agent or subcontractor for the applicable Seller, pay, perform and discharge fully the Liabilities of the applicable Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, the applicable Seller shall, at the Purchaser’s expense, hold in trust for, and (a) such Seller shall pay to the Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by such Seller to the extent related to such Purchased Asset, and (b) the Purchaser shall pay to such Seller promptly, all amounts owed under such Assumed Liability to the extent related to such Assumed Liability, each in connection with the arrangements under this Section 2.11.

2.12 Further Documents or Necessary Action.

2.12.1 In case at any time from and after the Closing Date any further action is necessary or reasonably required to carry out the purposes of this Agreement, each Party shall, and shall cause their respective Affiliates to, take such further action, including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information, as another Party may reasonably request for the transfer to the Purchaser of all of the Purchased Assets, the assumption by the Purchaser of all of the Assumed Liabilities and to confirm the Sellers’ retention of the Excluded Assets and Excluded Liabilities.

2.12.2 To the extent that the Seller Parties or the Purchaser, in each case, following the Closing Date (or any of their respective Representatives or Affiliates), in good faith, discover any additional assets or properties which should or should not have been transferred or assigned to the Purchaser as Purchased Assets, or any Liability which was intended to be an Assumed Liability or Excluded Liability, but were not so transferred or assigned or was inadvertently or otherwise mistakenly transferred or assigned, the Seller Parties and the Purchaser shall cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property to the applicable Party for no consideration.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE SELLER PARTIES REGARDING THE SELLERS AND THE BUSINESS

Except as set forth in the Disclosure Schedules, the Seller Parties, jointly and severally, hereby represent and warrant to the Purchaser as follows:

3.1 Existence and Qualification. Each Seller has been duly incorporated, organized or formed, validly exists and is in good standing under the Laws of the State set forth in Schedule 3.1. Each Seller has full power and authority to own, operate and lease all of its properties and assets, including the Purchased Assets held by such Seller, and to carry on its business, including the Business, as presently conducted, and is qualified as a foreign corporation (or other applicable organization) and is in good standing (where applicable) in all jurisdictions where the nature of its business, including the Business, or the nature and location of its assets, including the Purchased Assets, requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had, and would not be reasonably expected to have, a Material Adverse Effect on such Seller.

3.2 Authorization; Enforceability; Organizational Documents. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by such Seller, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Seller, and, subject to receipt of the Stockholder Approval, no other corporate proceedings on the part of such Seller or the holders of its Equity Interests are required to authorize this Agreement and the Ancillary Agreements to which such Seller is or will be a party or for such Seller to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by each Seller have been, duly and validly executed and delivered by such Seller and, assuming the due and valid authorization, execution and delivery by each other Seller Party and the Purchaser (in the case of this Agreement) or by the other parties thereto (in the case of the Ancillary Agreements) and subject to receipt of the Stockholder Approval, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity. Each Seller has made available to the Purchaser, true, correct and complete copies of the Organizational Documents of such Seller and all of such Organizational Documents are in full force and effect.

3.3 Non-Contravention; Consents. The execution, delivery and performance by each Seller of any of this Agreement and each of the Ancillary Agreements to which it is or will be a party does not and will not (a) conflict with or violate the Organizational Documents of such Seller, (b) subject to receipt of the Stockholder Approval, violate any applicable Law or Order, (c) except as set forth on Schedule 3.3, violate, conflict with or result in a material breach of, constitute a material default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, or (d) result in the creation or imposition of any Lien upon any of the Business or Purchased Assets. Except for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the“Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the filing with the SEC of a proxy statement relating to the transactions contemplated by this Agreement to be sent to Parent’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (C) any filings required under the rules and regulations of the Nasdaq Stock Market LLC, or (D) as otherwise set forth on Schedule 3.3 and subject to receipt of the Stockholder Approval, the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is or will be a party, does not and will not require any filing or notification with, or any clearance, authorization, approval, waiver, or consent from, any Governmental Authority or any other Person.

3.4 Subsidiaries. Other than eNetSolutions, Computex and First Byte, Stratos has no direct or indirect subsidiaries or any ownership or other interest in, or direct or indirect control of, any other Person. Each of eNetSolutions, Computex and First Byte has no direct or indirect subsidiaries or any ownership or other interest in, or direct or indirect control of, any other Person.

3.5 Financial Statements and Related Matters.

3.5.1 Financial Statements. Schedule 3.5.1 contains true, correct and complete copies of the (a) unaudited balance sheets and statements of profit and loss for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 for the Business (the “Historical Financial Statements”) and (b) unaudited balance sheet and statement of profit and loss as of the eleven (11)-month period ended November 30, 2021 for the Business (the “Interim Financial Statements”). The Historical Financial Statements have been prepared from the books and records of the Sellers and present fairly, in all material respects, the financial condition of the Business as of the dates thereof, in accordance with U.S. GAAP as in effect at the times relevant for the preparation of such Historical Financial Statements. The Interim Financial Statements have been prepared from the books and records of the Sellers and present fairly, in all material respects, the financial condition of the Business as of the date thereof, in accordance with U.S. GAAP, except that such Interim Financial Statements are subject to year-end adjustments (which are not material) and do not include notes required by U.S. GAAP.

3.5.2 Undisclosed Liabilities. No Seller has any Liabilities required to be included on a balance sheet of the Business under U.S. GAAP, except (a) as set forth on Schedule 3.5.2; (b) Liabilities that are accrued or reserved in the Interim Financial Statements; (c) Liabilities that have arisen since the date of the Interim Financial Statements that were incurred in the Ordinary Course, none of which would have a Material Adverse Effect; (d) Excluded Liabilities; (e) Liabilities disclosed in the Parent SEC Reports filed prior to the date of this Agreement; (f) Liabilities incurred in connection with or arising out of the transactions contemplated by this Agreement; and (g) Liabilities that are not material to the Business, taken as a whole.

3.5.3 Accounts Receivable; Accounts Payable. All of the Accounts Receivable on the Financial Statements have arisen from bona fide transactions in the Ordinary Course. The reserves, allowances and discounts with respect to the Accounts Receivable set forth on the Interim Financial Statements were established consistent with the reserves, allowances and discounts with respect to Accounts Receivable set forth on the Historical Financial Statements. There is no contest, claim or right of set-off under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. All accounts payable of the Business are legal, valid and binding obligations of the Sellers, and were incurred in the Ordinary Course.

3.6 Tax Matters.

3.6.1 With respect to Taxes relating to the Purchased Assets or the Business, each Seller has timely filed all material Tax Returns and notices and information in respect of any Taxes which are required to be filed by it, and all such Tax Returns, notices and information are true, correct and complete and accurate in all material respects. Each Seller has timely paid all material Taxes due (whether or not shown on any Tax Return). No Seller is a beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course. No written claim has been made by any Governmental Authority in a jurisdiction where a Seller has not filed Tax Returns or paid Taxes that it is or may be required to file Tax Returns or pay Taxes in that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the Purchased Assets.

3.6.2 Each Seller has: (a) complied with all Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 1471-1474 of the Code) in all material respects; (b) withheld from employee wages or consulting compensation and timely paid over to the proper taxing authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Law; and (c) has complied with all information reporting and backup withholding provisions of applicable Law, including filing of Forms W-2 and 1099 (or other applicable forms). Each Seller has complied with all Laws related to the collection, payment and reporting of sale, use and similar Taxes in all material respects.

3.6.3 No Seller has waived any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired. All deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully and timely paid.

3.6.4 No U.S. federal, state, local or foreign Tax examinations, audits or administrative or judicial or other Tax Proceedings are pending or being conducted with respect to a Seller or the Business. No Seller has received from any U.S. federal, state, local or foreign taxing authority (including jurisdictions where such Seller has not filed Tax Returns) any (a) written notice indicating an intent to open an audit or other review, (b) written request for information related to Tax matters, or (c) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against such Seller, in each case which has not been resolved to the satisfaction of the applicable taxing authority.

3.6.5 Except for certain representations related to Taxes in Section 3.16, the representations and warranties set forth in this Section 3.6 are the Seller Parties’ sole and exclusive representations and warranties regarding Tax matters. None of the representations and warranties in Section 3.6 shall be deemed to relate to compliance with applicable laws (which are governed by Section 3.12), employee benefit plans (which are governed by Section 3.16) or employment matters (which are governed by Section 3.17).

3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date, (a) there has not been any event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect, (b) the Sellers have conducted the Business in the Ordinary Course and (c) there has not been any:

(a) material change in any method of accounting or accounting practice for the Business, except as required by U.S. GAAP or as disclosed in the notes to the Financial Statements or material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable (including any discount of any accounts receivable), establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; filing of any amended material Tax Return with respect to Taxes relating to the Purchased Assets or the Business; entrance into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (in each case, (i) other than an agreement not primarily related to Taxes and (ii) which is related to the Purchased Assets) or closing agreement with a taxing authority with respect to Taxes relating to the Purchased Assets or the Business;

(b) entry into any Contract that would constitute a Material Contract other than contracts with prices and margins within ten percent (10%) of the 2021 prices and margins;

(c) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(d) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Financial Statements, except for the sale of inventory in the Ordinary Course;

(e) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets other than in the Ordinary Course;

(f) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(g) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(h) material capital expenditures which would constitute an Assumed Liability;

(i) imposition of any Encumbrance upon any of the Purchased Assets;

(j) (i) grant of any bonuses, whether monetary or otherwise or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business with base salary compensation of more than $150,000, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business, other than in the case of clauses (i) and (ii), (a) bonuses granted in the Ordinary Course and consistent with past practice of bonuses granted to such individual employees and (b) salary increases in the Ordinary Course; provided, that, such increases are not greater than 10% individually or in the aggregate for any individual employee;

(k) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the Ordinary Course;

(l) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business other than in the Ordinary Course, or (ii) Plans, in each case whether written or oral;

(m) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Affiliates of Seller Parties or any current or former directors, officers or employees of the Business;

(n) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of any bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course; or

(p) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.8 Material Contracts.

3.8.1 Schedule 3.8.1 sets forth a true, correct and complete list of each of the following Contracts (whether written or oral) under which the Sellers currently have any obligations or liabilities in the conduct of the Business (together with Real Property Leases listed in Schedule 3.13.1, collectively, the “Material Contracts”), true, correct and complete copies of which have been made available to the Purchaser at least five (5) Business Days prior to the date hereof:

(a) any partnership, joint venture, or other similar Contract or arrangement currently in effect, or any Contract relating to the acquisition or disposition of a business enterprise (whether by merger, sale of stock, sale of assets, or otherwise) that have been consummated and under which there remain any continuing obligations or rights or that remain in effect but have not yet been consummated, or any other Contract under which such Seller has any Liability with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation;

(b) any Contract for Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset) which, individually, is in excess of $25,000, other than Contracts relating to trade payables;

(c) any Contract with either a Material Customer or a Material Supplier;

(d) any Contract that limits such Seller from marketing, selling, or otherwise promoting or providing its services in any geographic area;

(e) any Contract that involves standstill or similar arrangements pursuant to which such Seller has agreed not to pursue one or more types of business transactions with any Person;

(f) any Contract that contains any exclusivity right in favor of a third party, including any obligation to purchase goods or services exclusively from or refer parties exclusively to any third party;

(g) any Contract under which “most favored nation” pricing provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more Persons;

(h) any Contract with (i) any Seller Party or any of their respective Affiliates (other than the Seller) or (ii) any manager, member, director or officer of a Seller (other than for employment on customary terms), other than Contracts that will be terminated as of the Closing;

(i) any employment Contract, other than any offer letter entered into by a Seller in the Ordinary Course that (A) provides for total annual remuneration of less than $100,000 and (B) does not provide for the payment of severance or otherwise grant or provide for entitlements beyond those granted or provided to “at will” employees generally or as required by applicable Law;

(j) any management, service, consulting, independent contractor or other similar Contract excluding those terminable “at will” without penalty;

(k) any Contract with any Governmental Authority;

(l) any leases of personal property having a value in excess of $5,000;

(m) any Contract that creates a Lien (other than a Permitted Lien) on all or any portion of the Purchased Assets;

(n) any Contract for a collective bargaining agreement or other labor union Contract;

(o) any Contract pursuant to which (i) a Seller permits or agrees to permit any other Person to use, enforce, or register any Intellectual Property Rights (including, any license, royalty, indemnification, settlement, consent-to-use, standstill, or similar agreements) or (ii) a Seller is permitted to use, enforce, or register any Intellectual Property Rights, excluding Contracts for commercially available, off-the-shelf Software products with fees less than $10,000 per year individually or $100,000 per year in the aggregate;

(p) any Contract providing that a Seller indemnify any Person, other than Contracts in the Ordinary Course;

(q) any power of attorney granted by a Seller that is currently effective and outstanding;

(r) any Contract the loss or termination of which would reasonably be expected to have a Material Adverse Effect;

(s) any Contract not otherwise of a type listed above involving reasonably anticipated aggregate payments to or from a Seller in excess of $100,000 annually;

(t) any Contract that prohibits the termination thereof by a Seller;

(u) any distribution, reseller or agency agreement or other similar Contract;

(v) any outstanding written commitment to enter into any agreement of the type described in the foregoing subsections of this Section 3.8.1; and

(w) each amendment, supplement and modification in respect of each of the foregoing.

3.8.2 Except as set forth on Schedule 3.8.2, (a) each Material Contract is a valid and binding Contract of a Seller and, to the knowledge of the Sellers, of the other party or parties thereto, and is in full force and effect and enforceable against such Seller and the other parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar applicable Laws, (b) each Seller has not, and to the knowledge of the Sellers, no other party thereto has, received any written notice of material default or breach under the terms of any Material Contract and (c) to the knowledge of the Sellers, no party to a Material Contract has terminated, modified, accelerated, or cancelled such Material Contract or any right or obligation thereunder or communicated in writing such party’s desire or intent to do so. To the knowledge of the Sellers, there does not exist under any Material Contract any event or occurrence which, with the giving of notice or the lapse of time, would constitute a material breach or default under such Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

3.9 Certain Assets; Permits.

3.9.1 Except as set forth on Schedule 3.9.1, each Seller has good, valid and marketable title to, or a valid leasehold interest in, the applicable Business Assets, free and clear of all Liens except for Permitted Liens.

3.9.2 Each Business Asset is in good repair and operating condition, normal wear and tear excepted and such minor defects as do not materially interfere with the intended use thereof in the conduct of the operations of the Business as currently conducted, and is adequate to conduct the Business as currently conducted. The Business Assets include all Contracts, services, real property, Intellectual Property Rights, equipment, Inventory and other property and assets necessary for or currently used in the conduct the Business as currently conducted.

3.9.3 Schedule 3.9.3 sets forth a true, correct and complete list of the material Permits (and holders thereof) required under applicable Law, for the ownership and/or conduct of the Business by the Sellers in the manner in which they are currently owned and/or conducted, to permit the sale, re-sale, distribution, advertising and promotion of the Seller Products and Services and any third party products (hardware and software) resold by the Sellers as currently conducted by the Sellers in all relevant jurisdictions. True, correct and complete copies of such material Permits have been provided to the Purchaser. Each Seller is in compliance in all material respects with the terms of all Permits applicable to it described in the preceding two sentences. Such Permits are valid and in full force and effect, and no Proceeding is pending, or to the knowledge of the Sellers, threatened, to revoke or limit any such Permit.

3.10 Insurance Coverage. Schedule 3.10(a) sets forth a list of all insurance policies currently maintained by Computex or otherwise related to the Business or the Purchased Assets (each a “Policy” and collectively, the “Policies”). All Policies are in full force and effect on the date of this Agreement, all required premiums have been paid with respect to such Policies through the date hereof, and there is no claim by any Seller Party pending under any Policy as to which coverage has been questioned or denied by the issuers or underwriters of such Policies in writing. The Policies are, to the knowledge of the Sellers, sufficient for the ownership and/or conduct of the Business in the Ordinary Course. No Seller Party has received any written notice of cancellation or non-renewal of any of the Policies. There have not been any claims related to the Business, the Purchased Assets or Computex pending under any such Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.11 Litigation. Except as set forth on Schedule 3.11, (a) there is no Proceeding pending or, to the knowledge of the Sellers, threatened, against any Seller (i) relating to the Business or any of the Purchased Assets which, if determined adversely to such Seller, would result in Liability to such Seller or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and (b) no Seller is subject to any outstanding material Order relating to the Business or any of the Purchased Assets. No event has occurred or circumstance exists that could, or to the knowledge of the Sellers, reasonably be expected to, give rise to or serve as the basis for the commencement of, any such Proceeding. Except as set forth on Schedule 3.11, no Seller is subject to any order, award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

3.12 Compliance with Applicable Laws. Except as set forth on Schedule 3.12: (a) the Sellers are in, and for the last five (5) years have been in, material compliance with all applicable Laws in connection with the conduct of the Business and the ownership and use of the Purchased Assets and (b) no Seller is currently in material violation of any applicable Law or Order, nor has there been, in the last five (5) years, any violation of, nor does any Seller have knowledge of the violation, issuance or proposed issuance of any notice by any Governmental Authority of any alleged violation of, any Law or Order by such Seller. Without limiting the foregoing, the Sellers are and have been in compliance with all applicable Export Control Rules in the last five (5) years in connection with the conduct of the Business, including any Export Control Rules pertaining to the making available of the Seller Products and Services, any third party products (hardware and software) resold by the Sellers or the disclosure of technical information, technical data and technical assistance to foreign Persons wherever located and/or the provision of goods or access to such technical information, data and technical assistance by such foreign Persons. No Seller has been investigated for or received any notice, statement, declaration or any other document in connection with the conduct of the Business alleging that such Seller is not in compliance with, or has liability under, any Export Control Rules. The Sellers have obtained and complied with all licenses, permits, agreements, authorizations and license exceptions or exemptions required for Seller’s exports of goods or technology or provision of services. None of the representations and warranties in Section 3.12 shall be deemed to relate to tax matters (which are governed by Section 3.6), employee benefit plans (which are governed by Section 3.16) or employment matters (which are governed by Section 3.17).

3.13 Properties.

3.13.1 Computex does not own fee title to any real property, and the other Sellers do not own fee title to any real property that is used in connection with the operation of the Business. Schedule 3.13.1 sets forth all leases of real property leased by Computex as tenant, including subleases, licenses, tenancies and other occupancies (and any guaranties thereof) (each agreement to lease or otherwise occupy space to which any Seller is a party, whether written or oral, being hereinafter referred to as a “Real Property Lease” and any real property subject to a Real Property Lease being hereinafter referred to as “Leased Real Property”).

3.13.2 Each Real Property Lease set forth on Schedule 3.13.1 is in full force and effect subject to any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity in accordance with their respective terms against Computex and, to the knowledge of the Sellers, against the landlord or lessor party thereto.

3.13.3 Computex has made available true, correct and complete copies of each Real Property Lease to the Purchaser, and none of the same have been amended except pursuant to a written document, which has been delivered to the Purchaser and is listed among the Real Property Leases on Schedule 3.13.1.

3.13.4 Computex is not in material default or otherwise in breach in any respect under any Real Property Lease and has not received any notice of default from the landlord or lessor party thereto, and to the knowledge of the Sellers, no other party is in default or otherwise in breach under any Real Property Lease in any respect.

3.13.5 Computex has not received written notice (a) of any zoning violations with respect to any Leased Real Property, or (b) of any other violations of applicable Law relating to any Leased Real Property, which, in either case, has had, or would be reasonably expected to have an adverse impact on the transactions contemplated hereby, the rights of any parties under the Real Property Leases or the Leased Real Property.

3.13.6 The Leased Real Property constitutes all of the interests in real property used or held for use by the Sellers to conduct the Business.

3.14 Intellectual Property and Privacy.

3.14.1 List. Schedule 3.14.1 contains (i) a complete and accurate list of all of the Seller Products and Services, (ii) a high-level description of the Software constituting Owned IP that is material to the Business, (iii) a list of any material unregistered Trademarks or tradenames used by the Sellers in the operation of the Business, and (iv) particulars of all registrations and applications for registration in respect to the Owned IP (the “Registered Intellectual Property”). Except as set forth in Schedule 3.14.1, all of the Registered Intellectual Property is recorded exclusively in the name of the applicable Seller and is subsisting in good standing and has been properly maintained and renewed by such Seller in accordance with all applicable Laws. None of the Owned IP has been exploited or enforced, or failed to be exploited or enforced, in a manner that would result in the abandonment, cancellation or unenforceability of any such Intellectual Property Rights. To the extent not provided for as a matter of law, each Seller has in its possession assignment documents or other documents evidencing the transfer of ownership to support such Seller’s chain of title to all of the Registered Intellectual Property and to support such Seller’s chain of title in respect to (A) any inventions claimed in, (B) any industrial designs forming the subject matter of, and (C) any Works of Authorship forming the subject matter of, any such Registered Intellectual Property, from each inventor, creator or author (as the case may be). With respect to each registration of Registered Intellectual Property, to the knowledge of the Sellers, there is no material fact or circumstance that (i) should have precluded the issuance of such registration, or (ii) would render such registration invalid or unenforceable. With respect to any application for registration of any Registered Intellectual Property, to the knowledge of the Sellers, there is no material fact or circumstance that would (i) preclude the issuance of a registration from any such application for registration, or (ii) render any registration issuing from any such application for registration invalid or unenforceable. All maintenance fees, other fees, annuities, affidavits, and renewals required of the Sellers applicable to the Registered Intellectual Property and due prior to the Closing Date, have been or will have been timely paid or filed prior to the Closing Date, and, Schedule 3.14.1 identifies each maintenance fee, other fee, annuity, affidavit, and renewal required of the Sellers applicable to the Registered Intellectual Property that must be made or taken on or before the date that is one hundred and twenty (120) days after the date of this Agreement in order to maintain such Registered Intellectual Property in full force and effect.

3.14.2 Licensed IP. Schedule 3.14.2 contains a complete and accurate list of all Contracts granting the Sellers a license to Licensed IP along with for each such Contract a high-level description of such Licensed IP. Prior to the date of this Agreement, the Sellers have delivered or made available to the Purchaser true and complete copies of all Contracts under which such Seller has the right to use or otherwise exploit any Licensed IP or Seller Products and Services, other than Licensed IP obtained pursuant to COTS Technology Agreements. Each Seller is compliant in all material respects with all provisions of any Contract pursuant to which such Seller has the right to use or otherwise exploit Licensed IP or Seller Products and Services. If any Licensed IP is made available by or on behalf of a Seller to customers or other third parties or operated by or on behalf of such Seller for the benefit of any customers or other third parties, then such Seller has obtained the necessary re-sale or re-distribution rights for such Licensed IP or in the case of Licensed IP operated for the benefit of any customers or other third parties, the right to make such Licensed IP available for use by such customers or other third parties. To the actual knowledge of the Sellers, if any Resold Products and Services are made available by or on behalf of a Seller to customers or other third parties or operated by or on behalf of such Seller for the benefit of any customers or other third parties, then such Seller has obtained the necessary re-sale, re-distribution, or other rights for such Seller’s exploitation of such Resold Products and Services or in the case of Resold Products and Services operated for the benefit of any customers or other third parties, the right to make such Resold Products and Services available for use by such customers or other third parties. The Sellers are in compliance in all material respects with all Contracts in respect to the Resold Products and Services.

3.14.3 Title. Except as set forth in Schedule 3.14.3, each Seller owns all right, title and interest in and to such Seller’s Owned IP, free and clear of all Liens, and each Seller has at all times had, the right to exploit all of such Seller’s Intellectual Property Rights exploited by such Seller in carrying on the Business in the manner in which such Seller is exploiting or has exploited such Intellectual Property Rights. Except for the Sellers, no other Person has any ownership rights of any kind in the Owned IP. The Sellers have taken commercially reasonable steps to protect its rights in and to the Owned IP, in each case in accordance with commercially reasonable industry practice. None of the Owned IP is subject to any outstanding Order or agreement that restricts the rights of any Seller to transfer, use, enforce, license or otherwise exploit the Owned IP.

3.14.4 No Restrictions.Except as set forth in Schedule 3.14.4, no Seller is a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign, convey or otherwise exploit, or that otherwise affects, any of the Owned IP or any of the Seller Products and Services, in any geographic area, during any period of time or in any market or market segment. Except as set forth in Schedule 3.14.4, no Seller has granted to any Person any right, license or permission to use or otherwise exploit all or any portion of, or otherwise encumbered such Seller’s rights in or to, any of the Owned IP or Licensed IP other than non-exclusive rights granted to customers, contractors, hosting services providers and other technology partners in the Ordinary Course. No Seller has granted to any other Person an exclusive license or other exclusive right to any of the Owned IP or Licensed IP. Except as set forth in Schedule 3.14.4, no Seller is obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use, license or other exploitation of any Intellectual Property Rights, other than Licensed IP obtained pursuant to COTS Technology Agreements.

3.14.5 No Infringement by the Seller. To the knowledge of the Sellers, the operation of the Business by the Sellers (including the Sellers’ exploitation of the Owned IP and Licensed IP) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person provided that in the case of Licensed IP the forgoing representation and warranty is given solely to the actual knowledge of the Sellers with respect to any infringement, misappropriation or other violation by such Licensed IP of the Intellectual Property Rights of any Person other than the applicable licensor of such Licensed IP. No claims have been asserted or are threatened alleging that the operation of the Business by the Sellers (including such Seller’s exploitation of the Owned IP and Licensed IP) infringes, misappropriates or otherwise violates any of the Intellectual Property Rights of any Person. To the knowledge of the Sellers, there are no valid grounds for any claims alleging that the Sellers’ operation of the Business or the Sellers’ exploitation of the Seller Products and Services infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person. To the knowledge of the Sellers, there is no state of facts that casts doubt on the validity or enforceability of any of the Owned IP. In the five (5) years prior to the Closing Date, no Person has been made to the Sellers regarding the validity or enforceability of any of the Owned IP.

3.14.6 No Breach. Except as set forth in Schedule 3.14.6, the transactions contemplated by this Agreement and the continued operation of the Business by the Purchaser will not breach the terms of any Contract for any Licensed IP, or provide grounds to terminate or modify such Contract, or otherwise adversely affect the licensee’s rights under the Contracts for such Licensed IP.

3.14.7 Use of IP by the Seller. The Owned IP and Licensed IP constitute all Intellectual Property Rights necessary for the conduct of the Business and related activities of the Sellers as presently conducted. Except as set forth in Schedule 3.14.7, following Closing Date, the Purchaser will be entitled to use, practice and exercise all rights in, all of the Owned IP and Licensed IP to the same extent and in the same manner as had been done by the Sellers before Closing Date.

3.14.8 No Infringement by Third Parties. To the knowledge of the Sellers, no Person is currently infringing any of the Owned IP.

3.14.9 Software and Technology. Except for any licensing strings, license keys or other copyright control mechanisms as described in the applicable documentation for the applicable Seller Products and Services, the Seller Products and Services do not contain any undisclosed program routine, device or other feature, including viruses, worms, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Seller Products and Services or any other Software or systems, or any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data. Except for any licensing strings, license keys or other copyright control mechanisms as described in the applicable documentation for the applicable Resold Products and Services, to the actual knowledge of the Sellers, the Resold Products and Services do not contain any undisclosed program routine, device or other feature, including viruses, worms, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Resold Products and Services.

3.14.10 Source Code. Except as set forth in Schedule 3.14.10, no Seller, nor any Person acting on behalf of a Seller, has disclosed, delivered, or licensed to any Person, agreed to disclose, deliver, or license to any Person or permitted the disclosure, delivery, or license to any escrow agent or other Person of any source code for the Seller Products and Services. For those instances disclosed in Schedule 3.14.10 where the source code for the Seller Products and Services has been deposited in escrow or for which a Seller has entered into any similar arrangement, there has been no occurrence of any event or condition that would cause or require, and the consummation of the transaction contemplated by this Agreement will not cause or require, the release of any source code for the Seller Products and Services to any Person.

3.14.11 Open Source. All use, distribution and other exploitation of the Seller Products and Services and Open Source Materials by or through the Sellers is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Schedule 3.14.11 sets forth a true, correct and complete list of all Open Source Materials exploited in or in connection with any Seller Products and Services or otherwise by the Sellers, including in development or testing of any Seller Products and Services, and (i) identifies the Open Source License applicable thereto, (ii) identifies, where available, a URL at which such Open Source Materials are available and at which such Open Source License is identified, (iii) describes the manner in which such Open Source Materials were or are exploited, (iv) states whether (and, if so, how) such Open Source Materials were modified by or for the Sellers, (v) states whether such Open Source Materials were distributed by or for the Sellers, (vi) states whether such Open Source Materials were used, exploited, offered or made available on a hosted or similar basis by or for the Sellers and (vii) describes how such Open Source Materials are integrated with or interact with the Seller Products and Services or any portion thereof. The Sellers have not incorporated or embedded any Open Source Materials into any Seller Products and Services, combined, linked or distributed any Open Source Materials with any Seller Products and Services or exploited any Open Source Materials, in each case, in a manner that requires the Seller Products and Services, any portion thereof, or any Owned IP, to become subject to any Copyleft Licenses or that would require the Sellers to grant any Patent license or other Patent rights.

3.14.12 Confidentiality and Assignment of Proprietary Rights. Except as set forth in Schedule 3.14.12, all current and former employees and consultants of the Sellers whose duties or responsibilities involved development of Intellectual Property Rights for exploitation by the Sellers in the Business (“Development Personnel”) have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of the Sellers in the form provided by the Sellers to the Purchaser (each as “CPIA”), each of which CPIAs assigns to the relevant Seller all right, title and interest in and to all Intellectual Property Rights developed by such employee or consultant in the course of such employee’s or consultant’s employment or engagement with such Seller. Each Seller has taken commercially reasonable actions to maintain and protect the Owned IP and to protect the confidential information and trade secrets of others provided in confidence to such Seller.

3.14.13 Defects. Except as set forth in Schedule 3.14.13, none of the Seller Products and Services that are currently being made commercially available: (i) contain any bug, defect or error that materially and adversely affects the use, functionality or performance of such Seller Products and Services that cannot be corrected in the Ordinary Course, or (ii) fails to materially comply with any applicable performance warranty or other contractual commitment made by the applicable Seller relating to the functionality or performance of such Seller Products and Services that cannot be remedied in the Ordinary Course. The Sellers have disclosed to the Purchaser a complete and accurate list of all known material bugs, defects and errors that materially and adversely affect the use, functionality or performance of any Seller Products and Services in each version and component of such Seller Products and Services that is currently being made commercially available. Except as set forth in Schedule 3.14.13, to the actual knowledge of the Sellers, none of the Resold Products and Services that are currently being resold by the Sellers: (a) contain any bug, defect or error that materially and adversely affects the use, functionality or performance of such Resold Products and Services on an ongoing basis that cannot be corrected in the Ordinary Course pursuant to the applicable Seller’s Contract with the applicable provider of such Resold Products and Services, or (b) fails to materially comply with any applicable performance warranty or other contractual commitment made by the applicable provider of such Resold Products and Services that cannot be corrected in the Ordinary Course pursuant to the terms and conditions of the applicable Contract with the applicable original provider of such Resold Products and Services.

3.14.14 Government Funding. Except as described in Schedule 3.14.14, none of the Owned IP was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority, university, or corporate sponsor. None of the grants or any other subsidies of any Governmental Authority, university, or corporate sponsor received by a Seller restricts or affects such Seller’s ability to fully exploit the Owned IP or to transfer the Owned IP as contemplated by this Agreement or any other agreement contemplated by this Agreement.

3.14.15 Custom Developments. To the extent any Seller has developed any custom Software code for customers or any other third parties in the conduct of the Business, such Seller has retained all Intellectual Property Rights in such custom Software code (other than to the extent a customization may with the permission of the applicable customer include a customer’s trademark or a customer’s branding content) or such Seller has not exploited any such custom Software code in the Seller Products and Services and has not provided such custom Software code to any other customer or other third party.

3.14.16 Anti-Spam. Each Seller has at all times complied with all applicable Anti-Spam Laws as it relates to the Business. Each Seller maintains records sufficient (as required by applicable Anti- Spam Laws as it relates to the Business) to demonstrate the existence of any required consents obtained from the recipients of any of such Seller’s marketing communications as it relates to the Business, or to demonstrate such Seller’s ability or eligibility to rely on any available exception or exemption available under Anti-Spam Laws. In connection with the operation of the Business, no Seller has received any inquiries, warning letters, notices to produce, notices of investigation or notices of violation from any Governmental Authority in respect to non-compliance with Anti-Spam Laws, or been subject to a warrant or injunction, assessed any administrative monetary penalties by any Governmental Authority in respect to Anti-Spam Laws, been the subject of a compliance and/or enforcement decision or entered into or discussed an undertaking with any Governmental Authority as a result of non-compliance or alleged non-compliance with Anti-Spam Laws, and has not otherwise been subject to any enforcement actions with respect to Anti- Spam Laws. To the knowledge of the Sellers, no complaints have been filed with any Governmental Authority with respect to the Sellers’ compliance with Anti-Spam Laws in connection with the operation of the Business. In connection with the operation of the Business, no Seller has installed or caused to be installed any computer program on any other Person’s computer system within the meaning of Anti-Spam Laws that is not in compliance with Anti-Spam Laws and such Seller’s business processes do not provide for any such installation that is not in compliance with Anti-Spam Laws.

3.14.17 Social Media Accounts. Schedule 3.14.17 sets forth a true, correct and complete list of all Social Media Accounts that the Sellers use, operate or maintain in connection with the Business (collectively, the “Company Social Media Accounts”). For greater certainty, the Company Social Media Accounts shall not include any Social Media Accounts that are or were owned, controlled or used by any individual solely in their personal capacity and not in their capacity as a director, officer, employee, agent or representative of the Company. Schedule 3.14.17 also lists, for each such Social Media Account, any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used by or for the Sellers with respect to such Social Media Account. All use of the Company Social Media Accounts complies with and has always complied in all material respects with (a) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Company Social Media Accounts and (b) applicable Laws.

3.14.18 Personal Data. The Sellers comply, and at all times have complied, with all Privacy Requirements applicable currently or at such relevant time, respectively, to the conduct of the Business. The Sellers have performed, and do perform, appropriate diligence into the practices of their suppliers and licensors regarding their privacy, data protection, and information security practices, and compliance with related Privacy Requirements. There are no material unsatisfied written or electronic requests from any Persons to any of the Sellers relating to the exercise of rights under Privacy Requirements. The Sellers do not sell, and have not sold, any Personal Information. The Sellers have made all Privacy Policies available to the Purchaser.

3.14.19 IT Systems. The Sellers in the conduct of the Business take, and in five (5) years prior to the Closing Date have taken, reasonable and appropriate steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent with reasonable industry standards, applicable security policies, and all Contracts, designed to preserve the availability, security, and integrity of the IT Systems, including by maintaining reasonable physical and technical security controls designed to prevent unauthorized disclosure of and access to the IT Systems. The Sellers in the conduct of the Business maintain reasonable and appropriate disaster recovery and business continuity plans, procedures, and facilities. To the knowledge of the Sellers, there have been no security breaches or incidents of or impacting any IT Systems (including any loss or unauthorized acquisition of, or unauthorized use of or access to, any IT Systems). There have been no material outages of or disruptions to any IT Systems. The Sellers in the conduct of the Business have during the five (5) years prior to the Closing Date used reasonable measures to protect the Company Data and Owned IP, against loss and against unauthorized or accidental access, use, alteration, destruction, damage, processing, disclosure or other misuse and have during the five (5) years prior to the Closing Date implemented and maintained reasonable plans, policies, procedures, and safeguards (including implementing and monitoring compliance with respect to such plans, policies, procedures, and safeguards) to protect the Company Data and the Owned IP. No loss of, and no unauthorized access, use, alteration, destruction, damage, processing, disclosure or other misuse of, Company Data or the Owned IP occurred. The Sellers in the conduct of the Business have taken during the five (5) years prior to the Closing Date prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats, and vulnerabilities identified in assessments and analyses performed by or for the Sellers in respect to the Business or which risks, threats, or vulnerabilities otherwise have been identified to the Sellers in respect to the Business. The IT Systems are adequate and suitable for the conduct of the Business as currently conducted. The Sellers in the conduct of the Business have implemented commercially reasonable backup and disaster recovery arrangements with respect to the IT Systems and any Software used in operation of the Business. The Sellers in the conduct of the Business regularly conduct scans of the IT Systems using industry standard anti-virus or anti-malware software (or has such scans conducted by third party service providers) to determine whether the IT Systems are free of any “virus” or other similar contaminant that is intended to: (a) providing unauthorized access to, a computer system or network or other device on which such code is stored or installed without the user’s consent; or (b) damage or destroy any data or file without the user’s consent.

3.15 Environmental Matters. Except to the extent disclosed on Schedule 3.15: (a) during the period in which a Seller was a tenant thereon, Hazardous Substances have not been generated, recycled, used, treated, or stored on, transported to or from, handled, released or disposed on, the Leased Real Property by the Sellers, or to the knowledge of the Sellers, by any other third party, in material violation of Environmental Laws; and (b) each Seller is in material compliance with all applicable Environmental Laws and hold and are in material compliance with all applicable Environmental Permits necessary for, in each in connection with the ownership, lease, operation or use of the Business or Purchased Assets and has delivered to the Purchaser true, correct and complete copies of the same.

3.16 Plans.

3.16.1 Schedule 3.16.1 sets forth a list of all (a) (whether written, unwritten or terminated) employee benefit plans (as defined in Section 3(3) of ERISA), and (b) other policies, programs arrangements or agreements which provide employee benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any compensation, bonus, incentive, equity, non-qualified retirement, deferred compensation, medical, dental, life, disability, vacation, fringe or other employee benefit plans, programs, agreements or policies, in all cases whether written or oral, with respect to which the Sellers or any ERISA Affiliate of the Sellers sponsors or maintains, or to which the Sellers or any ERISA Affiliate has any other obligation or other Liability (contingent or otherwise) (collectively, the “Plans”).

3.16.2 No Plan is, or was within the past six (6) years, and none of the Sellers or any ERISA Affiliate of the Sellers with respect to any current or former employee has or is reasonably expected to have any Liability under: (a) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) a multiple employer plan as described in Section 413(c) of the Code, or (d) a plan, program or agreement that provides for or promises retiree medical, life insurance, or other similar welfare benefits to any employee, officer, director, stockholder, as applicable, except to the extent required by Section 4980B of the Code (or applicable state Law) and solely at the expense of the individual.

3.16.3 Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and the Sellers and each ERISA Affiliate of the Sellers have satisfied in all material respects all of its statutory, regulatory, and contractual obligations with respect to each such Plan. No action, suit, claim, or proceeding is pending with respect to any Plan (other than routine claims for benefits in the Ordinary Course), and to the knowledge of the Sellers, no fact or event exists that could reasonably give rise to any such action, suit or claim.

3.16.4 Each Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS that it is so qualified or is established on a pre- approved form of plan document that has received a favorable advisory or opinion letter from the IRS, and to the knowledge of the Sellers, nothing has occurred since the date of such determination, advisory, or opinion letter that would reasonably be expected to have a material adverse effect on the qualified status of any Plan.

3.16.5 To the knowledge of the Sellers, neither the Sellers nor any ERISA Affiliate has, with respect to any Plan, engaged in or been a party to any non-exempt prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) which could reasonably be expected to result in the imposition of a penalty assessed pursuant to ERISA Section 502(i) or a tax imposed by Code Section 4975.

3.16.6 Except a contemplated by Section 6.3, none of the Sellers is or will be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement.

3.16.7 Each Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in all material respects, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied in all material respects such requirements for the entire period during which Section 409A of the Code has applied to such Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been or, to the knowledge of the Sellers, could be incurred by a participant in any such Plan.

3.16.8 Except as set forth in Schedule 3.16.8, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in conjunction with any event) will not: (a) result in any payment or benefit becoming due or payable, or required to be provided, to any employee, dependent, beneficiary, director, independent contractor or like person of Sellers, or cause or create any right to the forgiveness of indebtedness owed by any such person; (b) increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Plan or other employment arrangement; or (c) result in any violation or breach of or default under, or limit the ability of Sellers to amend, modify or terminate any Plan or other employee benefit agreement.

3.16.9 None of the representations and warranties in Section 3.16 shall be deemed to relate to tax matters (which are governed by Section 3.6), compliance with applicable laws (which are governed by Section 3.12) or employment matters (which are governed by Section 3.17).

3.17 Employment and Independent Contractor Matters.

3.17.1 Schedule 3.17.1(a) sets forth a true, accurate and complete list of all employees of the Sellers, including each employee’s name (or ID #), title, date of hire, annual base compensation, annual bonus amount (as applicable), full-time or part-time status, exempt or non-exempt status under the FLSA, other compensation entitlements (including in respect of commissions) and benefit entitlements. Schedule 3.17.1(b) sets forth the names of all independent contractors of the Sellers, such independent contractor’s start date, fees and any other material terms of such agreement. None of the employees or independent contractors of the Sellers has communicated any intention to terminate their agreement with the Sellers other than as specifically contemplated by this Agreement. All independent contractors of the Sellers have executed an independent contractor or consulting agreement, as applicable, with the Sellers, copies of which have been made available to the Purchaser.

3.17.2 Except as set forth on Schedule 3.17.2: (a) each Seller is in material compliance with all applicable Laws (including the FLSA, the U.S. Occupational Safety and Health Act of 1970, the federal U.S. Worker Adjustment and Retraining Notification Act, and similar state, local and foreign laws related thereto) which relate to employment and employment practices, including provisions and practices related to wages, human rights, occupation health and safety, overtime, equal opportunity, anti-harassment, classification of exempt and non-exempt employees, workers’ compensation, workplace safety, labor relations, classification of independent contractors, insurance, employee privacy and pay equity, immigration and withholding and payment of social security or other employment related Taxes; (b) there are no actions, suits, claims, complaints, investigations or other legal proceedings against the Sellers pending, or to the knowledge of the Sellers, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment (or termination of employment) of any Employee; (c) no Seller is bound by any collective bargaining agreements or employment agreements, and the Employees are not represented by any union; (d) during the past six (6) years there have been no and there currently are no union organizing campaigns, labor strikes, slowdowns, mass layoffs or work stoppages involving the Sellers; (e) no employee or independent contractor of the Sellers is subject to any noncompete, nondisclosure, confidentiality or similar agreement relating to or in conflict with the present business activities of the Sellers; and (f) no Seller has or is engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Sellers, threatened against the Sellers.

3.17.3 Except as set forth in Schedule 3.17.3, there are no, and in the past five (5) years there have been no, pending, or to the knowledge of the Sellers, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Sellers before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any employment matters.

3.17.4 Sellers are in compliance in all material respects with all Laws relating to the COVID-19 Pandemic that are applicable to Sellers, including those, if any, relating to (a) shelter-in-place, quarantine, masking, social distancing, and other preventative measures; (b) the maintenance of safe and acceptable working conditions; and (c) requiring that employees become vaccinated against COVID-19 or restricting employer inquiries about or requirements for vaccination against COVID-19.

3.17.5 None of the representations and warranties in Section 3.17 shall be deemed to relate to tax matters (which are governed by Section 3.6), compliance with applicable laws (which are governed by Section 3.12) or employee benefit plans (which are governed by Section 3.16).

3.18 Customers and Suppliers.

3.18.1 The ten (10) largest customers (based on dollar volume of sales to such customers) of the Business, taken as a whole, in each case, for the calendar years ended 2019, 2020 and 2021 are included on Exhibit G.

3.18.2 The five (5) largest suppliers (based on dollar volume of purchases from such suppliers) of the Business, taken as a whole, in each case, for the calendar years ended 2019, 2020 and 2021 are included on Exhibit G.

3.18.3 Except as set forth on Schedule 3.18.3, since the Balance Sheet Date, (a) there have not been any disputes with any Material Customer or any Material Supplier which have resulted in, or to the knowledge of the Sellers, would reasonably be expected to result, in such Material Customer or Material Supplier terminating or threatening (whether in writing or, to the knowledge of the Sellers, orally) to terminate its relationship with any Seller or reducing or threatening in writing to reduce the quantity of the products or services of any Seller that it purchases or the quantity of products or services it sells to any Seller, as applicable; (b) no Material Customer or Material Supplier has communicated to the Sellers (whether in writing, or to the knowledge of the Sellers, orally), and no Seller has received notice of, any Material Customer’s or Material Supplier’s intention to terminate its relationship with such Seller; (c) no Material Customer or Material Supplier has terminated its relationship with the Sellers; (d) no Material Customer or Material Supplier has communicated to the Sellers (whether in writing, or to the knowledge of the Sellers, orally), and no Seller has received notice of, such Material Customer’s or Material Supplier’s intention to impose any adverse changes in pricing or other material terms other than such changes permitted by the applicable existing Contract with such Material Customer or Material Supplier; (e) no Material Customer or Material Supplier has reduced or is reducing in any material manner, or has communicated to the Sellers (whether in writing, or to the knowledge of the Sellers, orally), such Material Customer’s or Material Supplier’s intention to materially reduce, the quantity of the services of the Sellers that it purchases or the quantity of products or services it sells to the Sellers, as applicable; and (f) no Material Customer or Material Supplier has communicated to any Seller (whether in writing, or to the knowledge of the Sellers, orally) and no Seller has received written notice of, poor work product or quality, any defect, breach of implied warranty or representation or any alleged noncompliance, and no Seller has been subject to any written suspension, audit, written moratorium, written cancellation as a result of any deficiencies, acts, omissions or non-compliance associated with any services provided by such Seller.

3.19 Finders’ Fees. Except as set forth on Schedule 3.19, there is no investment banker, broker, finder, agent or other intermediary that has been retained by or is authorized to act on behalf of the Sellers, who is entitled to any fee or commission paid by the Sellers in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 3.19 or required to be paid to the investment banker, broker, finder, agent or other intermediary set forth thereon shall be paid by the Sellers at or prior to the Closing.

3.20 Books and Records. The books of the Sellers contain, in all material respects, complete records of material actions taken at all meetings, and actions taken by written consents in lieu of meetings of the Sellers, or similar governing body and any committees thereof of the Sellers.

3.21 Related Party Transactions. Except as set forth on Schedule 3.21, no Seller Party, nor any member, manager, director, officer or other Affiliate of the Sellers, or any individual in such Person’s immediate family, is a party to any transaction or agreement with the Sellers or has any material interest in any material assets, properties or rights that are required for or used by the Sellers in connection with the conduct of the Business, excluding any of the foregoing relating to Ordinary Course activities as member or manager of any Seller Party, or employment by the Sellers.

3.22 Indebtedness; Governmental Program Cash.

3.22.1 Schedule 3.22.1 sets forth a true, correct and complete list as of the date of this Agreement of all Indebtedness of the Sellers.

3.22.2 Schedule 3.22.2 sets forth a true, correct and complete list of any Governmental Programs from which any Seller Party (on behalf of, or in any Seller Party’s capacity as an operator, Representative or direct or indirect equityholder of, the Sellers), has received on or prior to the Closing Date or expects to receive on or after the Closing Date (based on any application submitted on or prior to the Closing Date), any Governmental Program Cash. All statements and information provided by or on behalf of any Seller Party (on behalf of, or in any Seller Party’s capacity as an operator, Representative or direct or indirect equityholder of, the Sellers), in connection with any application (including any application for forgiveness) under any Governmental Program, was made in good faith and was true, correct and complete in all material respects, and otherwise not in violation of the requirements of any applicable Governmental Authority or under any applicable Governmental Program. Any Governmental Program Cash received by any Seller Party (on behalf of, or in any Seller Party’s capacity as an operator, Representative or direct or indirect equityholder of, the Sellers), has been allocated, used, spent, paid, reserved, or otherwise disbursed or, as applicable, reimbursed, repaid or otherwise refunded, in each case, in accordance with the requirements of any applicable Governmental Authority (including, for the avoidance of any doubt, any procedures set forth in any FAQs or other guidance released by such applicable Governmental Authority, regardless of the date of release of such FAQ or guidance) or under any applicable Governmental Program in respect of such Governmental Program Cash. As of the date hereof, the Sellers have applied for, and received confirmation of, forgiveness from the applicable lender or Governmental Authority in respect of all Governmental Program Cash received by the Sellers.

3.23 Anti-Money Laundering. The Business, and the operations of the Sellers, is and has been conducted at all times in compliance with all anti-money laundering Laws, anti-corruption and anti-bribery Laws, and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to the Sellers (collectively, “Money Laundering Laws”) and no claim by or before any Governmental Authority involving the Sellers with respect to Money Laundering Laws is pending and, to the knowledge of the Sellers, no such claims are threatened or contemplated. No Seller has in connection with the Business (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other applicable Law which makes unlawful payments to Governmental Authorities or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available for such payments. The Sellers have maintained and has caused each of its Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing system) to ensure compliance with applicable Money Laundering Laws.

3.24 Business Services; No Products.

3.24.1 Except as set forth in Schedule 3.24.1, no Seller has received any written notices, demands or inquiries in the five (5) years prior to the date of this Agreement relating to any material claim, duties, fines, penalties, seizures, or forfeitures involving any service provided by or on behalf of such Seller relating to the Business resulting from an alleged defect in service or any alleged failure to perform services. To the actual knowledge of the Sellers, there are no recalls of any Resold Products and Services with respect to which the Sellers or the applicable manufacturers have not already informed their customers. To the knowledge of the Sellers, there are no recalls of any Seller Products and Services with respect to which the Sellers have not already informed their customers. Except as set forth in Schedule 3.24.1, no Material Customer has asserted or threatened any material claim under or based upon any warranty provided by or on behalf of any Seller relating to the Business or under or based upon any warranty relating to such Seller’s services relating to the Business. The Sellers have not, within the seven (7) year period prior to the Closing Date, in connection with the Business, produced or manufactured any hardware or software products that are proprietary to any of the Sellers.

3.24.2 No service provided under any work order by the Business has given rise to a Liability in excess of $75,000 for a service defect, whether individually or in the aggregate.

3.25 Inventory. All Inventory, net of reserves, reflected on the balance sheet dated as of the Balance Sheet Date or arising since the Balance Sheet Date, are currently marketable and are good and usable in connection with the Business. The value of all Inventory that is obsolete, slow moving, excess or of below-standard quality has been written down to net realizable value or adequate reserves have been provided therefor. The values at which such Inventory are carried are in accordance with U.S. GAAP. The amount and mix of items in the inventories of supplies, in process and finished products are consistent with the business practices of the Sellers. No Inventory is held by the Sellers on consignment from others, and no Inventory is held by any other Person on consignment from the Sellers.

3.26 Voting Agreements. As of the date hereof, the Parent has received an executed voting agreement in substantially the form attached hereto as Exhibit H from Parent Stockholders holding, in the aggregate, a majority of the outstanding stock of the Parent entitled to vote at the Stockholders’ Meeting.

3.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Schedules) and any representations and warranties of the Sellers contained in any Ancillary Documents, none of the Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Sellers and the Purchased Assets furnished or made available to the Purchaser and its Representatives or any information, documents or material delivered to the Purchaser or made available to the Purchaser in expectation of the Transactions or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) nothing in this Section 3.27 shall in any way limit any of the representations or warranties set forth in this Article III and (b) the provisions of this Section 3.27 shall not, and shall not be deemed or construed to waive, limit or release any claims relating to any fraud.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF THE PARENT

Except as set forth in the Disclosure Schedules, the Parent hereby represents and warrants to the Purchaser as follows:

4.1 Organization. The Parent is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its organization or formation.

4.2 Authorization; Enforceability. The Parent has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Parent, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by the Parent of its obligations hereunder and thereunder and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary, as applicable, limited liability company, limited partnership, corporate, trust or any other similar action on the part of the Parent, and no other, as applicable, limited liability company, limited partnership, corporate, trust or other similar proceedings on the part of Parent or the holders of its Equity Interests are required to authorize this Agreement and the Ancillary Agreements to which the Parent is or will be a party or for the Parent to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Parent have been, duly and validly executed and delivered by the Parent and, assuming the due and valid authorization, execution and delivery by the Purchaser (in the case of this Agreement) or by the other parties thereto (in the case of the Ancillary Agreements), constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity.

4.3 Non-Contravention; Consents. The execution, delivery and performance by the Parent of this Agreement and each Ancillary Agreement to which it is or will be a party does not and will not conflict with or violate the Organizational Documents of the Parent or violate any applicable Law or Order. Except for (A) applicable requirements, if any, of the Securities Act and the Exchange Act, (B) the filing with the SEC of a Proxy Statement and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (C) any filings required under the rules and regulations of the Nasdaq Stock Market LLC, or (D) as otherwise set forth on Schedule 4.3 and subject to receipt of the Stockholder Approval, the execution, delivery and performance by the Parent of this Agreement and each of the Ancillary Agreements to which it is or will be a party, does not and will not require any filing or notification with, or any clearance, authorization, approval, waiver, or consent from, any Governmental Authority.

4.4 Litigation. There is no Proceeding pending or, to the knowledge of the Sellers, threatened, against the Parent which, if determined adversely against the Parent, would result in a material Liability to the Parent, and the Parent is not subject to or bound by any Order, in either case that would prevent or otherwise materially interfere with the ability of the Parent to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Parent is or will be a party.

4.5 Finders’ Fees. Except as set forth on Schedule 4.5, there is no investment banker, broker, finder, agent or other intermediary that has been retained by or is authorized to act on behalf of the Parent, who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 4.5 or required to be paid to the investment banker, broker, finder, agent or other intermediary set forth thereon shall be paid by the Seller Parties.

4.6 SEC Filings; Financial Statements.

4.6.1 Except as would not prevent or otherwise materially interfere with the ability of the Parent to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Parent is or will be a party, Parent has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2021 (the “Parent SEC Reports”). The Parent SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in either case that would prevent or otherwise materially interfere with the ability of the Parent to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Parent is or will be a party.

4.6.2 Except as would not prevent or otherwise materially interfere with the ability of the Parent to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Parent is or will be a party, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Parent and its consolidated Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

4.7 Information Supplied. The information supplied by Parent relating to Parent and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to Parent’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by Parent or any other Subsidiary with respect to statements made or incorporated by reference therein to the extent based on information supplied by Purchaser in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

4.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Schedules) and any representations and warranties of the Parent contained in any Ancillary Documents, neither the Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Parent, including any representation or warranty as to the accuracy or completeness of any information regarding the Sellers and the Purchased Assets furnished or made available to the Purchaser and its Representatives or any information, documents or material delivered to the Purchaser or made available to the Purchaser in expectation of the Transactions or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) nothing in this Section 4.8 shall in any way limit any of the representations or warranties set forth in this Article IV and (b) the provisions of this Section 4.8 shall not, and shall not be deemed or construed to waive, limit or release any claims relating to any fraud.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

Except as set forth in the Disclosure Schedules, the Purchaser represents and warrants to the Seller Parties as follows:

5.1 Organization. The Purchaser is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its organization or formation. The Purchaser has the requisite power and authority required to operate its business. The Purchaser is duly licensed or qualified to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is required.

5.2 Authorization; Enforceability. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Purchaser, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings on the part of the Purchaser or the holders of its Equity Interests are required to authorize this Agreement and the Ancillary Agreements to which the Purchaser is or will be a party or for the Purchaser to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Purchaser have been, duly and validly executed and delivered by the Purchaser and, assuming the due and valid authorization, execution and delivery by each Seller Party (in the case of this Agreement) or by the other parties thereto (in the case of the Ancillary Agreements), constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity.

5.3 Non-Contravention; Consents.

5.3.1 The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party does not and will not (a) conflict with or violate the Organizational Documents of the Purchaser or (b) violate any applicable Law or Order.

5.3.2 Except as set forth on Schedule 5.3.2, the execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which the Purchaser is or will be a party does not and will not require any filing or notification with, or any clearance, authorization, approval, waiver, or consent from, any Governmental Authority.

5.4 Litigation. There is no Proceeding pending or, to the knowledge of the Purchaser, threatened, against the Purchaser which, if determined adversely against the Purchaser, would result in a material Liability to the Purchaser, and the Purchaser is not subject to or bound by any Order, in either case that would prevent or otherwise materially interfere with the ability of the Purchaser to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party.

5.5 Finders’ Fees. There is no investment banker, broker, finder, agent or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

5.6 Acknowledgement by the Purchaser. The Purchaser, on behalf of itself and each of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Purchaser, any of its Affiliates and any of its and their respective Representatives, has relied on or is relying on any representation or warranty by the Sellers or any other Person, beyond those expressly contained in Article III and Article IV (including the related portions of the Schedules). Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) nothing in this Section 5.6 shall in any way limit any of the representations or warranties set forth in Article III and Article IV (including the related portions of the Schedules) and (y) the provisions of this Section 5.6 shall not, and shall not be deemed or construed to waive, limit or release any claims relating to any fraud.

5.7 Information Supplied. None of the information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to Parent’s Stockholders or at the time of the Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to Parent’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by Parent in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Purchaser will comply as to form in all material respects with the requirements of the Exchange Act.

5.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, neither the Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchaser’s business furnished or made available to the Sellers and their respective Representatives or any information, documents or material delivered to the Sellers or made available to the Sellers in expectation of the Transactions or as to the future revenue, profitability or success of the Purchaser’s business, or any representation or warranty arising from statute or otherwise in law. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) nothing in this Section 5.8 shall in any way limit any of the representations or warranties set forth in this Article V and (b) the provisions of this Section 5.8 shall not, and shall not be deemed or construed to waive, limit or release any claims relating to any fraud.

ARTICLE VI.

COVENANTS

6.1 Further Assurances. From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents, instruments, conveyances and assurances and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, and otherwise achieve the purpose and intent of this Agreement.

6.2 Release. From and after the Closing, each Seller Party, for itself and, as applicable, on behalf of its successors, assigns, heirs, executors, legatees, administrators, beneficiaries, Representatives and agents (collectively, the “Seller Releasing Parties”, and each, a “Seller Releasing Party”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Purchaser, the Purchaser’s Affiliates, and the respective successors and assigns of the foregoing, together with their respective present and former directors, officers, managers, members, partners, employees, Representatives, and their respective beneficiaries, heirs, and executors (collectively, the “Purchaser Released Parties”), from any and all manner of Liabilities of every kind and nature whatsoever, whether arising from any express, implied, oral, or written contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, which any Seller Releasing Party has or may have had at any time in the past until and including the Closing, against any of the Purchaser Released Parties for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing with respect to the Sellers or the Business (collectively, the “Released Matters”); provided, however, that the foregoing notwithstanding and, for the avoidance of doubt, the Released Matters shall not include, any potential claims based upon, in connection with, as a result of, relating to or arising from the representations and warranties, covenants, agreements and other obligations of any Purchaser Released Party under this Agreement or any Ancillary Agreement. This release shall become effective upon completion of the Closing. Each Seller Party hereby agrees that the consideration delivered in respect of the Purchased Assets and the Assumed Liabilities and the covenants of the Purchaser contained herein provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Section 6.2. With respect to such Released Matters, each Seller Releasing Party hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

6.3 Employment Matters.

6.3.1 Transferred Employees. Effective as of and conditional on the Closing Date, the Purchaser shall offer employment to all Employees, other than those identified by the Parties as Employees to whom no employment offers shall be extended, within fifteen (15) Business Days of the date hereof. The Purchaser will use commercially reasonably efforts to respond such Employee’s questions as to employment with the Purchaser, shall meet with Employees and shall encourage such Employees to accept the offers of employment. Through the Closing, the Sellers will use commercially reasonably efforts to cooperate with the Purchaser and to the extent reasonably requested by the Purchaser, to allow the Purchaser, upon reasonable written advance notice and during normal business hours and without interfering with the operation of the Business, to meet with Employees and to make offers of employment. Employees who accept the Purchaser’s offer of employment and become employees of the Purchaser shall be referred to herein as the “Transferred Employees.” Nothing herein shall confer any right to be employed by the Purchaser for any specified period of time following the Closing Date or in any way limit the right of the Purchaser to change the terms of employment or terminate employment of any Transferred Employee at any time following the Closing Date for any reason (or no reason). The Sellers agree that the Purchaser shall have no Liability whatsoever with respect to any Employee who is not offered employment or is offered employment but who does not become a Transferred Employee or with respect to Transferred Employees in connection with Liabilities arising prior to the Closing Date, and the Sellers shall retain, bear and discharge all Liabilities with respect to all employees and former employees of the Sellers who do not become Transferred Employees and with respect to Transferred Employees in connection with Liabilities arising prior to the Closing Date.

6.3.2 Continuation Period. With respect to each Transferred Employee, following the Closing and until the three (3) month anniversary thereof (or if earlier, the date of such Transferred Employee’s termination of employment with the Purchaser), the Purchaser shall, and shall cause its Affiliates to (and shall cause any other Person providing compensation and benefits on their behalf to) provide (i) base salary or wages, as applicable, and cash bonuses that are no less favorable than the base salary or wages and cash bonuses provided immediately prior to the Closing and (ii) employee benefits that are either (a) in the aggregate, no less favorable to Transferred Employees than the other employee benefits provided to similarly situated employees of the Purchaser and its Affiliates or (b) substantially comparable in the aggregate to the other employee benefits set forth on Schedule 3.16.1 which are provided to such Transferred Employees immediately prior to the Closing; provided, in all cases, that the revenues of the Business during such period of three (3) months following the Closing, on an annualized basis, are not materially less than the revenues of the Business in the twelve (12) months immediately prior to Closing.

6.3.3 Termination of Participation in the Plans. Effective as of the Closing, the Transferred Employees shall cease active participation in the Plans except as otherwise required by applicable Law.

6.3.4 Transition to the Purchaser Benefit Plans. With respect to any employee benefit plan, program or arrangement sponsored or maintained by the Purchaser or an Affiliate of the Purchaser (a “Purchaser Plan”) for the benefit of any of its employees, effective as of the Closing, the Purchaser shall, or shall cause its Affiliates to, (a) recognize all service of the Transferred Employees with the Sellers and its Affiliates, to the extent previously credited for such purposes under the corresponding Plan, as if such service were with the Purchaser or its applicable Affiliate, for vesting and eligibility purposes to the extent that the Purchaser or its Affiliate offers such employee benefit plan or comparable employee benefit plan to the Purchaser’s existing employees as of the Closing Date or thereafter; provided, however, that such service shall not be recognized (i) to the extent that it would result in a duplication of benefits, (ii) for purposes of early retirement subsidies, and (iii) for purposes of any Purchaser Plan under which similarly situated employees of the Purchaser or its Affiliates do not receive credit for prior service, (b) use commercially reasonable efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all Purchaser Plans that are employee health and other welfare benefit plans, except to the extent such pre-existing condition, exclusion, requirement or waiting period applied to such individual under the corresponding Plan, and (c) use commercially reasonable efforts to provide credit for amounts paid by Transferred Employees under a Plan for the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of a comparable Purchaser Plan, to the same extent such credit was given under the applicable Plan immediately prior to the Closing.

6.3.5 Workers’ Compensation. The Sellers shall remain solely responsible for all worker’s compensation claims made by (a) any Transferred Employee filed or presented before the Closing Date, (b) any Transferred Employee filed or presented after the Closing Date but relating to claims and/or injuries first arising before the Closing Date and (c) any employee or former employee of the Sellers who does not become a Transferred Employee.

6.3.6 WARN Act Compliance. The Purchaser and the Sellers intend that, and subject to any applicable Law, shall take all reasonable actions so that, the Transactions should not constitute a separation, termination or severance of employment of any employee who accepts an employment offer, including for purposes of any Plan that provides for separation, termination or severance benefits and the WARN Act, and that each such employee will have continuous employment immediately before and immediately after the Closing. The Purchaser shall be solely liable for all Liability in relation to compliance with the WARN Act triggered as a result of the “employment loss” (as such term is defined under the WARN Act) of any Transferred Employees following the Closing.

6.3.7 COBRA. The Sellers shall be liable for and shall discharge all obligations under COBRA as to any M&A Qualified Beneficiary in connection with the transactions contemplated by this Agreement, regardless of whether the Purchaser is deemed a successor employer under Treasury Regulation Section 54.4980B-9, Q/A-8 (or any similar provision of state, provincial, local or other applicable Law).

6.3.8 Mutual Cooperation. The Sellers and the Purchaser shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.3.

6.4 Change of Name; Etc. The Seller Parties each acknowledge and agree that the name “Computex Technology Solutions” and “Synetra, a Computex Technology Solutions Company” and all other Trademarks constituting Seller-Owned IP (and any abbreviations, translations, combinations or derivations thereof) (collectively, the “Acquired Trademarks”) are included among the Purchased Assets being transferred to the Purchaser in accordance with the transactions contemplated by this Agreement. From and after the consummation of the Closing, the Seller Parties shall have no right to use (and shall not permit any Person to use), and the Seller Parties shall, and the Seller Parties will cause their respective Affiliates to, cease and desist from all further use of, the Acquired Trademarks or any Trademarks similar thereto. On or as soon as legally practicable after the consummation of the Closing, the Seller Parties shall file a change of the corporate name for the Sellers in their respective jurisdictions of organization and in any jurisdictions where the Sellers are registered to do business and with all other applicable Governmental Authorities to eliminate any reference to the Acquired Trademarks, which name shall not include, in whole or in part, any of the Acquired Trademarks or any Trademarks similar thereto. All links, references and interconnectivity between any websites, domains, URLs, social media accounts or other IP-connection platforms or channels (collectively, the “IP-connected Platforms”) included among the Purchased Assets being transferred to the Purchaser in accordance with the transactions contemplated by this Agreement and any other IP-connected Platforms of the Seller Parties or any of their Affiliates shall be removed as soon as legally practicable after the Closing, and after the Closing, the Seller Parties shall use commercially reasonable efforts to cooperate with the Purchaser in taking all actions necessary to complete all of the foregoing actions.

6.5 Books and Records.

6.5.1 In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of four (4) years after the Closing, the Purchaser shall:

(a) retain the Books and Records relating to periods prior to the Closing in a commercially reasonable manner; and

(b) upon reasonable written notice, afford each Seller and each Seller’s Representatives reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such Books and Records.

6.5.2 In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing, or for any other reasonable purpose, for a period of four (4) years following the Closing, each Seller Party shall:

(a) retain the books and records (including personnel files) of such Seller Party which relate to the Business and its operations for periods prior to the Closing; and

(b) upon reasonable written notice, afford the Purchaser and the Purchaser’s Representatives reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records.

6.5.3 Neither the Purchaser nor any Seller Party shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.5 where such access would violate any Law or any privilege.

6.6 Bulk Sales Law. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Purchaser; it being understood that any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.7 Receivables. From and after the Closing, if a Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller or such Affiliate of such Seller shall remit such funds to the Purchaser within ten (10) Business Days after its receipt thereof. From and after the Closing, if the Purchaser or its Affiliates receives or collects any funds relating to any Excluded Asset, the Purchaser or its Affiliate shall remit any such funds to the Sellers within ten (10) Business Days after its receipt thereof.

6.8 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Sellers shall (x) conduct the Business in the Ordinary Course; and (y) use commercially reasonable efforts to maintain and preserve intact the current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, content suppliers, lenders, vendors, regulators and others having relationships with the Business. Subject to the provisions of this Article VI, the Seller Parties will take all such action as is within their power to control, and will use all reasonable efforts to cause other actions to be taken which are not within their power to control, so as to ensure compliance with all conditions which are for the benefit of the Purchaser. Subject to the provisions of this Article VI and subject to compliance with applicable Laws, the Parties will cooperate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

6.8.1 Without limiting the foregoing, from the date hereof until the Closing Date, except (i) for actions taken during any period of full or partial suspension of operations related to the COVID-19 Pandemic that are reasonably necessary to (A) protect the health and safety of the employees of the Business or other business counterparties of Sellers, or (B) respond to third-party supply or service disruptions caused by the COVID-19 Pandemic, (ii) as required by applicable Law, (iii) as consented to in writing by the Purchaser (which consent shall not unreasonably be withheld, delayed or conditioned), or (v) as otherwise contemplated or required by the terms of this Agreement:

(a) the Sellers shall use commercially reasonable efforts to, as it relates to the Business and the Purchased Assets:

(i) preserve and maintain in good standing all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(ii) pay the debts, Taxes and other obligations of the Business when due;

(iii) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to normal wear and tear;

(iv) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(v) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(vi) perform all of its obligations under all Assigned Contracts;

(vii) maintain the Books and Records in a manner consistent with past practice; and

(viii) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

(b) no Seller shall do any of the following with respect to the Business, the Purchased Assets or the Assumed Liabilities:

(i) effect a material change in any method of accounting or accounting practice for the Business, except as required by U.S. GAAP or as disclosed in the notes to the Financial Statements or material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable (including any discount of any accounts receivable), establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; filing of any amended material Tax Return with respect to Taxes relating to the Purchased Assets or the Business; entrance into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (in each case, (i) other than an agreement not primarily related to Taxes and (ii) which is related to the Purchased Assets) or closing agreement with a taxing authority with respect to Taxes relating to the Purchased Assets or the Business;

(ii) enter into any Contract that would constitute a Material Contract other than contracts with prices and margins within ten percent (10%) of the 2021 prices and margins;

(iii) incur, assume or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(iv) transfer, assign, sell or other dispose of any of the Purchased Assets shown or reflected in the Financial Statements, except for the sale of inventory in the Ordinary Course;

(v) cancel of any debts or claims or amend, terminate or waive of any rights constituting Purchased Assets other than in the Ordinary Course;

(vi) incur material damage, destruction or loss, or incur any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(vii) accelerate, terminate, material modify or cancel any Assigned Contract or Permit;

(viii) incur material capital expenditures which would constitute an Assumed Liability;

(ix) permit the imposition of any Encumbrance upon any of the Purchased Assets;

(x) (i) grant of any bonuses, whether monetary or otherwise or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business, other than in the case of clauses (i) and (ii), (a) bonuses granted in the Ordinary Course and consistent with past practice of bonuses granted to such individual employees and (b) salary increases in the Ordinary Course; provided, that, such increases are not greater than 10% individually or in the aggregate for any individual employee;

(xi) hire or promote any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the Ordinary Course;

(xii) adopt, modify or terminate any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, or (ii) Plans, in each case whether written or oral;

(xiii) enter into any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Affiliates of Seller Parties or any current or former directors, officers or employees of the Business;

(xiv) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or consent to the filing of a petition in bankruptcy under any provisions of any bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xv) purchase, lease or other acquire the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course; or

(xvi) enter into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

6.9 Notice of Changes.

6.9.1 From the date of this Agreement until the Closing, the Purchaser shall promptly notify the Seller Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII becoming incapable of being satisfied.

6.9.2 From the date of this Agreement until the Closing, the Seller Parties will promptly notify the Purchaser in writing of:

(a) any event or state of facts, change, condition circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to:

(i) cause any of the Seller Parties’ representations or warranties in this Agreement to be inaccurate at any time from the date of this Agreement until the Closing; or

(ii) result in any of the conditions set forth in Article VIII becoming incapable of being satisfied; or

(b) the occurrence, after the date of this Agreement, of a Material Adverse Effect.

6.9.3 Notification provided under this Section 6.9 will not (i) affect the representations, warranties or covenants of the Parties (or related remedies) or the conditions to the obligations of the Parties in this Agreement, or (ii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.10 Proxy Statement; Stockholder Approval.

6.10.1 As promptly as practicable after the date hereof, the Parent shall prepare a preliminary Proxy Statement and, within five (5) days after the date hereof Parent shall distribute to Purchaser and its legal counsel a draft of such preliminary Proxy Statement. Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, and Purchaser shall furnish all information concerning itself that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings. Purchaser and its legal counsel shall be given a reasonable opportunity to review and comments on the preliminary Proxy Statement prior to same being filed with the SEC, and reasonable consideration will be given by Parent to any comments on the draft preliminary Proxy Statement made by Purchaser or its legal counsel. Following consultation with Purchaser, Parent shall file with the SEC the preliminary Proxy Statement in form and content reasonably satisfactory to Parent and Purchaser, relating to the meeting of Parent’s stockholders (the “Stockholders’ Meeting”) to be held to consider approval and adoption of the transactions (the “Proposals”) contemplated by this Agreement. Parent shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Purchaser with copies of all correspondence between Parent and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating solely to Seller or Parent included in the Proxy Statement or the Other Filings. Each of Parent and Purchaser shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings. Notwithstanding anything to the contrary stated in this Section 6.11, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall provide Purchaser a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, Parent will provide Purchaser with the opportunity to participate in any substantive calls between Parent or any of its representatives and the SEC concerning the Proxy Statement. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of the Parent, as promptly as practicable (but in no event later than five (5) Business Days) following the earlier to occur of: (a) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act of 1934, as amended; or (b) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC. The Parent shall call and hold the Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the Proposals, and the Parent shall use its commercially reasonable efforts to hold the Stockholders’ Meeting within 20 days following date the Proxy Statement is mailed to the stockholders of the Parent.

6.10.2 Subject to this Agreement, (i) the Parent shall take all lawful action to solicit proxies in favour of the Proposals and to obtain the Stockholder Approval at the Stockholders’ Meeting, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor and (ii) the Parent Board will recommend to the Parent Stockholders that they vote in favor of the Proposals and will include in the Proxy Statement a statement to such effect (the “Parent Board Recommendation”).

6.10.3 From the date of the Proxy Statement until the Closing, Parent shall not make a Change in Recommendation.

6.10.4 The Parent and the Purchaser shall each promptly notify the other Party if, at any time before the Closing, either becomes aware that the Proxy Statement contains a material misrepresentation, or that an amendment or supplement to the Proxy Statement is otherwise required and the Parent and the Purchaser shall co-operate in the preparation of any amendment or supplement to the Proxy Statement as required or appropriate, and the Parent shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Proxy Statement to the stockholders of the Parent and, if required by Law, file the same with the SEC as required and to the extent required by applicable Law, disseminated to the stockholders of Parent and in such circumstances, the date of the Stockholders’ Meeting will be postponed if and to the extent required by applicable Law.

6.11 Access to Information. From the date hereof until the Closing, the Sellers shall (a) afford the Purchaser and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Business as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller Parties to cooperate with the Purchaser and its Representatives in its investigation of the Business. Any investigation pursuant to this Section 6.11 shall be conducted at the Purchaser’s expense during normal business hours upon reasonable advance notice to the Sellers, under the supervision of the Sellers’ personnel and in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to disclose any information to the Purchaser if such disclosure would, in such Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws or fiduciary duty. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties in this Agreement.

6.12 Voting Agreement. To the extent that the Parent issues any additional shares of Parent common stock prior to the record date for the Stockholders’ Meeting, Parent agrees to obtain a voting agreement and proxy in the form of Exhibit I hereto from additional Parent Stockholders so that it holds voting proxies with respect to at least 50% of the issued and outstanding shares of Parent common stock at all times until the earlier of (i) the Closing, or (ii) the termination of this Agreement, if earlier.

ARTICLE VII.

TAX MATTERS

The following provisions of this Article VII shall govern the allocation between the Purchaser and the Sellers of responsibility for certain Tax matters involving the Sellers following the Closing Date. In the event of any conflict between the provisions of this Article VII and any other provision of this Agreement, the provisions of this Article VII shall control.

7.1 Transfer Taxes. All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar Taxes, fees and charges imposed as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be borne by the Seller Parties. The Seller Parties and the Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

7.2 Cooperation Regarding Tax Matters. The Purchaser and the Seller Parties shall cooperate with respect to the preparation and filing of all Tax Returns and claims for refund and any audit, litigation or other proceeding with respect to any Taxes of the Seller Parties for Pre-Closing Tax Periods and Straddle Periods. The Purchaser and the Seller Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Transfer Taxes). Each Party will make its relevant books and records (including work papers in the possession of their respective accountants), personnel and other materials relevant to the preparation of such Tax Returns or Tax audits, litigation and other proceedings for inspection and copy by the other Parties (or their duly appointed representatives), at the requesting Party’s expense, at reasonable times during normal business hours.

7.3 Purchase Price Allocation. Within thirty (30) days of the final determination of the Final Adjustment Statement, the Purchaser shall prepare and deliver to the Seller Parties an allocation of the Cash Consideration among the assets of the Sellers in a manner consistent with Section 1060 of the Code (the “Purchase Price Allocation”). The Purchase Price Allocation shall be deemed final unless the Seller Parties notify the Purchaser in writing that the Seller Parties object to one or more items reflected in the Purchase Price Allocation within thirty (30) days after delivery of the Purchase Price Allocation to the Seller Parties. In the event of any such objection, the Seller Parties and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller Parties and the Purchaser are unable to resolve any dispute with respect to the Purchase Price Allocation within thirty (30) days after the delivery of the Purchase Price Allocation to the Purchaser, such dispute shall be resolved by the Accounting Referee. The fees and expenses of such accounting firm shall be borne equally by the Seller Parties and the Purchaser. Each Seller Party and the Purchaser shall each report, for all Tax purposes, and timely file all Canadian and United States federal, provincial, state, local and foreign Tax Returns in a manner consistent with the Purchase Price Allocation. In the event of any adjustment to the Cash Consideration pursuant to this Agreement, the Purchaser shall revise the purchase price allocation in a manner consistent with the Purchase Price Allocation.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

8.1 Conditions to Each Party’s Obligation. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the satisfaction or waiver as of the Closing of the following conditions:

(a) No Proceeding shall have been commenced against the Purchaser or the Seller Parties, which would prevent the Closing. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order of competent jurisdiction which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(b) The Stockholder Approval shall have been obtained.

8.2 Conditions to Obligation of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than Seller Fundamental Representations, the representations and warranties of the Seller Parties and the Parent contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of each such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of each such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each Ancillary Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) All approvals, consents and waivers that are listed on Schedule 2.8.1(h) shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser, at or prior to the Closing.

(d) All Liens relating to the Purchased Assets which are not subject to the Closing Indebtedness Payments shall have been released in full, other than Permitted Liens, and the Seller Parties shall have delivered to the Purchaser written evidence, in form satisfactory to the Purchaser in its reasonable discretion, of the release of such Liens.

(e) The Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller Party, that each of the conditions set forth in the foregoing subsections (a) and (b) have been satisfied.

(f) There shall not have occurred and be continuing any Material Adverse Effect.

(g) The Seller Parties shall have delivered, or caused to be delivered all of the items required by, and pursuant to, Section 2.8.1, other than deliveries to be at the Closing.

8.3 Conditions to Obligation of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Purchaser Fundamental Representations, the representations and warranties of the Purchaser contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of each such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of each such date.

(b) The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each Ancillary Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Purchaser shall have delivered, or caused to be delivered all of the items required by, and pursuant to, Section 2.8.2, other than deliveries to be at the Closing.

(d) The Seller Parties shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in the foregoing subsections (a) and (b) have been satisfied.

ARTICLE IX.

SURVIVAL; INDEMNIFICATION

9.1 Survival. All of the representations and warranties of the Parties contained in this Agreement or in any certificates delivered pursuant to this Agreement or in connection herewith shall survive the Closing and terminate on the date that is twenty-four (24) months following the Closing Date; provided, however, that (a) the Seller Fundamental Representations (other than Section 3.6 (Tax Matters)) and the Purchaser Fundamental Representations shall survive the Closing for six (6) years following the Closing Date, and (b) Section 3.6 (Tax Matters) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants or other agreements contemplated to be performed in whole or in part following the Closing pursuant to this Agreement shall survive the Closing until such covenants or agreements have been fully performed in accordance with the terms of this Agreement. Any claims asserted on or prior to last day of each such survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved in accordance with this Agreement.

9.2 Indemnification by the Seller Parties.

9.2.1 Subject to the terms and conditions of this Article IX, the Seller Parties, shall, jointly and severally, indemnify, defend, and hold harmless the Purchaser and its Affiliates and their respective equity owners, directors, managers, members, partners, officers, employees, Representatives and agents (collectively, all of the foregoing the “Purchaser Indemnified Parties”) against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties to the extent based upon, relating to, in connection with, or arising or resulting from:

(a) any inaccuracy in, breach of or failure to be true of any representation or warranty made by any Seller Party in this Agreement, any certificate delivered pursuant to this Agreement, or in any Ancillary Agreement (it being understood that for purposes of determining any inaccuracy in, breach of or failure to be true of any such representation or warranty, as well as the quantification of any Damages based upon, relating to, in connection with, or arising or resulting from any such inaccuracy in, breach of or failure to be true of any such representation or warranty, no effect shall be given to any limitations or qualifications as to materiality, Material Adverse Effect or similar limitations set forth herein);

(b) any breach or non-fulfillment of any covenant or agreement required to be performed by any Seller Party pursuant to this Agreement or any Ancillary Agreement;

(c) any Pre-Closing Tax Liabilities (other than pursuant to Section 9.2.1(g));

(d) any pre-Closing Indebtedness not paid at the Closing pursuant to Section 2.7.2 or Selling Expenses not paid at the Closing pursuant to Section 2.7.3;

(e) any Excluded Asset or, other than any item for which indemnification is otherwise available pursuant to Section 9.2.1(a) above (except for the specific items set forth in Sections 2.4.1 through 2.4.13 for which indemnification may be sought pursuant to this clause (e)), any Excluded Liability;

(f) any Liability of the Seller Parties related to the Business or the Purchased Assets in connection with any Governmental Program Cash (including, for the avoidance of any doubt, any noncompliance with the requirements of any applicable Governmental Authority (including, for the avoidance of any doubt, any procedures set forth in any FAQs or other guidance released by such applicable Governmental Authority)) or under any applicable Governmental Program with respect to any Governmental Programs from which any Seller Party (on behalf of, or in such Seller Party’s capacity as an operator, Representative or direct or indirect equityholder of, such Seller), has received, or expects to receive on or prior to the Closing Date, any Governmental Program Cash, including, for the avoidance of any doubt, in connection with any application under any Governmental Program for, and any application for forgiveness of, such Governmental Program Cash or the allocation, use, spending, payment, reservation or disbursement or, as applicable, reimbursement, repayment or refunding of any such Governmental Program Cash; or

(g) any U.S. Sales Tax Matters, provided that the Purchaser and its Affiliates have not (a) filed any ruling or request with any taxing authority that relates to U.S. Sales Tax Matters for a Pre-Closing Tax Period, (b) initiated voluntary discussions with or entered into any voluntary disclosure agreement or similar program with any taxing authority regarding any U.S. Sales Tax Matters for a Pre- Closing Tax Period, or (c) filed any Tax Returns in taxable periods (or portions thereof) beginning after the Closing Date with respect to U.S. Sales Tax Matters in a manner that is inconsistent with past practices of the Seller Parties or the Business, unless otherwise required by Law, and in all cases, solely in respect to Taxes related to the business carried out by the Sellers prior to the Closing.

9.2.2 Limitations on Indemnification of the Purchaser Indemnified Parties.

(a) The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) until the aggregate Damages incurred by the Purchaser Indemnified Parties for which indemnification is available under Section 9.2.1(a), in the aggregate, exceeds $150,000, in which case the Purchaser Indemnified Parties will be entitled to recover all Damages pursuant to Section 9.2.1(a) from the first dollar, subject to the other limitations in this Article IX; provided, however, that Damages based on, attributable to or arising from claims under Section 9.2.1(a) with respect to (i) a breach of or inaccuracy in any Seller Fundamental Representation or (ii) the fraudulent conduct of any Seller Party with respect to the Transactions, in each case shall not be subject to the limitations of this Section 9.2.2(a).

(b) Other than in respect of Seller Fundamental Representations, in no event shall the aggregate amount of all Damages for which the Seller Parties are obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2.1(a) exceed an amount equal $4,500,000.

(c) The maximum aggregate indemnification liability of the Seller Parties shall not exceed an amount equal to the Indemnity Cap.

(d) Notwithstanding anything to the contrary in this Agreement, no limitations (including for certainty those in Section 9.1 and this Section 9.2) shall apply with respect to any Damages based upon, resulting from or related to fraud or criminal activity.

(e) A Purchaser Indemnified Party shall not be entitled to indemnification for Damages suffered by it if, and to the extent, it has already been fully compensated with respect to the underlying circumstances relating to such Damages in a post-Closing adjustment under Section 2.9.

9.3 Indemnification by the Purchaser.

9.3.1 Subject to the terms and conditions of this Article IX, the Purchaser will indemnify, defend, and hold harmless the Seller Parties, their respective Affiliates and their respective officers, directors, managers, stockholders, members, partners, employees, Representatives and agents (collectively, the “Seller Indemnified Parties”) against any and all Damages actually incurred or suffered by the Seller Indemnified Parties to the extent based upon, relating to, in connection with or arising or resulting from:

(a) any inaccuracy, breach or failure to be true of any representation or warranty made by the Purchaser in this Agreement, any certificate delivered pursuant to this Agreement, or in any Ancillary Agreement (it being understood that for purposes of determining any inaccuracy in, breach of or failure to be true of any such representation or warranty, as well as the quantification of any Damages based upon, relating to, in connection with, or arising or resulting from any such inaccuracy in, breach of or failure to be true of any such representation or warranty, no effect shall be given to any limitations or qualifications as to materiality, Material Adverse Effect or similar limitations set forth herein);

(b) any breach or non-fulfillment of any covenant or agreement required to be performed by the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(c) any Assumed Liability; and

(d) the performance of, or failure to perform, any obligations under a non- assignable Purchased Asset and/or Assumed Liability that are at the direction of and for the exclusive benefit of the Purchaser and in accordance with Section 2.11 hereof.

9.3.2 Limitations on Indemnification of the Seller Indemnified Parties.

(a) The Seller Parties shall have no right to recover any amounts pursuant to Section 9.3.1(a) until the aggregate Damages incurred by the Seller Parties for which indemnification is to available under Section 9.3.1(a), in the aggregate, exceeds $150,000, in which case the Seller Parties will be entitled to recover all Damages pursuant to Section 9.3.1(a) from the first dollar, subject to the other limitations in this Article IX; provided, however, that Damages based on, attributable to or arising from claims under Section 9.3.1(a) with respect to (i) a breach of or inaccuracy in any Purchaser Fundamental Representation or (ii) the fraudulent conduct of the Purchaser with respect to the Transactions, in each case shall not be subject to the limitations of this Section 9.3.2(a).

(b) Other than in respect of Purchaser Fundamental Representations, in no event shall the aggregate amount of all Damages for which the Purchaser Indemnified Parties are obligated to indemnify the Seller Parties pursuant to Section 9.3.1(a) exceed an amount equal $5,000,000.

(c) The maximum aggregate indemnification liability of the Purchaser shall not exceed an amount equal to the Indemnity Cap.

9.4 Indemnification Procedures.

9.4.1 If any Person who or which is entitled to seek indemnification under Section 9.2.1 or 9.3.1 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is or may be obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of any complaint, petition, or any other pleading received in connection with such Third Party Claim and all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.

9.4.2 The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.4.3, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.4.3, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Seller Parties and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim; provided, that, the Parties will cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege.

9.4.3 Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this Section 9.4.3. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.4.2, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Third Party Claim does not involve any monetary Damages in excess of the then remaining Indemnity Escrow Amount.

9.4.4 Without limiting the requirement to obtain prior written consent of the Indemnified Party pursuant to Section 9.4.3, the Indemnifying Party shall not be entitled to assume or control the defense of any Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Party in connection therewith, if (a) the claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (b) the claim seeks injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, or (c) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

9.4.5 If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request and at the Indemnifying Party’s expense) the provision to the Indemnifying Party of books and records and information that are reasonably relevant to such Third Party Claim and reasonable access to the Purchaser and the Business and in the case of cooperation by the Seller Indemnified Parties, the Seller Parties, in each case at mutually convenient times so long as such access does not unreasonably interfere with the business of the Purchaser and the Business. The Parties will cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege.

9.4.6 Any claim by an Indemnified Party on account of Damages that do not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.

9.4.7 A failure to give timely notice or to include any specified information in any notice as provided in Sections 9.4.1 or 9.4.6 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

9.5 Recourse Against the Seller Parties.

9.5.1 In the event that there is any amount due and payable by the Seller Parties to any Purchaser Indemnified Party in connection with a Third Party Claim or Direct Claim (an “Indemnification Payment”), then such Indemnification Payment shall be payable from the Escrow Account to such Purchaser Indemnified Party upon written notice to the Escrow Agent, in respect of such claim. The Purchaser and the Parent shall instruct the Escrow Agent to release an amount equal to such Indemnification Payment amount from the Escrow Account. To the extent any such amounts in respect of indemnification obligations of the Seller Parties hereunder exceed such remaining portion of the Indemnity Escrow Amount then held in the Escrow Account, the Sellers shall pay the applicable Purchaser Indemnified Parties the amount due from the Sellers within ten (10) Business Days following agreement to, settlement of or final resolution of the Purchaser’s indemnification claim in immediately available funds.

9.5.2 On the Indemnity Escrow Release Date (or, if such day is not a Business Day, then on the immediately succeeding Business Day), any remaining portion of the Indemnity Escrow Amount shall become due and payable, and the Escrow Agent shall release (and the Purchaser and the Parent shall instruct the Escrow Agent to so release) such remaining portion to the Sellers from the Escrow Account; provided that if, on the Indemnity Escrow Release Date, any bona fide claim for indemnification by any Purchaser Indemnified Party under this Article IX is pending, then the amount that would otherwise be paid by the Escrow Agent to the Sellers pursuant to this sentence shall be reduced by the amount of such bona fide claim. The Purchaser and the Parent shall instruct the Escrow Agent not to release an amount equal to such claim amount from the Escrow Account. Such amount that is not so released from the Escrow Account as a result of such claim shall become due and payable upon the resolution with respect to such claim, and the Purchaser and the Parent shall instruct the Escrow Agent to release the applicable Indemnification Payment, if any, to such Purchaser Indemnified Party, and when no bona fide claims against the Escrow Account are remaining, release the remaining portion of the Indemnity Escrow Amount to the Sellers.

9.6 Treatment for Tax Purposes. The Parties agree that any Indemnification Payment made pursuant to this Agreement shall be treated as an adjustment to the Cash Consideration for Tax purposes, unless otherwise required by Law.

9.7 Mitigation. Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would give rise thereto; provided, that such mitigation obligations shall not require an Indemnified Party or any of its Affiliates to seek coverage under such Person’s insurance policies for Damages arising under the Agreement. An Indemnified Party shall reduce any Damages for the purposes of this Article IX by (a) any proceeds actually received by such Indemnified Party (net of the reasonable, documented out-of-pocket costs of obtaining such proceeds) and (b) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party (net of the reasonable, documented out-of-pocket costs of obtaining such amounts). If, after the making of any payment in respect of an indemnification claim under this Article IX, the amount of the Damages to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (net of the reasonable, documented out-of-pocket costs of obtaining such recovery or proceeds) will promptly be repaid by the Indemnified Party to the Indemnifying Party. For the avoidance of doubt, Tax benefits shall not be treated as a recovery or payment for purposes of this Section 9.7.

9.8 Remedies Exclusive. Except as otherwise set forth in this Agreement, the remedies provided in this Article IX shall be the sole and exclusive monetary remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein (other than claims of or causes of action arising from fraudulent conduct); provided, however, that for the avoidance of doubt, any Party also may seek equitable relief, including the remedies of specific performance and/or injunction, with respect to the breach of any covenant or agreement to be performed after the Closing.

ARTICLE X.

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

10.1.1 by the mutual written consent of the Parent and the Purchaser;

10.1.2 by the Purchaser by written notice to the Seller Parties if the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties pursuant to this Agreement that has not been cured by the Seller Parties within twenty-five (25) days of the Seller Parties’ receipt of written notice of such breach from the Purchaser;

10.1.3 (a) by the Purchaser if Parent will have effected a Change in Recommendation or (b) by the Seller Parties if the Parent Board has received a superior offer and, as result, in order to fulfill its fiduciary duties under applicable laws, has withdrawn or changed its recommendation to approve the Proposals;

10.1.4 by the Seller Parties by written notice to the Purchaser if no Seller Party is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that has not been cured by the Purchaser within twenty-five (25) days of the Purchaser’s receipt of written notice of such breach from the Seller Parties; or

10.1.5 by the Purchaser or the Seller Parties in the event that (a) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (b) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; or

10.1.6 by the Purchaser or the Parent upon notice to the other Party if the transactions contemplated hereby have not been consummated by February 28, 2022; provided, however, that if the Proxy Statement is reviewed by the SEC, such date shall automatically be extended to the date (if later) that is thirty (30) days following the Company’s receipt of oral or written notification of the completion of the review by the SEC (as applicable, the “Outside Date”).

10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except

10.2.1 as set forth in this Article X and Article XI, which provisions shall survive termination and remain in full force and effect without any limitation whatsoever;

10.2.2 that nothing herein shall relieve any Party hereto from Liability for any willful breach of any provision hereof, fraud or intentional misrepresentation which constitute common law fraud under applicable Law; and

10.2.3 if this Agreement is terminated by the Purchaser or by the Seller Parties pursuant to Section 10.1.3, then the Seller Parties shall pay to the Purchaser, in cash, a nonrefundable amount equal to $1,000,000, as liquidated damages, which shall be paid by the Sellers Parties to the Purchaser within two (2) Business Days after such termination.

ARTICLE XI.

MISCELLANEOUS

11.1 Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party to the address of such Party set forth on Schedule Notices, or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice. Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail, with electronic evidence of transmission generated on the end of the sending Party, or receipt confirmed by the recipient Party.

11.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Seller Parties (or by any successor to such Party), or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.3 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement; except that the Purchaser may collaterally assign this Agreement to any Affiliate (but such assignment shall not release the Purchaser of its obligations hereunder); provided, further, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to any lender or financing source of the Purchaser as collateral security without the prior written consent of any Party (but such assignment shall not release the Purchaser of its obligations hereunder).

11.4 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State that would cause the application of the Laws of any other jurisdiction. Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, in the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the Parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4.

11.5 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile, email or other means of electronic submission in portable document format (.pdf), and such signatures shall be treated as original signatures for all applicable purposes.

11.7 Entire Agreement; Severability; Specific Performance. This Agreement (together with the Disclosure Schedules, Schedules, Annexes and Exhibits to this Agreement) and Ancillary Agreements constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision. Notwithstanding anything in this Agreement to the contrary, the Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof, and that any Party shall be entitled to seek an injunction, specific performance or other equitable relief to enforce the terms hereof, in addition to any other remedy to which it is entitled at law or in equity.

11.8 Confidentiality; Press Releases and Announcements. In consideration of the benefits of this Agreement to the Seller Parties and in order to induce the Purchaser to enter into this Agreement, each Seller Party hereby covenants and agrees that from the date of this Agreement, such Seller Party and its Affiliates shall keep confidential and not disclose to any other Person the terms of this Agreement or use for their own benefit or the benefit of any other Person any Confidential Information regarding the Sellers. The obligation of each Seller Party and its Affiliates under this Section 11.8 shall not apply to information which: (a) is or becomes generally available to the public without breach of the provisions of this Section 11.8; or (b) is required to be disclosed by Law, Order or regulation of a court or tribunal or government authority; provided, however, that in the case of the foregoing clause (b), such Seller Party shall use commercially reasonable efforts to notify the Purchaser prior to disclosure to allow the Purchaser to take appropriate measures to preserve the confidentiality of such information, and shall cooperate with the Purchaser as reasonably requested by the Purchaser in connection with any such appropriate measures. Unless required by Law (in which case each Party agrees to use commercially reasonable efforts to consult with the other Parties as far in advance as practicable prior to any such disclosure as to the form and content of such disclosure), no press releases or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of the Purchaser and the Seller Parties.

11.9 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

11.10 Construction; Interpretation. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of such counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the documents referred to in this Agreement, including the Ancillary Agreements, and this Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and hereby expressly waived.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:

COMPUTEX, INC.

By:	/s/ Thomas H. King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

STRATOS MANAGEMENT SYSTEMS, INC.

By:	/s/ Thomas H. King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

FIRST BYTE COMPUTERS, INC.

By:	/s/ Thomas H. King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

ENETSOLUTIONS, LLC

By:	/s/ Thomas H. King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

PARENT:

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

By:	/s/ Thomas H. King
Name:	Thomas H. King
Title:	Chief Financial Officer and Secretary

[Signatures continue on following page.]

[Signature Page to Asset Purchase Agreement]

PURCHASER:

CALIAN CORP.

By:	/s/ Kevin Ford
Name:	Kevin Ford
Title:	CEO

[End of Signatures]

[Signature Page to Asset Purchase Agreement]

SCHEDULE NOTICES

If to the Purchaser:	Calian Group Ltd. 770 Palladium Drive, 4th floor Ottawa, Ontario, K2V 1C8 Attn: Patrick Houston Email: phouston@calian.com

With a copy (which does not constitute notice) to:	LaBarge Weinstein LLP 800-515 Legget Drive Ottawa, Ontario K2K 3G4 Attn: Deborah Weinstein Email: dw@lwlaw.com

If to the Seller Parties:	American Virtual Cloud Technologies, Inc. 1720 Peachtree Street, Suite 629 Atlanta, Georgia 30309 Attention: Thomas King, Chief Financial Officer E-Mail: tking@avctechnologies.com

With a copy (which does not constitute notice) to:	Greenberg Traurig, LLP Terminus 200, Suite 2500 3333 Piedmont Road, NE Atlanta, Georgia 30305 Attention: David R. Yates E-Mail: yatesd@gtlaw.com

ANNEX A

Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounting Referee”: as set forth in Section 2.9.3.

“Accounts Receivable”: all accounts receivable and notes receivable of the Sellers. “Acquired Trademarks”: as set forth in Section 6.4.

“Acquisition”: as set forth in the recitals.

“actual knowledge”: with respect to the Sellers means the actual (but not constructive or imputed) knowledge of any of Jesus Perez, Thomas (Worth) Davis, Faisal Bhutto, Thomas King, Darrell Mays and Larry Mock as of the date of this Agreement without any implication of verification or investigation concerning such knowledge.

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, and (d) each child of any Person described in clauses (a), (b) or (c) above.

“Agreement”: as set forth in the introductory paragraph.

“Ancillary Agreements”: each Assignment and Assumption of Lease, the Copyright Assignment, the Domain Name Assignment, the Patent Assignment, the Trademark Assignment, the Bill of Sale, the Escrow Agreement, the Restrictive Covenant Agreement, the Transition Services Agreement and the other documents, instruments and agreements expressly contemplated to be entered into pursuant hereto and thereto.

“Anti-Spam Laws”: the United States federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, and all State anti-spam Laws, and all other applicable Laws relating to marketing and promotional communications, email address harvesting, and the making or sending of unsolicited communications of any jurisdictions in which the Sellers conduct the Business or which assert jurisdiction over any of the Sellers as a result of the Sellers’ marketing and promotional communications, email address harvesting, or making or sending of unsolicited communications in connection with the conduct of the Business.

“Assigned Contracts”: as set forth in Section 2.1.2.

“Assignment and Assumption of Lease”: with respect to each Real Property Lease, an Assignment and Assumption of Lease, attached herewith substantially in the form of Exhibit A.

“Assumed Liabilities”: as set forth in Section 2.3.

Annex A-1

“Balance Sheet Date”: November 30, 2021.

“Base Purchase Price”: $30,000,000.

“Bill of Sale”: the Bill of Sale and Assignment and Assumption Agreement, attached herewith as Exhibit C.

“Books and Records” as set forth in Section 2.1.10.

“Business”: The business conducted by the Sellers (other than Stratos) as of the Closing Date, including (a) developing, marketing, reselling and licensing data centers solutions, enterprise networking and integration services, and (b) cloud and managed services and cybersecurity services.

“Business Assets”: the Purchased Assets and all other assets currently used by a Seller in connection with the ownership and/or conduct of the Business.

“Business Day”: any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York and any Schedule I bank under the Bank Act (Canada) is closed.

“Capital Lease Obligations”: with respect to any Person, for any applicable period, the obligations of such Person that are classified and accounted for as capital leases or similar obligations under U.S. GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with U.S. GAAP.

“Cash”: cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts.

“Cash Consideration”: an amount equal to: (a) Base Purchase Price, minus (b) Closing Indebtedness, plus (c) the amount (if any) by which the Closing Working Capital exceeds the Working Capital Target, minus (e) the amount (if any) by which the Working Capital Target exceeds the Closing Working Capital, minus (f) Closing Selling Expenses.

“CERCLA”: the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Change in Recommendation”: means

(a)	the Parent Board fails to publicly recommend or has withdrawn, or Parent or the Parent Board, or any committee thereof, will have changed in a manner adverse to the Purchaser its recommendation to approve the Proposals; or

(b)	the Parent Board makes any public announcement or takes any other action inconsistent with the recommendation of the Parent Board to approve the Proposals and the transactions contemplated herein.

“Closing”: as set forth in Section 2.5.

“Closing Certificate”: as set forth in Section 2.6.

“Closing Date”: as set forth in Section 2.5.

Annex A-2

“Closing Indebtedness”: any Indebtedness of (a) Computex that has not been paid by Computex prior to the Closing, and (b) the other Sellers relating to the Business or the Purchased Assets that has not been paid by such Sellers prior to the Closing.

“Closing Indebtedness Payments”: as set forth in Section 2.7.2.

“Closing Selling Expenses”: any Selling Expenses as of the Closing that have not been paid by the Sellers prior to the Closing.

“Closing Selling Expenses Payments”: as set forth in Section 2.7.3.

“Closing Working Capital”: the Working Capital of the Business as of the Closing.

“Code”: the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Data” means all data (including Personal Information and data collected by the Sellers in the conduct of the Business, and confidential or proprietary data) collected, created, compiled, inferred, derived, stored, used, maintained, transferred, transmitted, secured, disposed of, or otherwise processed by or for the Sellers in connection with the conduct of the Business.

“Confidential Information”: all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business. Confidential Information includes, but is not limited to, the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities and individual requirements of, and specific contractual arrangements with, the customers of the Business, independent contractors, joint venture partners and other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

“Contracts”: contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written or oral, other than the Plans, by which any of the Purchased Assets are bound or affected or to which a Seller is a party or by which a Seller is bound in connection with the Business or the Purchased Assets.

“Copyleft Licenses”: any license that requires (including, as a condition of use, modification or distribution of Software or other Technology subject to such license) that such Software or other Technology subject to such license, or other Software or other Technology incorporated into, derived from, used or distributed with such Software or other Technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Seller Products and Services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of applicable Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, the Affero Public License and the GNU Affero Public License, and all Creative Commons “sharealike” licenses.

Annex A-3

“Copyright Assignment”: the confirmatory Copyright assignment agreement(s) dated as of the Closing Date, to be executed by the applicable Seller in favor of the Purchaser, each in substantially the form attached hereto as Exhibit B-1.

“Copyrights”: all copyrights and all other rights with respect to Works of Authorship, and all copyright registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world (including all moral rights, droit d’auteur and similar rights, however denominated).

“COTS Technology Agreement” means a Contract that meets all of the following conditions: (i) such Contract grants to a Seller in connection with the conduct of the Business a non-exclusive license to download or use generally commercially available, non-customized Software, in object code form only, or a non-exclusive right to access and use the functionality of such Software on a hosted, cloud, or “software-as-a-service” basis; (ii) such Contract is a non-negotiated “shrink-wrap” or “click-through” Contract; (iii) the Software licensed or made available under such Contract is not included, incorporated or embedded in, linked to, combined or distributed with any Seller Products and Services; (iv) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $25,000 or ongoing subscription or service fees of no more than $15,000 per year; and (v) the Contract is not a license for Open Source Materials.

“COVID-19 Pandemic”: the SARS-CoV-2 or COVID-19 pandemic, including any continuation, worsening or evolutions or mutations thereof or any related or associated disease outbreaks, epidemics or pandemics.

“Current Assets”: the Sellers’ current assets of the Business included in the line items set forth on Schedule 2.9.1.

“Current Liabilities”: the Sellers’ current liabilities of the Business included in the line items set forth on Schedule 2.9.1.

“Damages”: any and all losses, claims, damages, costs, fines, judgments, awards, penalties, settlements, interest, expenses and Liabilities, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law, in equity or otherwise, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) incurred in connection with any of the foregoing; provided however, in no event shall any Party be liable to any other Party for any punitive damages, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law, in equity or otherwise, unless such damages are actually awarded to a third party in connection with a Third Party Claim.

“Database”: databases and other compilations and collections of data or information.

“Design Rights”: registered and unregistered design rights (including industrial designs) and registrations thereof and applications therefor.

“Development Personnel”: has the meaning assigned to it in Section 3.14.12.

“Domain Names”: text strings that are used to access websites and that map to numeric IP addresses.

Annex A-4

“Domain Name Assignment”: the confirmatory Domain Name assignment agreement(s) dated as of the Closing Date, to be executed by the applicable Seller in favor of the Purchaser, each in substantially the form attached hereto as Exhibit B-2.

“Direct Claim”: as set forth in Section 9.4.6.

“Disclosure Schedules”: the disclosure schedules delivered by the respective Parties concurrently with the execution and delivery of this Agreement. For the avoidance of doubt, the disclosure schedules shall be arranged in numbered sections and each numbered Schedule shall be deemed to qualify the specific numbered Section of this Agreement; provided, however, that an exception set forth in any Schedule shall be deemed to qualify any other Section of this Agreement so long as application to such Section is readily apparent from the reading of such disclosure on its face.

“Employees”: those Persons employed by the Sellers who worked for the Business immediately prior to the Closing.

“Environmental Law”: all applicable Laws of any Governmental Authority with jurisdiction over the Sellers’ conduct of the Business relating in any manner to Hazardous Substances or protection of the environment or natural resources from releases of Hazardous Substances, including: the Environmental Protection Act (Ontario), Occupational Health and Safety Act (Ontario), the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. §§ 1251 et seq.; CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq.; the portions of the Occupational Safety and Health Act of 1970, as amended, relating to asbestos; and any applicable state and local Law regulating the same subject matter as the foregoing.

“Environmental Permits”: all Permits required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“Equity Interests”: all shares of capital stock, membership interests, limited liability company interests, units, partnership interests, joint venture interests or other equity interest, as may be applicable, in any Person.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: any Person that would be considered a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Escrow Account”: the separate account maintained by the Escrow Agent to hold the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement.

“Escrow Agent”: U.S. Bank National Association.

“Escrow Agreement”: the Escrow Agreement dated as of the date hereof, by and among the Purchaser, the Seller Parties and the Escrow Agent, in the form attached hereto as Exhibit D.

“Estimated Cash Consideration”: as set forth in Section 2.6.

“Excluded Asset” or “Excluded Assets”: as set forth in Section 2.2.

Annex A-5

“Excluded Liability” and “Excluded Liabilities”: as set forth in Section 2.4.

“Export Control Rules”: all applicable Laws pertaining to export controls, trade embargoes, and any other international trade sanctions and restrictions.

“Final Adjustment Statement”: as set forth in Section 2.9.5.

“Financial Statements”: the Historical Financial Statements and the Interim Financial Statements.

“FLSA”: the U.S. Fair Labor Standards Act, as amended, including the rules and regulations promulgated thereunder.

“Governmental Authority”: any federal, national, supra-national, state, provincial, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of any government.

“Governmental Program Cash”: any cash, cash equivalents, or marketable securities paid to any Seller Party (on behalf of, or in any Seller Party’s capacity as an operator, Representative or direct or indirect equityholder of, the Seller), prior to the Closing in connection with any Governmental Program, including, for the avoidance of doubt, any stimulus or relief program administered by any Governmental Authority in response to the COVID-19 Pandemic.

“Governmental Programs”: any program, fund, scheme, or benefit administered by or on behalf of any Governmental Authority, and in which program, fund, scheme, or benefit any Seller Party (on behalf of, or in any Seller Party’s capacity as an operator, Representative or direct or indirect equityholder of, the Seller), participates or has applied to participate.

“Guarantee”: of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Hazardous Substance”: means any waste or any other substance or material which under any Environmental Law is defined to be hazardous, toxic, deleterious, caustic, dangerous, a contaminant, a pollutant, a dangerous good, a waste, a source of contamination or a source of a pollutant or material that is prohibited, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant, in each case, under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials in forms that are likewise prohibited.

“Historical Financial Statements”: as set forth in Section 3.5.1.

Annex A-6

“Indebtedness”: with respect to any Person, without duplication, (a) obligations of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes (including promissory notes) or similar instruments, (c) obligations of such Person under conditional sale or other title retention agreements relating to tangible property, (d) obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables and other current Liabilities incurred or arising in the Ordinary Course), (e) indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) Guarantees by such Person of indebtedness of others, (g) Capital Lease Obligations of such Person, (h) any payment obligations of such Person (whether as obligor or as guarantor) in respect of acceptance credit, drawn letters of credit or similar facilities, (i) any Liability of such Person (whether as obligor or as guarantor) with respect to derivative financial instruments, interest rate swaps, interest rate protection agreements, forward currency exchanges, collars, caps and similar hedging obligations, (j) any outstanding judgments or settlement amounts against or in respect of the Seller Parties or otherwise relating to the Business or the Purchased Assets, (k) obligations of such Person for any accrued interest, premiums (including prepayment premiums), penalties, charges, assessments and other fees and expenses that are required to be paid by such Persons in respect of any indebtedness, (l) any change of control, retention, sale bonus and/or severance Liabilities arising in connection with the execution of this Agreement or the consummation of the Transactions (and any employer portion of Taxes imposed with such Liabilities), and (m) amounts or any other remaining Liability owed by such Person to any Person under any earn-out or similar performance payment as of the Closing Date. Notwithstanding anything to the contrary set forth above, for avoidance of doubt, “Indebtedness” shall not include any Liabilities to the extent they are reflected in the calculation of Closing Working Capital or Selling Expenses.

“Indebtedness Withholding Amounts”: as set forth in Section 2.7.2.

“Indemnification Payment”: as set forth in Section 9.5.1.

“Indemnified Party”: as set forth in Section 9.4.1.

“Indemnifying Party”: as set forth in Section 9.4.1.

“Indemnity Cap”: the Base Purchase Price, plus (a) the amount (if any) by which Closing Working Capital exceeds the Working Capital Target, minus (b) the amount (if any) by which the Working Capital Target exceed the Closing Working Capital.

“Indemnity Escrow Amount”: $3,000,000.

“Indemnity Escrow Release Date”: the date that is twelve (12) months following the Closing Date.

“Information Technology Assets”: all IT Systems and other information technology assets owned by a Seller or a third party and which are material to the Business and are used in or held for use by a Seller in the conduct of the Business.

“Intellectual Property Assets”: collectively, all Owned IP and all Contracts related to the Licensed IP, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to a Seller with respect to such Intellectual Property Right; and (b) claims and causes of action with respect to such Intellectual Property Right, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

Annex A-7

“Intellectual Property Right”: all intellectual property and industrial property rights (anywhere in the world, whether statutory, common law or otherwise), including (a) Patents, (b) Copyrights, (c) Design Rights, (d) rights with respect to Trademarks, and all registrations thereof and applications therefor, (e) rights with respect to Domain Names and Social Media Accounts, including registrations thereof, (f) rights with respect to Trade Secrets or confidential information, including rights to limit the use or disclosure thereof by any Person, (g) rights with respect to Databases, including registrations thereof and applications therefor, (h) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (i) integrated circuit design, mask work, or topography registrations or applications therefor, and (j) any rights equivalent or similar to any of the foregoing. Without limiting the foregoing, Intellectual Property Rights includes all rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing, all claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing, all income, royalties, damages and payments now and hereafter due or payable with respect to any of the foregoing (including damages and payments for past or future infringements, misappropriation or violations of any of the foregoing), and any other similar proprietary, intellectual property, or industrial property rights now known or hereafter recognized in any jurisdiction.

“Interim Financial Statements”: as set forth in Section 3.5.1.

“Inventory”: all inventory attributable to the Business, held for resale, wherever located, and all of the Business’s raw materials, work in process, finished products, supplies and packing items and similar items, in each case wherever located.

“IP-connected Platforms”: as set forth in Section 6.4.

“IRS”: the Internal Revenue Service.

“IT Systems”: all any equipment, hardware, infrastructure, information systems, Software, Technology, or other similar assets used to operate the Business.

“knowledge”: with respect to the Sellers means the actual (but not constructive or imputed) knowledge of any of Jesus Perez, Thomas (Worth) Davis, Faisal Bhutto, Thomas King, Darrell Mays and Larry Mock, in each case, following due inquiry concerning the applicable matter.

“Law”: any federal, state, provincial, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, Order, judgment, decree, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Authority.

“Leased Real Property”: as set forth in Section 3.13.1.

“Liabilities” or, individually, “Liability”: with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested executory, asserted or unasserted, matured or unmatured, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed IP”: Intellectual Property Rights owned by Persons other than the Sellers and which a Seller uses or otherwise exploits or has used or exploited in the conduct of the Business.

“Lien”: any mortgage, pledge, hypothecation, preference, security agreement, easement, covenant, restriction, option, right of first offer or refusal, lien, charge, security interest, or other encumbrance of any kind or nature whatsoever (including any agreement that provides for any of the foregoing).

Annex A-8

“Material Adverse Effect”: any change, effect, event, occurrence, or fact, individually or in the aggregate, that has had, or would reasonably be expected to have, a materially adverse effect on (a) the Sellers, the Business, the Purchased Assets, Assumed Liabilities, financial condition, or results of operations of the Business, taken as a whole, or (b) the ability of the Seller Parties to timely perform their respective obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any change, effect, event, occurrence, or fact, directly or indirectly arising out of or attributable to: (i) the occurrence of any event of terrorism, act of war, event of natural disaster, epidemic, pandemic or other calamity, natural or man-made disaster, act of God or crisis, (ii) general economic or political conditions or changes in general economic, regulatory, financial, banking and/or securities (including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates), or political conditions or changes, (iii) conditions generally affecting the industries in which the Business operates, (iv) actual changes in Law or U.S. GAAP or in the interpretation, implementation or enforcement thereof, (v) any failure by the Business to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure), (vi) the taking (or the omission of taking) of any action specifically requested or approved by the Purchaser, or otherwise contemplated, required or permitted by this Agreement or the other agreements contemplated hereby, (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business, or (viii) any matter of which the Purchaser is aware on the date hereof; except to the extent that such change, effect, event, occurrence, or fact referred to in clauses (i), (ii) or (iii) has a disproportionate effect on Computex or the Business compared to other participants in the industry in which the Business operates.

“Material Contracts”: as set forth in Section 3.8.1.

“Material Customers”: the customers of the Business listed on Exhibit G under the heading Material Customers.

“Material Suppliers”: the suppliers of the Business list on Exhibit G under the heading Material Suppliers.

“Money Laundering Laws”: as set forth in Section 3.23.

“Notice of Disagreement”: as set forth in Section 2.9.2.

“Open Source License”: any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses and all of the following licenses: (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Affero Public License or the GNU Affero Public License; (iii) the Artistic License; (iv) the Mozilla Public License; (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL); (vii) the Sun Industry Standards License (SISL); (viii) the BSD License; (ix) the Apache License; (x) the European Union Public License; (xi) the Open Software License; (xi) the Server Side License; and (xiii) any other license or distribution model described by the Open Source Initiative as set forth at www.opensource.org.

“Open Source Materials”: any Software or other Technology subject to an Open Source License.

Annex A-9

“Order”: any writ, judgment, injunction, restraining order, ruling, decision, verdict, award, charge, decree (including any consent decree) or any order of any nature that is issued, promulgated or entered into by or with a Governmental Authority, in each case, whether temporary, preliminary or final.

“Ordinary Course”: with respect to an action taken by any Person, an action that is generally consistent in nature, scope and magnitude with the past practices of such Person.

“Organizational Documents”: the certificate of incorporation, articles of incorporation, certificate of formation, memorandum and articles, bylaws, operating agreement, memorandum of association, partnership agreement, and all other governing documents of an entity, as applicable, in each case as amended.

“Owned IP”: all Intellectual Property Rights in which any Seller has (or purports to have) an ownership interest that is used in or held for use by the Sellers in the conduct of the Business, but in all cases excluding Licensed IP.

“Parent”: as set forth in the introductory paragraph.

“Parent Board”: collectively, the board of directors of each Seller and the Parent.

“Parent Board Recommendation”: as set forth in Section 6.10.2.

“Parent Stockholders”: stockholders of the Parent.

“Parties”: as set forth in the introductory paragraph.

“Patent Assignment”: the confirmatory Patent assignment agreement(s) dated as of the Closing Date, to be executed by the applicable Seller in favor of the Purchaser, each in substantially the form attached hereto as Exhibit B-3.

“Patents”: any domestic or foreign patents, utility models and applications therefore and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“Permit”: all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens”: (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or being contested in good faith by appropriate procedures; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue; (c) Liens encumbering Leased Real Property (other than Liens based on actions or inactions of a Seller) to the extent such Liens do not impact a Seller’s use of the Leased Real Property; and (d) Liens relating to equipment leases entered into in the Ordinary Course.

“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

Annex A-10

“Personal Information”: (i) any information or data relating to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, a household, or a particular natural person’s computing system or device, including a natural person’s name, street address, telephone number, email address, facial geometry, financial account number, government- issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking information relating to any natural person, or passport number, client or account identifier, or credit card number, cardholder data, authentication information, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or account credentials; (ii) any data regarding any activity of an individual online or with respect to any mobile device or other application; (iii) any information defined as “personal data”, “personal information”, “personally identifiable information”, a “biometric identifier”, “biometric information”, “nonpublic personal information”, “individually identifiable health information”, a “consumer report”, or any similar term under any applicable Law, or defined or described by a Seller as any such term in any Privacy Policy or Contract; and (iv) any information reasonably capable of being associated, directly or indirectly, with any of the foregoing.

“Plans”: as set forth in Section 3.16.1.

“Policy” or “Policies”: as set forth in Section 3.10.

“Post-Closing Tax Period”: any taxable period ending after the Closing Date, and, with respect to any Straddle Period, the portion of the taxable period ending after the Closing Date.

“Pre-Closing Tax Liabilities”: (a) any Taxes (or the non-payment thereof ) of the Seller Parties relating to the Business or the Purchased Assets with respect to any Pre-Closing Tax Period, provided, that, the amount of such Pre-Closing Tax Liabilities for which the Sellers Parties are responsible under the terms of this Agreement shall not be increased by any actions taken by the Purchaser (or its Affiliates) or other events occurring after the Closing; (b) any Transfer Taxes for which the Seller Parties are responsible pursuant to Section 7.1, and (c) deferred payroll Taxes under any Governmental Program, including, for the avoidance of doubt, any portion of an employee’s share of payroll taxes which has been deferred; provided, however, that (i) Taxes related to the Purchased Assets or Business that arise in or are related to a Post-Closing Tax Period, and (ii) any Taxes taken into account in the determination of Net Working Capital or Indebtedness (or which were otherwise taken into account in the final determination of Cash Consideration).

“Pre-Closing Tax Period”: any taxable period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of the taxable period ending on and including the Closing Date.

“Preliminary Adjustment Statement”: as set forth in Section 2.9.1.

“Privacy Policy”: each external or internal, past or present policy of, or representation, statement or notice made by, a Seller relating to: (i) the privacy of customers or users of any Seller Products and Services; or (ii) the collection, obtainment, storage, use, maintenance, transfer, transmission, disclosure, security, disposal, or other processing by or on behalf of such Seller of any Personal Information in connection with the Business.

Annex A-11

“Privacy Requirements”: relating to privacy, security, or security breach notification requirements applicable to a Seller, to the conduct of the Business, or to any of the IT Systems or Business data: (a) such Seller’s own rules, policies, and procedures; (b) all applicable Laws, including the GDPR (and any European Union member states’ laws and regulations implementing it), the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, California Online Privacy Protection Act of 2003 (CalOPPA), California Consumer Privacy Act (CCPA) and any Laws promulgated under the foregoing Laws, to the extent applicable; (c) all applicable industry requirements, including the Payment Card Industry Data Security Standard (PCI DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank, and all audit, scanning and filing requirements, to the extent applicable; (d) Contracts entered into by such Seller or by such Seller otherwise is bound, and (e) any Privacy Policy.

“Proceeding”: any action, claim, suit, complaint, demand, grievance, litigation, dispute, controversies, counterclaims, causes of action, of any nature, or legal, administrative, arbitration, mediation, or other proceeding, hearing, whether criminal, civil, administrative, judicial, public or private.

“Property Taxes”: all real property Taxes, personal property Taxes and similar ad valorem Taxes. “Proxy Statement”: as set forth in Section 3.3.

“Purchase Price Allocation”: as set forth in Section 7.3.

“Purchased Assets”: as set forth in Section 2.1.

“Purchaser”: as set forth in the introductory paragraph.

“Purchaser Fundamental Representations”: the representations and warranties of the Purchaser set forth in Sections 5.1 (Organization), 5.2 (Authorization; Enforceability), and 5.5 (Finders’ Fees).

“Purchaser Indemnified Parties”: as set forth in Section 9.2.1.

“Purchaser Plan”: as set forth in Section 6.3.4.

“Purchaser Released Parties”: as set forth in Section6.2.

“Real Property Lease”: as set forth in Section 3.13.1.

“Registered Intellectual Property”: has the meaning assigned to it in Section 3.14.1.

“Released Matters”: as set forth in Section 6.2.

“Representatives”: with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other Representatives of such Person.

“Resold Products and Services”: the products and services that the Sellers (i) resell in connection with the Business, or (ii) have resold in connection with the Business at any time within the five (5) year period prior to the Closing Date. The Resold Products and Services do not include the Seller Products and Services.

“Restrictive Covenant Agreement”: the Restrictive Covenant Agreement dated as of the date of Closing, by and among the Purchaser and the Sellers and in the form attached as Exhibit F hereto.

“SEC”: the United States Securities and Exchange Commission.

“Seller”: as set forth in the introductory paragraph.

Annex A-12

“Seller Fundamental Representations”: the representations and warranties of the Seller Parties set forth in Sections 3.1 (Existence and Qualification), 3.2 (Authorization; Enforceability), 3.4 (Subsidiaries), 3.6 (Tax Matters), 3.9.1 (Title to Assets), 3.19 (Finders’ Fees), 4.1 (Organization), 4.2 (Authorization; Enforceability) and 4.5 (Finders’ Fees).

“Seller Indemnified Parties”: as set forth in Section 9.3.1.

“Seller Parties”: collectively, the Parent and the Sellers.

“Seller Products and Services”: the products and services of the Sellers that the Sellers (i) currently market, distribute, host, make available, sell, or license in connection with the Business, or (ii) have marketed, distributed, hosted, made available, sold, or licensed in connection with the Business at any time within the five (5) year period prior to the Closing Date. The Seller Products and Services do not include the Resold Products and Services.

“Seller Releasing Party” or “Seller Releasing Parties”: as set forth in Section 6.2.

“Selling Expenses”: the sum of all of the fees and expenses incurred by or on behalf of the Seller Parties and their respective Affiliates in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement, the Ancillary Agreements or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement that have not been paid prior to the Closing Date, including (a) all brokers’ or finders’ fees (if any); (b) all fees and expenses of counsel, advisors, consultants, agents, Representatives, investment bankers, accountants, auditors, data room administrators, experts and any other transaction advisors, as well as one half of any fees and expenses of the Escrow Agent; (c) all payments (including severance, termination, Tax gross-up, retention or transaction bonus payments or any other amounts payable relating to, arising out of or in connection with the execution of this Agreement of the consummation of the transactions contemplated hereby) and related fees, costs, charges and expenses to directors, officers, employees, consultants, advisors and agents of and to the Seller Parties arising out of or in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby, including any employer portion of any Taxes (including any payroll, social security, unemployment or similar Tax) relating to such payments; and (d) any fees, penalties or related charges incurred in connection with the transfer or assignment of any Contracts by and among a Seller and any other Person, or the obtainment of any consents, amendments or waivers thereto; in each case, that have not been paid prior to the Closing Date.

“Social Media Accounts”: any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website, online service or mobile application, (b) blog or microblog, (c) photo, video or other content-sharing website or mobile application, (d) virtual game world or virtual social world, (e) rating and review website or mobile application, (f) wiki or similar collaborative content website or mobile application, or (g) message board, bulletin board, or similar forum.

“Software”: any and all (a) computer programs, operating systems, applications systems, interfaces, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, rules, definitions, models and methodologies derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, whether in machine-readable form or otherwise and irrespective of the programming language, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature; (b) databases and compilations, including any and all data and collections of data whether machine readable or otherwise; (c) diagrams, descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation relating to any of the foregoing.

Annex A-13

“Stockholder Approval”: Approval of the transactions contemplated by this Agreement by holders of a majority of the outstanding stock of the Parent entitled to vote at the Stockholders’ Meeting.

“Stockholders’ Meeting”: as set forth in Section 6.10.1.

“Straddle Period”: any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary”: with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than fifty percent (50%) of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Tax”: any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, withholding on amounts paid to or by a Seller, or any of its Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority.

“Tax Returns”: all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Tax Sharing Agreements”: all existing Tax sharing agreements or arrangements (whether oral or written) binding a Seller, or any of its Affiliates.

“Technology”: any and all (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, creations, inventions and invention disclosures, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information, research, and materials, (c) specifications, designs, models, devices, prototypes, schematics, manuals and development tools, (d) Software, content, and other Works of Authorship, (e) Databases, (f) Trade Secrets, and (g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Third Party Claim”: any claim, demand, action, suit, or Proceeding made or brought by any Person who or that is not a Party.

Annex A-14

“Trade Secrets”: all confidential and proprietary information, whether oral or written, and whether or not patentable or reduced to practice, including ideas, designs, concepts, compositions, compilations of information, methods, methodologies, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, tools, specifications, business methods, business processes, business techniques, business plans, data (including customer data and technical data), graphs, charts, sound recordings and pictorial reproductions.

“Trademark Assignment”: the confirmatory Trademark assignment agreement(s) dated as of the Closing Date, to be executed by the applicable Seller in favor of the Purchaser, each in substantially the form attached hereto as Exhibit B-4.

“Trademarks”: unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transactions” means the Acquisitions and the other transactions in the Ancillary Agreements.

“Transfer Tax”: as set forth in Section 7.1.

“Transferred Employee”: as set forth in Section 6.3.1.

“Transition Services Agreement”: the Transition Services Agreement dated as of the date hereof, by and among the Purchaser and the applicable Seller Parties, attached herewith as Exhibit E.

“UCC”: the Uniform Commercial Code and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Liens on or against any Purchased Asset are governed by the personal property security laws of any other jurisdiction, “UCC” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“U.S. GAAP”: generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“U.S. Sales Tax Matters”: any assessment, imposition or payment obligations of any Seller arising from the Pre-Closing Tax Period for any federal or state sales and use taxes that may arise from the sale of Resold Products and Services and the Seller Products and Services by any Seller.

“Working Capital”: an amount equal to Current Assets minus Current Liabilities.

“Working Capital Target”: Negative $6,000,000.

“Works of Authorship”: Software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, literary works, photographs, artwork, artistic works, audiovisual works, dramatic works, sound recordings, musical works, graphs, drawings, reports, analyses, designs, compilations, writings, and other works of authorship and copyrightable subject matter.

Annex A-15

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

(See Attached.)

EXECUTION VERSION

FORM OF ASSIGNMENT AND ASSUMPTION LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) dated as of [                  ], 2022, by and among [COMPUTEX, INC., a Texas corporation] (“Assignor”), CALIAN CORP., a Delaware corporation (“Assignee”) and [                    ], a [                  ] (“Landlord”).

RECITALS:

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated [   ], 2022 by and among Assignor, Assignee, and such other signatories made party thereto (the “Purchase Agreement”);

WHEREAS, Assignor is a party to the that certain [Lease] dated as of [   ], by and between Assignor as “[Lessee/Tenant]” and Landlord as “[Lessor/Landlord]” thereunder (the “Lease”) relating to [   ] (the “Premises”);

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest as “[Lessee/Tenant]” in, to, and under the Lease and Assignee desires to assume from Assignor all of Assignor’s right, title and interest as “[Lessee/Tenant]” in, to, and under the Lease; and

WHEREAS, pursuant to Section [   ] of the Lease, the approval of Landlord is required in order to effectuate such assignment, and Landlord is willing to enter into this Assignment to grant its written consent and approval to Assignor’s assignment of the Lease to Assignee.

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

AGREEMENT:

1. ASSIGNMENT. Effective as of the date of Closing under the Purchaser Agreement (the “Effective Date”), Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in, to, and under the Lease, subject to the consent and approval of Landlord (which is given by Landlord pursuant to Section 3 hereof).

2. ASSUMPTION. As of the Effective Date, Assignee hereby accepts the assignment from Assignor of the Lease and assumes and agrees to pay, perform and/or discharge in accordance with their terms all obligations arising under or resulting from the Lease first arising or accruing on or after the Effective Date.

3. LANDLORD’S CONSENT AND APPROVAL. Landlord hereby explicitly and absolutely, unconditionally and irrevocably consents to and approves the assignment of the Lease by Assignor to Assignee effective as of the Effective Date. As of and following the execution of this Assignment, Landlord agrees that notwithstanding anything to the contrary contained in the Lease, (a) the Lease shall continue in full force and effect unamended and will not be terminated as a result of the assignment described herein and that Assignee shall have all of the rights (including, without limitation, extension and renewal rights) of “[Lessee/Tenant]” under the Lease, as if Assignee were the original named “[Lessee/Tenant]”, and (b) Assignor shall have no liability for any obligations arising under the Lease after the Effective Date. The Landlord warrants and represents to the Assignee (and acknowledges that the Assignee is relying thereon) that the Lease is good, valid and subsisting and the rents thereby reserved have been duly paid, and that to the best of the knowledge of the Landlord, there is not any default by any party under the Lease.

4. REPRESENTATIONS AND WARRANTIES. Each party to this Assignment represents and warrants to the other parties to this Assignment that it is duly authorized to enter into this Assignment and/or to execute the applicable assignment, assumption and/or consent provisions set forth herein and perform its respective obligations hereunder and that the person signing this Assignment on its respective behalf is duly authorized to sign on behalf of such party.

5. PURCHASE AGREEMENT AND LEASE. Nothing contained in this Assignment shall be deemed to supersede any of the obligations, agreements, covenants or warranties of Assignor or Assignee contained in the Purchase Agreement. If any provision of this Assignment is inconsistent or conflicts with the Purchase Agreement, the Purchase Agreement shall control. Except as expressly provided herein, all of the terms and conditions of the Lease will remain unmodified and in full force and effect.

6. DEFINITIONS. Except where otherwise specifically provided, capitalized terms used, but not otherwise defined herein, shall have the same meaning ascribed to such term in the Purchase Agreement.

7. NO THIRD-PARTY BENEFICIARIES. This Assignment is for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, remedies or claims under, or by any reason of, this Assignment or any term, covenant or condition hereof.

8. FURTHER ASSURANCES. The parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Assignment and the documents to be delivered hereunder.

9. AMENDMENT AND MODIFICATION; WAIVER. This Assignment may be amended, modified and supplemented by written instrument authorized and executed by Assignee and Assignor at any time with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Assignment shall not operate or be construed as a waiver of any other or subsequent breach.

10. SEVERABILITY. If any term or provision of this Assignment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Assignment or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Assignment so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

11. GOVERNING LAW. This Assignment shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to any choice or conflict of law provision or rule.

12. SUBMISSION TO JURISDICTION. Any legal suit, action, or proceeding arising out of or based upon this Assignment or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

13. INDEPENDENT LEGAL ADVICE. The parties hereto acknowledge and agrees that it: (i) obtained independent legal advice in respect of its rights and obligations hereunder; or (ii) if the party has not obtained independent legal advice, such party has reviewed or had the opportunity to review this Assignment and the Purchase Agreement, prior to executing this Assignment and, to the extent the party has failed to obtain such independent legal advice, the party shall not in any way use or rely upon such failure as a basis for claiming that this Assignment or the obligations and liabilities of such party hereunder, are unenforceable or, alternatively, as a defense to the enforcement of this Assignment.

14. COUNTERPARTS. This Assignment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including, without limitation, any PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Assignment effective as of the Effective Date.

ASSIGNOR:

[COMPUTEX, INC.],
a [Texas][corporation]

By:
Name:
Title:

ASSIGNEE:

CALIAN CORP.,
a Delaware corporation

By:
Name:
Title:

LANDLORD:

[__________________________],
a [___________][_______________]

By:
Name:
Title:

[Signature Page to Assignment and Assumption of Lease]

EXHIBIT B-1

FORM OF COPYRIGHT ASSIGNMENT

(See Attached.)

B-1-1

EXECUTION VERSION

COPYRIGHT ASSIGNMENT AGREEMENT

THIS COPYRIGHT ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of [                 ], 2022 (the “Effective Date”), by and between [COMPUTEX, INC., a Texas corporation] (“Assignor”) and CALIAN CORP., a Delaware corporation (“Assignee”).

RECITALS:

WHEREAS, Assignor owns all right, title and interest in and to the copyrights set forth on Schedule A attached hereto (hereinafter referred to collectively as the “Copyrights”);

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of [                 ], 2022, by and among, Assignor, Assignee, and the other signatories made party thereto (the “Purchase Agreement”); and

WHEREAS, Assignor desires to assign and transfer to Assignee, and Assignee desires to accept such assignment and acquire from Assignor, all worldwide right, title and interest in and to the Copyrights, subject to the terms and conditions set forth herein and in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:

AGREEMENT:

1. Defined Terms. Capitalized terms which are used but not otherwise defined in this Agreement will have the meaning ascribed to such terms in the Purchase Agreement.

2. Assignment.

(a) Assignor does hereby sell, assign, convey, transfer, and deliver unto Assignee and its permitted successors, assigns, and legal representatives, Assignor’s entire right, title and interest in and throughout the world in and to the Copyrights, including, without limitation, all common law rights and statutory rights therein, together with all rights relating thereto, including, without limitation, all rights to renew the registrations for such Copyrights, the same to be held and enjoyed by Assignee, its successors, assigns or legal representatives, together with income, royalties, damages or payments due on or after the date hereof, including without limitation, all claims for damages or payments by reason of unauthorized use of the Copyrights, along with the right to sue for past violations and to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith, for Assignee’s sole use and enjoyment.

(b) Assignor shall, without further compensation, timely execute, or cause those under its direct or indirect control to execute, any and all papers and/or documents that may be reasonably necessary to effectuate the assignment, transfer, prosecution or enforcement of the Copyrights. If Assignee is unable for any reason to secure Assignor’s signature to any document required to file, prosecute, register, assign, issue or enforce rights under any Copyrights or to memorialize the assignment of any rights under any Copyrights, Assignor hereby irrevocably designates and appoints Assignee (and any assignee or successor thereto) and Assignee’s (and any assignees’ or successors’ thereto) duly authorized officers and agents as Assignor’s agents and attorneys-in-fact to act for and on Assignor’s behalf and instead of Assignor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and issuance of rights under the Copyrights, all with the same legal force and effect as if executed by Assignor. The foregoing is deemed a power coupled with an interest and is irrevocable.

B-1-2

(c) Recordation. The Assignor hereby requests the United States Copyright Office and any other applicable governmental entity or registrar (including any applicable foreign or international office or registrar), to record the Assignee as the assignee and owner of all registered copyrights and applications therefor included in the Copyrights.

3. Conflict. The assignment of the Copyrights made hereunder is made in accordance with and subject to the Purchase Agreement, which is incorporated herein by reference. Nothing contained in this Agreement shall be deemed to modify, supersede, enlarge, limit, or affect the rights of any person under the Purchase Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede, and prevail.

4. Notices. Any notice, request, or other document to be given hereunder to any party shall be given in the manner specified in Section 11.1 of the Purchase Agreement.

5. Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties hereto will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

6. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by both Assignee and Assignor.

7. Further Assurances. Each party shall cooperate with the other, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

B-1-3

8. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including, without limitation, any PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9. Governing Law. This Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

10. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. No Third Party Beneficiary. This Agreement is intended solely for the benefit of the parties hereto and their successors and assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other person or entity not a party to this Agreement. Assignee may assign this Agreement at any time without notice.

12. Entire Agreement. This Agreement and the Purchase Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby and supersede all prior agreements and understandings between the parties with respect thereto.

[Signatures Appear on Following Page]

B-1-4

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

ASSIGNOR:

[COMPUTEX, INC.],
a [Texas][corporation]

By:
Name:
Title:

Acknowledgement:

ASSIGNEE:

CALIAN CORP.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Copyright Assignment Agreement]

B-1-5

SCHEDULE A

COPYRIGHTS

1.	Registered Copyrights – See Attached

2.	Pending Copyright Applications

SR #*	Filing Date	Title	Issue

*	The SR # is the “service request number” assigned by the Copyright Office, also referred to as the Case #.

3.	Unregistered Copyrights – See Attached

[Schedule A to Copyright Assignment Agreement]

B-1-6

EXHIBIT B-2

FORM OF DOMAIN NAME ASSIGNMENT

(See Attached.)

B-2-1

EXECUTION VERSION

DOMAIN NAME ASSIGNMENT AGREEMENT

This Domain Name Assignment Agreement (this “Agreement”) is made as of [                     ], 2022 (the “Effective Date”), by and between [COMPUTEX, INC., a Texas corporation] (“Assignor”) and CALIAN CORP., a Delaware corporation (“Assignee”). Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in the Asset Purchase Agreement (as defined below).

WHEREAS, Assignor is the sole owner of or has exclusive rights to all right, title and interest in and to the domain names set forth on Exhibit A (the “Domain Names”);

WHEREAS, the Domain Names are currently registered with the registrar set forth across from such Domain Name on Exhibit A (each, individually, a “Registrar”, and, collectively, the “Registrars”);

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated [                    ], 2022 by and among Assignor, Assignee, and the other signatories made party thereto (the “Asset Purchase Agreement”); pursuant to which, among other actions, Assignor has agreed to sell, convey, assign, transfer and deliver to Assignee, and Assignee has agreed to purchase, accept and take from Assignor, the Domain Names, as more fully set forth and described in the Asset Purchase Agreement; and

WHEREAS, Assignor wishes to assign all right, title and interest (including, without limitation, all copyrights, trademarks, trade secrets and other intellectual property rights) in and to the Domain Names to Assignee, and Assignee wishes to accept such assignment.

NOW, THEREFORE, in consideration of foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

ASSIGNMENT

1.1 Assignment. Assignor hereby sells, conveys, transfers, assigns and delivers to Assignee all of Assignor’s right, title and interest throughout the world in and to the Domain Names, (the foregoing collectively, the “Rights”). Assignor will discontinue use of the Domain Names throughout the world in all forms and media following transfer of the Domain Names in accordance with Section 1.2.

1.2 Transfer of Domain Names and Rights. Assignor has prepared and submitted, or will within two (2) business days after the Effective Date prepare and submit, to the appropriate individuals or entities all forms and other documents reasonably requested by Assignee to transfer the Domain Names and the Rights to Assignee, including, without limitation, any and all forms required to be filed with the Registrars. Further, Assignor will take all other actions reasonably requested by Assignee, to transfer the Domain Names and the Rights to Assignee.

1.3 Purchase Price. The purchase price for the Domain Names will be included in the Base Purchase Price, and the portion of the Base Purchase Price allocated to the Domain Names will be determined in accordance with the Asset Purchase Agreement.

B-2-2

ARTICLE II.

MISCELLANEOUS

2.1 Terms of Asset Purchase Agreement Control. This Agreement, being further documentation of the sales, conveyances, assignments and transfers provided for in the Asset Purchase Agreement, is intended to implement the provisions of the Asset Purchase Agreement and shall not be construed to extend or limit the rights, obligations, representations or warranties of the parties provided in and by the Asset Purchase Agreement, and to the extent any term or provision of this Agreement conflicts with or is inconsistent with any term or provision of the Asset Purchase Agreement, the term or provision of the Asset Purchase Agreement will control.

2.2 Further Assurances. Assignor will take, or cause to be taken, all actions and will do, or cause to be done, all things reasonably requested by Assignee, and at the Assignee’s expense, to consummate or implement promptly the transactions contemplated by this Agreement.

2.3 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon each of the parties to this Agreement and their respective successors and assigns. Assignee may assign this Agreement at any time without notice.

2.4 Governing Law. This Agreement will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

2.5 Severability. Each article, section, subsection, paragraph or clause of this Agreement constitutes a separate and distinct undertaking, covenant or provision. In the event that any provision of this Agreement is finally determined to be unlawful, such provision will be deemed severed from this Agreement, but every other provision of this Agreement will remain in full force and effect.

2.6 Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by each of the parties to this Agreement.

2.7 Mutual Drafting. This Agreement is the mutual product of the parties, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of the parties. Neither party will be entitled to claim that any provision should be construed against the other party by reason of the fact that it was drafted by one particular party.

2.8 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

2.9 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including, without limitation, any PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

B-2-3

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

ASSIGNOR:

[COMPUTEX, INC.],
a [Texas][corporation]

By:
Name:
Title:

ASSIGNEE:

CALIAN CORP.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Domain Name Assignment Agreement]

B-2-4

EXHIBIT A

DOMAIN NAMES

Internet Names	Expiration Date	Registrar
1. [ ]	[ ]	[ ]

[Exhibit A to Domain Name Assignment Agreement]

B-2-5

EXHIBIT B-3

FORM OF PATENT ASSIGNMENT

(See Attached.)

B-3-1

EXECUTION VERSION

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (this “Assignment”) is effective as of [                 ], 2022 (the “Effective Date”) by [COMPUTEX, INC., a Texas corporation] (“Assignor”) and CALIAN CORP., a Delaware corporation (“Assignee”).

WHEREAS, Assignor is the record owner of the United States Patents and patent applications listed on the attached Schedule A attached hereto;

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of [                 ], 2022, by and among, Assignor, Assignee, and the other signatories made party thereto (the “Purchase Agreement”);

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to the Assigned Patents (as defined below); and

WHEREAS, Assignor and Assignee wish to document the formal assignment to Assignee of all of Assignor’s title, interest and rights in and to such Assigned Patents.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each party agrees as follows:

1. Assignment. Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby accepts, all right, title and interest in and to the Assigned Patents, and any U.S. and foreign counterparts, issuances, additions, provisionals, continuations, continuations-in-part, divisionals, extensions, substitutions, renewals, reissues, and re- examination patents or applications thereof, or any other applications or patents claiming priority to or the benefit of the filing date of any such application or patent listed on Schedule A (the “Assigned Patents”), together with all rights of action, both at law and in equity with respect thereto, including all rights to sue, settle any claim, and collect all damages for any past, present, or future infringement of the Assigned Patents.

2. Recordation and Further Actions. Assignor authorizes the U.S. Commissioner for Patents and any other governmental officials of any country or countries foreign to the United States to record and register the assignments evidenced by this Assignment. When requested by Assignee. and at the sole expense of Assignee, to carry out in good faith the intent and purpose of this Assignment, Assignor will (a) execute all issuances, additions, provisionals, divisionals, continuations, continuations-in-part, extensions, substitutions, renewals, reissues, reexaminations, and all other patent applications on any and all of the Assigned Patents, (b) execute and cause its officers and employees to execute all rightful oaths, declarations, assignments, powers of attorney and other papers related to the Assigned Patents, (c) communicate to Assignee all facts known to Assignor relating to the Assigned Patents and the history thereof, and (d) take other actions reasonably requested by the Assignee for the purpose of securing, maintaining and enforcing proper patent protection for such Assigned Patents and for vesting title to the Assigned Patents in the Assignee. If Assignee is unable for any reason to secure Assignor’s signature to any document required to file, prosecute, register, assign, issue or enforce rights under any Assigned Patents or to memorialize the assignment of any rights under any Assigned Patents, Assignor hereby irrevocably designates and appoints Assignee (and any assignee or successor thereto) and Assignee’s (and any assignees’ or successors’ thereto) duly authorized officers and agents as Assignor’s agents and attorneys-in-fact to act for and on Assignor’s behalf and instead of Assignor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and issuance of rights under the Assigned Patents, all with the same legal force and effect as if executed by Assignor. The foregoing is deemed a power coupled with an interest and is irrevocable.

B-3-2

3. Defined Terms. Capitalized terms which are used but not otherwise defined in this Assignment will have the meaning ascribed to such terms in the Purchase Agreement.

4. Governing Law. The validity, construction and performance of this Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

5. Jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Assignment; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Assignment except in the courts of the State of Delaware or the United States District Court in the State of Delaware; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Assignment or the subject matter hereof may not be enforced in or by such court.

6. Counterparts. This Assignment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including, without limitation, any PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7. Binding Effect and Assignment. This Assignment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Assignee may assign this Assignment at any time without notice.

8. Terms of Asset Purchase Agreement Control. This Assignment, being further documentation of the sales, conveyances, assignments and transfers provided for in the Purchase Agreement, is intended to implement the provisions of the Purchase Agreement and shall not be construed to extend or limit the rights, obligations, representations or warranties of the parties provided in and by the Purchase Agreement, and to the extent any term or provision of this Assignment conflicts with or is inconsistent with any term or provision of the Purchase Agreement, the term or provision of the Purchase Agreement will control.

9. Entire Agreement. This Assignment and the Purchase Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby and supersede all prior agreements and understandings between the parties with respect thereto.

B-3-3

10. Notices. Any notice, request, or other document to be given hereunder to any party shall be given in the manner specified in Section 11.1 of the Purchase Agreement.

11. Severability. Any provision of this Assignment that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties hereto will attempt in good faith to reform this Assignment in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

12. Amendments. This Assignment may not be amended or modified except by an instrument in writing signed by both Assignee and Assignor.

13. Further Assurances. Each party shall cooperate with the other, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Assignment, in order to effectuate the provisions and purposes of this Assignment and the transactions contemplated hereby.

[Signatures Appear on Following Page]

B-3-4

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment effective as of the Effective Date.

ASSIGNOR:

[COMPUTEX, INC.],
a [Texas][corporation]

By:
Name:
Title:

ASSIGNEE:

CALIAN CORP.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Patent Assignment]

B-3-5

Schedule A

1.	United States Patents

Patent No.	Country	Title	Issue Date

2.	Patent Applications

Application No.	Title	Filing Date

[Schedule A to Patent Assignment]

B-3-6

EXHIBIT B-4

FORM OF TRADEMARK ASSIGNMENT

(See Attached.)

B-4-1

EXECUTION VERSION

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Agreement”) is made as of [ ], 2022 (the “Effective Date”), by and between [COMPUTEX, INC., a Texas corporation] (“Assignor”) and CALIAN CORP., a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of [ ], 2022, by and among, Assignor, Assignee, and the other signatories made party thereto (the “Purchase Agreement”); pursuant to which, among other actions, Assignor desires to acquire any and all rights and goodwill associated with the Assigned Trademarks (as defined below); and

WHEREAS, pursuant to the Purchase Agreement, Assignor and Assignee have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the promises and covenants set forth in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Conveyance. Assignor hereby sells, assigns, transfers, conveys, and delivers to Assignee all right, title and interest in and throughout the United States of America, its territories and all foreign countries, in, to and under the registered trademarks and trademark applications listed in Exhibit A hereto, and the goodwill associated therewith and symbolized thereby, including renewals therefor (collectively, the “Assigned Trademarks”), together with all rights relating thereto, including, without limitation, all rights to renew the Assigned Trademarks, and all rights to collect royalties, products and proceeds in connection with any of the foregoing, and all rights to sue and bring other claims for past, present and future infringement, misappropriation or other violation of any of the foregoing and all rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith. Assignor shall make no further use of the Assigned Trademarks for its own benefit or the benefit of another, nor shall Assignor challenge Assignee’s use of the Assigned Trademarks after the date of this Agreement.

2. Recordation. Assignor hereby requests the United States Patent and Trademark Office and any other applicable governmental entity or registrar (including any applicable foreign or international office or registrar), to record Assignee as the assignee and owner of the Assigned Trademarks.

3. Information and Assistance.

3.1 Upon Assignee’s reasonable request, Assignor shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions reasonably necessary or required by law to consummate and make fully effective the transaction contemplated by this Agreement.

3.2 If Assignee is unable for any reason to secure Assignor’s signature to any document required to file, prosecute, register, assign, issue or enforce rights under any Assigned Trademarks or to memorialize the assignment of any rights under any Assigned Trademarks, Assignor hereby irrevocably designates and appoints Assignee (and any assignee or successor thereto) and Assignee’s (and any assignees’ or successors’ thereto) duly authorized officers and agents as Assignor’s agents and attorneys-in-fact to act for and on Assignor’s behalf and instead of Assignor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and issuance of rights under the Assigned Trademarks, all with the same legal force and effect as if executed by Assignor. The foregoing is deemed a power coupled with an interest and is irrevocable.

B-4-2

4. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Assignor (whether by operation of Law or otherwise) without the prior written consent of Assignee. Assignee may assign this Agreement at any time without notice. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable rights hereunder.

5. Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7. Asset Purchase Agreement Controls. This Agreement, being further documentation of the sales, conveyances, assignments and transfers provided for in the Purchase Agreement, is intended to implement the provisions of the Purchase Agreement and shall not be construed to extend or limit the rights, obligations, representations or warranties of the parties provided in and by the Purchase Agreement, and to the extent any term or provision of this Agreement conflicts with or is inconsistent with any term or provision of the Purchase Agreement, the term or provision of the Purchase Agreement will control.

8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

9. Entire Agreement. This Agreement and the Purchase Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby and supersede all prior agreements and understandings between the parties with respect thereto.

10. Notices. Any notice, request, or other document to be given hereunder to any party shall be given in the manner specified in Section 11.1 of the Purchase Agreement.

11. Severability. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties hereto will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

B-4-3

12. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by both Assignee and Assignor.

Further Assurances. Each party shall cooperate with the other, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

[COMPUTEX, INC.],
a Texas corporation

By:
Name:
Its:

STATE OF ___________________

COUNTY OF ____________________

Sworn to and subscribed this [      ] day of [      ], 2022, by [                       ], as [              ] of [Computex, Inc.], a Texas corporation, who is personally known to me or who has produced ___________________as identification.

______________________________________________
NOTARY PUBLIC
Name: ________________________________________
Serial No. ______________________________________
My commission expires: ___________________________

B-4-4

EXHIBIT A

MARKS

Mark	USPTO Serial No.	Filing Date	USPTO Registration No.	Registration Date
[ ]	[ ]	[ ]	[ ]	[ ]

[Exhibit A to Trademark Assignment]

B-4-5

EXHIBIT C

FORM OF BILL OF SALE

(See Attached.)

EXECUTION VERSION

BILL OF SALE AND, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and executed as of the [      ] day of [                  ], 2022 (the “Effective Date”), by and among COMPUTEX, INC., a Texas corporation (“Computex”), STRATOS MANAGEMENT SYSTEMS, INC., a Delaware corporation (“Stratos”), FIRST BYTE COMPUTERS, INC., a Minnesota corporation (“First Byte”) and ENETSOLUTIONS, LLC, a Texas limited liability company (“eNetSolutions”, and together with Stratos, Computex and First Byte, each, a “Seller”, and, collectively, the “Sellers”) and CALIAN CORP., a Delaware corporation (“Purchaser”, and together with the Sellers , each, individually, a “Party” and, collectively, the “Parties”). Capitalized terms used, but not otherwise defined, herein shall have the respective meaning ascribed to such terms in that certain Asset Purchase Agreement dated as of [                      ], 2022, by and among the Sellers and Purchaser (the “Purchase Agreement”).

WHEREAS, the Parties have entered into the Purchase Agreement, pursuant to which, among other actions, the Sellers have agreed to grant, convey, sell, assign, transfer and deliver to Purchaser the Purchased Assets and Purchaser has agreed to purchase and acquire from the Sellers the Purchased Assets and assume the Assumed Liabilities, subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing described in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in furtherance of the transactions contemplated by the Purchase Agreement, the Parties, intending to become legally bound, agree as follows:

1. Conveyance; Acceptance. Subject to the terms of the Purchase Agreement, the Sellers hereby transfer, sell, assign and convey to Purchaser, its successors and permitted assigns, forever, their entire right, title and interest in and to the Purchased Assets and together with all options, rights, claims and privileges associated with the Purchased Assets. Subject to the terms of the Purchase Agreement, the Purchaser does hereby purchase, accept and acquire the Purchased Assets from the Sellers. This Agreement shall be effective for all purposes as of the Closing set forth in the Purchase Agreement. Notwithstanding anything to the contrary contained herein, to the extent any assignment of any of the Purchased Assets requires the consent of a third party or governmental authority or agency to such assignment, the foregoing assignment shall become effective as to the Purchased Assets requiring such consent, on and after receipt of such consent.

2. Assumption of Assumed Liabilities. Subject to the terms of the Purchase Agreement, the Sellers hereby assign to Purchaser and Purchaser hereby assumes and accepts from the Sellers, and shall subsequently pay, discharge, and perform the Assumed Liabilities.

3. Third Party Reliance. Nothing in this Agreement, express or implied is intended or shall be construed to confer upon, or to give to, any person, firm, corporation or other entity other than the Parties, and their respective permitted assigns any right or remedy under or by reason of this Agreement or any term, covenant or condition hereof. All of the terms, covenants, conditions, premises and agreements in this Agreement shall be for the sole and exclusive benefit of the Parties, and their respective successors and permitted assigns.

4. Governing Law. This Agreement and the respective rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law. Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

5. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including, without limitation, any PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6. Further Actions. Each of the Parties covenants and agrees, at its own expense, to execute and deliver, at the request of the other Party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

7. Asset Purchase Agreement Controls. This Agreement is provided pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of the Sellers and the Purchaser with respect to the Purchased Assets. Nothing contained in this Agreement shall be deemed to modify, supersede, enlarge, limit or affect the rights of any person under the Purchase Agreement. If any provision of this Agreement is inconsistent or conflicts with the Purchase Agreement, the Purchase Agreement shall control.

8. Binding Effect; Assignability. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement; except that the Purchaser may collaterally assign this Agreement to any Affiliate (but such assignment shall not release the Purchaser of its obligations hereunder); provided, further, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to any lender or financing source of the Purchaser as collateral security without the prior written consent of any Party (but such assignment shall not release the Purchaser of its obligations hereunder).

9. Severability. In case any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected thereby.

10. Waiver; Amendment. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by such Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder. Neither this Agreement nor any terms or provision hereof may be amended, modified, waived or supplemented orally, but only by a written instrument executed by the Parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the Effective Date.

PURCHASER:	SELLERS:

Calian Corp.,	Computex, Inc.,
a Delaware corporation	a Texas corporation

By:	By:
Name:	Name:
Title:	Title:

Stratos Management Systems, Inc., a Delaware corporation

By:
Name:
Title:

First Byte Computers, Inc., a Minnesota corporation

By:
Name:
Title:

eNetSolutions, LLC,
a Texas limited liability company

By:
Name:
Title:

[Signature Page to Bill of Sale and, Assignment and Assumption Agreement]

EXHIBIT D

FORM OF ESCROW AGREEMENT

(See Attached.)

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated effective as of [                            ], 2022 (this “Agreement”), is entered into by and among CALIAN CORP., a Delaware corporation (“Purchaser”), COMPUTEX, INC., a Texas corporation (“Computex”), STRATOS MANAGEMENT SYSTEMS, INC., a Delaware corporation (“Stratos”), FIRST BYTE COMPUTERS, INC., a Minnesota corporation (“First Byte”) and ENETSOLUTIONS, LLC, Texas limited liability company (“eNetSolutions”, and together with Stratos, Computex and First Byte, each a “Seller” and collectively, “Sellers”), and AMERICAN VIRTUAL CLOUD TECHNOLOGIES INC., a Delaware corporation (the “Parent”, and together with the Sellers, each, individually, a “Seller Party”, and, collectively, “Seller Parties”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).

BACKGROUND

A. Purchaser and Seller Parties have entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated as of [                                              ], 2022, pursuant to which Purchaser is purchasing the Purchased Assets and assuming certain of the liabilities of Sellers, subject to the terms and conditions set forth therein. The Purchase Agreement provides that Purchaser shall deposit on behalf of Sellers the Escrow Funds (defined below) in a segregated escrow account to be held by Escrow Agent for the purpose of providing a source of funding for any indemnifications that may become due to Purchaser pursuant to the Purchase Agreement.

B. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and any earnings thereon in accordance with the terms of this Agreement.

C. Purchaser and Sellers have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Agreement.

D. Purchaser and Sellers acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Purchase Agreement, (ii) all references in this Agreement to the Purchase Agreement are solely for the convenience of Purchaser and Seller Parties, and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. Except for the following terms set forth below, which shall have the following meanings when used herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Purchase Agreement:

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which Escrow Agent at its location identified in Section 15 is open to the public for general banking purposes.

“Claim Notice” has the meaning set forth in Section 6(a).

“Escrow Funds” means the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Final Order” means a final and nonappealable order of a court of competent jurisdiction (an “Order”), which Order is delivered to Escrow Agent accompanied by a written instruction from Purchaser or any Seller given to effectuate such Order and confirming that such Order is final, nonappealable and issued by a court of competent jurisdiction, and Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.

“Indemnification Escrow Period” means the period commencing on the date hereof and ending at the close of the Escrow Agent’s Business Day on [                       ], unless earlier terminated pursuant to this Agreement.

“Indemnification Escrow Release Date” means the date on which the Indemnification Escrow Period ends.

“Indemnified Party” has the meaning set forth in Section 11.

“Indemnity Claim” has the meaning set forth in Section 6(a).

“Joint Written Direction” means a written direction substantially in the form of Attachment 1 hereto executed by a Purchaser Representative and a Seller Representative, delivered to Escrow Agent in accordance with Section 15 and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Purchaser Representative” means the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Purchaser and delivered to Escrow Agent and a Seller Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Representatives” means a Purchaser Representative and a Seller Representative.

“Seller Representative” means the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Parent and delivered to Escrow Agent and a Purchaser Representative in accordance with the notice provisions of this Agreement, to act as Sellers’ representative under this Agreement.

2. Appointment of and Acceptance by Escrow Agent. Purchaser and Sellers hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3, shall hold, invest and disburse the Escrow Funds in accordance with this Agreement.

3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Purchaser will transfer the Escrow Funds in the amount of Three Million and No/100 U.S. Dollars ($3,000,000.00), by wire transfer of immediately available funds, to an account designated by Escrow Agent (the “Indemnification Escrow Account”). The Escrow Funds in the Indemnification Escrow Account will remain uninvested except as provided in Section 7.

4. Disbursements of Escrow Funds.

(a) Escrow Agent shall disburse the Escrow Funds in the Indemnification Escrow Account at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction received by Escrow Agent as set forth in Section 15. Such Joint Written Direction must contain complete payment instructions, including funds transfer instructions or address(es) to which a check or checks, as applicable, should be sent.

(b) On the Indemnification Escrow Release Date (or, if such day is not a Business Day, then on the immediately succeeding Business Day), any remaining portion of the Indemnity Escrow Funds not subject to a Claim Notice as provided in Section 6 (such portion of the Indemnity Escrow Funds subject to one (1) or more Claim Notices on the Indemnity Escrow Release Date as provided in Section 6, collectively, the “Claims Amount”) shall become due and payable and Escrow Agent shall release such funds as promptly as practicable thereafter in accordance with a Joint Written Direction to be executed and delivered by Purchaser and Parent instructing the Escrow Agent to release the Escrow Funds in the Indemnity Escrow Account to the person(s) and in the amounts specified in such Joint Written Direction. For the avoidance of any doubt, any Escrow Funds to be released pursuant to this Section 4(c) shall not include the Claims Amount and Purchaser and Parent shall instruct the Escrow Agent not to release an amount equal to the Claims Amount from the Escrow Account in the Joint Written Direction to be delivered in accordance with this Section 4(c).

(c) For any Escrow Funds subject to a Claim Notice on the Indemnity Escrow Release Date, upon final resolution of such Indemnity Claim pursuant to a Final Order or a Joint Written Direction, Escrow Agent shall distribute such Escrow Funds to the person(s) and in the amounts specified in such Final Order or Joint Written Direction to be delivered to Escrow Agent in accordance with Section 15.

(d) Prior to any disbursement, Escrow Agent must receive reasonable identifying information regarding the recipient so that Escrow Agent is able to comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of Escrow Funds will be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12.

(e) Purchaser and each Seller may each deliver written notice to Escrow Agent in accordance with Section 15 changing their respective funds transfer instructions, which notice will be effective only upon receipt by Escrow Agent and after Escrow Agent has had reasonable time to act upon such notice.

5. Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Escrow Agent under this Agreement, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within ten (10) days of receipt of a notice of resignation, appointed a successor escrow agent to act under this Agreement, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty is resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent is appointed; and/or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition by such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Escrow Agent will have no liability to Purchaser or Sellers for any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of Escrow Agent.

6. Resolutions & Disbursement of Claims. If during the Indemnification Escrow Period, Purchaser elects to make a claim for indemnity against a Seller or Sellers, then the procedure for administering and resolving such claims is as follows:

(a) If Purchaser elects to assert a claim for indemnity as contemplated by the Purchase Agreement (an “Indemnity Claim”), it must give written notice of such claim (a “Claim Notice”) to Escrow Agent and each Seller Party prior to the expiration of the Indemnification Escrow Period. Such Claim Notice must include a description of the claim and the basis therefor and the amount, if known, asserted by Purchaser for such claim (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by Purchaser by reason of such claim, if known).

(b) Escrow Agent shall pay an Indemnity Claim to Purchaser from the Escrow Funds only pursuant to (i) Parent’s written direction, (ii) a Joint Written Direction or (iii) a Final Order.

7. Investment of Funds. Based upon Purchaser’s and Parent’s prior review of investment alternatives, in the absence of further specific written direction to the contrary at any time that an investment decision must be made, Escrow Agent is directed to invest and reinvest the Escrow Funds in the investment identified in Schedule A. If applicable, Purchaser and Parent acknowledge receipt from Escrow Agent of a current copy of the prospectus for the investment identified in Schedule A. Purchaser and Parent may deliver to Escrow Agent a Joint Written Direction changing the investment of the Escrow Funds, upon which direction Escrow Agent may conclusively rely without inquiry or investigation; provided, however, that Purchaser and Parent warrant that no investment or reinvestment direction will be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of at least “A-1” by S&P or “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank); or (c) money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Purchaser and Seller Parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrow Funds or the purchase or disposition of any investment and the Escrow Agent will not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty as to the accuracy of any such valuations. To the extent applicable regulations grant rights to receive brokerage confirmations for certain security transactions, Purchaser and Seller Parties waive receipt of such confirmations.

All investments will be made in the name of Escrow Agent. Escrow Agent may, without notice to Purchaser and Seller Parties, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder and will not be liable for any loss, cost or penalty resulting from any sale or liquidation of any such investment. All investment earnings will become part of the Escrow Funds and investment losses will be charged against the Escrow Funds. With respect to any Escrow Funds or investment instruction received by Escrow Agent after 11:00 a.m., U.S. Central Time, Escrow Agent will not be required to invest applicable funds until the next Business Day. Receipt of the Escrow Funds and investment and reinvestment of the Escrow Funds will be confirmed by Escrow Agent by an account statement. Failure of Purchaser and/or Parent to inform Escrow Agent in writing of any error or omission in any such account statement within ninety (90) days after receipt will conclusively be deemed confirmation and approval by Purchaser and Seller Parties of such account statement.

8. Tax Reporting.

(a) Escrow Agent has no responsibility for the tax consequences of this Agreement and Purchaser and Sellers shall consult with independent counsel concerning any and all tax matters. Purchaser and Sellers jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement and (ii) request and direct the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except to the Internal Revenue Service with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrow Funds, if any. Escrow Agent shall have no responsibility for Form 1099- MISC reporting with respect to disbursements that Escrow Agent makes in an administrative or ministerial function to vendors or other service providers and shall have no tax reporting or withholding duties with respect to the Foreign Investment in Real Property Tax Act (FIRPTA).

(b) To the extent that U.S. federal imputed interest regulations apply, Purchaser and Parent shall so inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations and direct the Escrow Agent to disburse imputed interest amounts as Purchaser and Parent deem appropriate. The Escrow Agent will rely solely on such provided calculations and information and will have no responsibility for the accuracy or completeness of any such calculations or information. Purchaser and each Seller shall provide Escrow Agent a properly completed IRS Form W-9 or Form W-8, as applicable, for each payee. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Internal Revenue Code and related regulations.

(c) Except as otherwise directed by Purchaser and Parent in writing, Escrow Agent will report, on an accrual basis, all interest or income on the Escrow Funds as being owned by Sellers for federal income tax purposes. If any accrued interest income attributed to Sellers is subsequently disbursed by Escrow Agent to Purchaser, Purchaser and Parent shall jointly direct Escrow Agent in writing with respect to the appropriate tax treatment and reporting of such disbursements.

9. Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Purchaser and Parent specifying a date when such resignation will take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Escrow Agent. Similarly, Escrow Agent may be removed at any time by Purchaser and Parent giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal will take effect. If Purchaser and Parent fail to jointly appoint a successor Escrow Agent prior to the effective date of such resignation or removal, Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses related to such petition shall be paid jointly and severally by Purchaser and Sellers. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

10. Duties and Liability of Escrow Agent.

(a) Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties will be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights will not be construed as duties. Escrow Agent has no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such document has been provided to Escrow Agent. Escrow Agent’s sole responsibility is to hold the Escrow Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent will not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. This Agreement will terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Escrow Agent will thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds.

(b) Escrow Agent will not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Escrow Agent’s gross negligence or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Purchaser or Sellers. Escrow Agent may retain and act hereunder through agents, and will not be responsible for or have any liability with respect to the acts of any such agent retained by Escrow Agent in good faith.

(c) Escrow Agent may conclusively rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes to be genuine and to have been signed or presented by the person purporting to sign it and shall have no responsibility or duty to make inquiry as to or to determine the truth, accuracy or validity thereof (or any signature appearing thereon). In no event will Escrow Agent be liable for (i) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed by Escrow Agent to have been created by or on behalf of Purchaser or Sellers, (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (iii) any amount greater than the value of the Escrow Funds as valued upon deposit with Escrow Agent.

(d) Escrow Agent will not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control. Escrow Agent will not be obligated to take any legal action in connection with the Escrow Funds, this Agreement or the Purchase Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Purchaser and Seller Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent will have no liability to Purchaser or Sellers, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

(e) Escrow Agent may consult, at Purchaser’s and Sellers’ cost, legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving this Agreement, and will incur no liability and must be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Purchaser and Seller Parties agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder. When any action is provided for herein to be done on or by a specified date that falls on a day other than a Business Day, such action may be performed on the following Business Day.

(f) If any portion of the Escrow Funds is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of Escrow Funds is stayed or enjoined by any court order, Escrow Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; and if Escrow Agent relies upon or complies with any such writ, order, decree or process, it will not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

(g) Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein will preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

(h) In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized, but not required, to seek confirmation of such instructions by telephone call-back to any person designated by the instructing party on Schedule C hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and will be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule C, Escrow Agent is hereby authorized but will be under no duty to seek confirmation of such instructions by telephone call-back to any one (1) or more of Purchaser’s or such Seller’s executive officers (“Executive Officers”), as the case may be, which will include the titles of Chief Executive Officer, President and Vice President, as Escrow Agent may select. Such Executive Officer must deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Purchaser and Seller Parties agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or Seller Parties to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank, even when its use may result in a transfer of funds to a person other than the intended beneficiary or to a bank other than the intended beneficiary’s bank or intermediary bank. Purchaser and Seller Parties acknowledge that these optional security procedures are commercially reasonable.

11. Indemnification of Escrow Agent. Purchaser and Seller Parties, jointly and severally, shall indemnify and hold harmless Escrow Agent and each director, officer, employee and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all claims, actions and proceedings (whether asserted or commenced by Purchaser, a Seller Party or any other person or entity and whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) arising from this Agreement or Escrow Agent’s actions hereunder, except to the extent such Losses are finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party in connection with Escrow Agent’s material breach of this Agreement. Purchaser and Seller Parties further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorneys’ fees, incurred by such Indemnified Party in connection with the enforcement of Purchaser’s and Seller Parties’ obligations to Escrow Agent under this Agreement. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Purchaser and Sellers jointly and severally. The obligations of Purchaser and Seller Parties under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

12. Compensation of Escrow Agent.

(a) Fees and Expenses. Purchaser and Sellers agree, jointly and severally, to compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule B attached hereto. Without limiting the joint and several nature of their obligations to Escrow Agent, Purchaser and Sellers agree between themselves that each will be responsible to the other for one-half (1/2) of Escrow Agent’s compensation. The obligations of Purchaser and Sellers under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b) Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Escrow Agent or any other Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Purchaser and Parent of any such disbursement from the Escrow Funds to itself or any other Indemnified Party and shall furnish Purchaser and Parent copies of related invoices and other statements.

(c) Security and Offset. Purchaser and Sellers hereby grant to Escrow Agent and the other Indemnified Parties a first priority security interest in, lien upon and right of sale and offset against the Escrow Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason the Escrow Funds are insufficient to cover such compensation and reimbursement, Purchaser and Sellers shall promptly pay such amounts upon receipt of an itemized invoice.

13. Representations and Warranties. Purchaser and each Seller Party each respectively make the following representations and warranties to Escrow Agent:

(a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

(b) each of the applicable persons designated on Schedule C attached hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement and no change in designation of such authorized representatives will be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 15 and Escrow Agent has had reasonable time to act upon it.

(c) the execution, delivery and performance of this Agreement by Escrow Agent does not and will not violate any applicable law or regulation and no printed or other material in any language, including any prospectus, notice, report, and promotional material that mentions “U.S. Bank” or any of its affiliates by name or the rights, powers, or duties of Escrow Agent under this Agreement will be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

(d) it will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise.

(e) except as otherwise provided herein, there is no security interest in the Escrow Funds or any part thereof and no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

14. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Purchaser and Seller agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner. Escrow Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Purchaser, Sellers and any of their permitted assigns, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, Escrow Agent may at its option promptly terminate this Agreement in whole or in part and refuse any otherwise permitted assignment by Purchaser or Sellers, without any liability or incurring any additional costs.

15. Notices. All notices, approvals, consents, requests and other communications hereunder (each, a “Notice”) must be in writing, in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by facsimile transmission or (e) by email. Notice will be effective upon receipt except for notice via email, which will be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Notices may only be sent to the applicable party or parties at the address specified below:

If to Purchaser or Purchaser Representative, at:

Calian Corp.

c/o Calian Group Ltd.

770 Palladium Drive, 4th floor

Ottawa, Ontario, K2V 1C8

Attn: Patrick Houston

Email: phouston@calian.com

With a copy (that shall not constitute notice) to:

LaBarge Weinstein LLP

800-515 Legget Drive

Ottawa, Ontario K2K 3G4

Attn: Deborah Weinstein

Email: dw@lwlaw.com

If to Seller Parties or Seller Representative, at:

American Virtual Cloud Technologies, Inc.

1720 Peachtree Street, Suite 629

Atlanta, GA 30309

Attention: Thomas King, CFO

E-Mail: tking@avctechnologies.com

With a copy (that shall not constitute notice) to:

Greenberg Traurig, LLP

Terminus 200

3333 Piedmont Road, NE, Suite 2500

Atlanta, GA 30305

Attention: David R. Yates

Email: YatesD@gtlaw.com

If to Escrow Agent, at:

U.S. Bank National Association, as Escrow Agent

ATTN: Global Corporate Trust

David Ferrell

Address:

2 Concourse Parkway, Suite 800

Atlanta, GA 30828-5588

Telephone: 404-898-8821

Facsimile: 404-898-2467

E-mail: david.ferrell@usbank.com

and to:

U.S. Bank National Association

TFM Corporate Escrow Shared

Address: 60 Livingston Avenue

St. Paul, MN 55107

E-mail: tfmcorporateescrowshared@usbank.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein will be deemed to have been given on the date received. Escrow Agent shall not have any duty to confirm that the person sending any Notice by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Escrow Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Escrow Agent) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, Escrow Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Escrow Agent in lieu of, or in addition to, any such electronic Notice. Purchaser and Seller Parties agree to assume all risks arising out of the use of electronic signatures and electronic methods to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

16. Amendment and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct will constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties, provided that if Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act will be the successor Escrow Agent.

17. Governing Law, Jurisdiction and Venue. This Agreement must be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof that would require the application of any other laws. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Delaware in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in such courts (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section 15 and (e) waives any right to trial by jury in any action in connection with this Agreement.

18. Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to Escrow Funds. This Agreement and any Joint Written Direction may be executed in two (2) or more counterparts, which when so executed will constitute one (1) and the same agreement or direction. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Section headings have been inserted for convenience only and will be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[signature page follows]

The parties hereto have caused this Agreement to be executed effective as of the date first above written.

PURCHASER:	SELLERS:

CALIAN CORP.,	COMPUTEX, INC.,
a Delaware corporation	a Texas corporation

By:	By:
Name:	Name:
Its:	Its:

ESCROW AGENT:	STRATOS MANAGEMENT SYSTEMS, INC.,
a Delaware corporation
U.S. BANK NATIONAL ASSOCIATION,
a national banking association	By:
Name:
By:	Its:
Name:
Its:	FIRST BYTE COMPUTERS, INC.,
a Minnesota corporation

By:
Name:
Its:

ENETSOLUTIONS, LLC,
a Texas limited liability company

By:
Name:
Its:

PARENT:

AMERICAN VIRTUAL CLOUD TECHNOLOGIES INC.,
a Delaware corporation

By:
Name:
Its:

[Signature Page to Escrow Agreement]

SCHEDULE A

U.S. BANK NATIONAL ASSOCIATION

Investment Authorization Form

U.S. BANK MONEY MARKET DEPOSIT ACCOUNT

Description and Terms

The U.S. Bank Money Market Deposit Account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other corporate trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as agent for its corporate trust customers. U.S. Bank’s Corporate Trust Services Escrow Group performs all account deposits and withdrawals. Deposit accounts are FDIC insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

U.S. BANK IS NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR FINANCIAL ADVISOR.

Automatic Authorization

In the absence of specific written direction to the contrary to the extent and as authorized in the applicable escrow agreement, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. The customer(s) confirm that the U.S. Bank Money Market Deposit Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of permissible alternate instructions.

[Schedule A to Escrow Agreement]

SCHEDULE B

Schedule of Fees for Services as Escrow Agent

[                                  ]

[Schedule B to Escrow Agreement]

SCHEDULE C

Each of the following person(s) is a Purchaser Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Purchaser’s behalf (only one representative required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Specimen signature	Telephone No.

Each of the following person(s) is a Seller Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Sellers’ behalf (only one representative required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Specimen signature	Telephone No.

[Schedule C to Escrow Agreement]

ATTACHMENT 1

FORM OF JOINT WRITTEN DIRECTION

U.S. Bank National Association, as Escrow Agent

ATTN: David Ferrell, Global Corporate Trust Services Address: 2 Concourse Parkway, Suite 800

Atlanta, GA 30828-5588

RE:	ESCROW AGREEMENT made and entered into as of , 2022 by and among CALIAN CORP., a Delaware corporation (“Purchaser”), COMPUTEX, INC., a Delaware corporation (“Computex”), STRATOS MANAGEMENT SYSTEMS, INC., a Delaware corporation (“Stratos”), FIRST BYTE COMPUTERS, INC., a Minnesota corporation (“First Byte”) and ENETSOLUTIONS, LLC, Texas limited liability company (“eNetSolutions”, and together with Stratos, Computex and First Byte, each a “Seller” and collectively, “Sellers”), and AMERICAN VIRTUAL CLOUD TECHNOLOGIES INC., a Delaware corporation (the “Parent”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).

Pursuant to Section 4 of the above-referenced Escrow Agreement, Purchaser and Parent hereby instruct Escrow Agent to disburse a total dollar amount equal to [$  ] from the Indemnification Escrow Account to [Purchaser] [,/and] [Computex] [,/and] [Stratos] [,/and] [First Byte] [,/and] [eNetSolutions] to such party(ies) and in the respective amounts, as provided below:

Purchaser	Computex	Stratos	First Byte	eNetSolutions
Bank Name: [ ] Bank Address: [ ] ABA No.: [ ] Account Name: [ ] Account No.: [ ] Amount: [ ]	Bank Name: [ ] Bank Address: [ ] ABA No.: [ ] Account Name: [ ] Account No.: [ ] Amount: [ ]	Bank Name: [ ] Bank Address: [ ] ABA No.: [ ] Account Name: [ ] Account No.: [ ] Amount: [ ]	Bank Name: [ ] Bank Address: [ ] ABA No.: [ ] Account Name: [ ] Account No.: [ ] Amount: [ ]	Bank Name: [ ] Bank Address: [ ] ABA No.: [ ] Account Name: [ ] Account No.: [ ] Amount: [ ]

PURCHASER:	PARENT:

CALIAN CORP., a Delaware corporation	AMERICAN VIRTUAL CLOUD TECHNOLOGIES INC.,
a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

[Attachment 1 to Escrow Agreement]

EXHIBIT E

FORM OF TRANSITION SERVICES AGREEMENT

(See Attached.)

EXECUTION VERSION

FORM OF TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of the [      ] day of [           ], 2022 (the “Services Effective Date”), by and among COMPUTEX, INC., a Texas corporation (“Computex”), STRATOS MANAGEMENT SYSTEMS, INC., a Delaware corporation (“Stratos”), FIRST BYTE COMPUTERS, INC., a Minnesota corporation (“First Byte”) and ENETSOLUTIONS, LLC, a Texas limited liability company (“eNetSolutions”), AMERICAN VIRTUAL CLOUD TECHNOLOGIES INC., a Delaware corporation, (“AVCT”, and together with Stratos, Computex, First Byte and eNetSolutions, each, individually, a “Seller” and, collectively, the “Sellers”) and CALIAN CORP., a Delaware corporation (“Purchaser”, and together with the Sellers, each, individually, a “Party” and, collectively, the “Parties”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, Purchaser and the Sellers are parties to that certain Asset Purchase Agreement, dated as of [ ] (the “Purchase Agreement”), by and among Purchaser and the Sellers (as defined therein), pursuant to which, among other actions, Purchaser acquired the Purchased Assets from the Sellers; and

WHEREAS, in order to ensure an orderly transition of the Business to Purchaser and as a condition to consummating the transactions contemplated by the Purchase Agreement, Purchaser and the Sellers have agreed to enter into this Agreement, pursuant to which the Sellers will provide, or cause its affiliates to provide, Purchaser with certain services, including, without limitation, the Sellers’ agreement to retain, maintain and/or perform the obligations under certain Permits and Assigned Contracts for the benefit of Purchaser, and the Purchaser will provide, or cause its affiliates to provide, Sellers with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals set forth above, which are incorporated herein as a substantive part of this Agreement, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to become legally bound hereby, agree as follows.

AGREEMENT:

1. Transition Services.

(a) Unless otherwise explicitly set out herein or in the Exhibits hereto, commencing on the Services Effective Date until the date which is one hundred twenty (120) days after the Services Effective Date (the “Transition Period”), and on the terms and subject to the conditions of this Agreement and the Purchase Agreement, the Sellers, will provide to Purchaser the services described on Exhibit A (the “Seller Transition Services”), and the Purchaser shall provide to AVCT and/or its subsidiaries the services described on Exhibit B (the “Purchaser Transition Services”; together with the Seller Transition Services, the “Transition Services”). Purchaser shall have the option, at its sole discretion, to extend the Transition Period for one additional 30 day period (the “Extended Term”) by giving written notice to AVCT at least five (5) business days prior to the expiry of the initial Transition Period. For greater certainty, all references to Transition Period herein shall include the Extended Term, if elected. After the Services Effective Date, the Parties may agree in writing to add, modify or terminate any Transition Service

(b) In connection with the performance of the Transition Services, the Sellers will have no obligation to (i) employ or retain the services of all employees following the Closing Date, (ii) upgrade, enhance, or otherwise modify any computer hardware, software or network environment currently used in connection with the Business, or (iii) provide any support or maintenance services for any computer hardware, software or network environment to the extent not required to provide the Transition Services.

(c) Purchaser hereby agrees that to the extent that the rendering of any of the Transition Services requires the use of any Purchased Assets, the Sellers shall have the use of such Purchased Assets as necessary to render such Transition Services. Notwithstanding the foregoing, Purchaser does not relinquish any of its rights in materials it furnishes for use by the Sellers in connection with the performance of the Transition Services. Pursuant to Purchaser’s proprietary rights therein, Purchaser grants the Sellers a fully paid-up, royalty-free, non- exclusive, non-transferable, non-sublicensable license to use such materials solely for the benefit of Purchaser in fulfillment of the Sellers’ obligations under this Agreement, and any such license shall expire upon termination of this Agreement. Purchaser shall instruct its employees and agents to cooperate with the Sellers in connection with their provision of the Transition Services hereunder; but in no event does Purchaser or the Sellers intend that the Sellers be the employer or co-employer of any personnel of Purchaser.

(d) The parties acknowledge (i) that Purchaser may terminate one (1) or more of the specific categories of Seller Transition Services to be provided hereunder at any time by providing written notice to AVCT at least five (5) busines days prior to the effective date of the termination without terminating this Agreement or the obligation of the Sellers to continue to provide all other Seller Transition Services, and (ii) that AVCT may terminate one (1) or more of the specific categories of Purchaser Transition Services to be provided hereunder at any time by providing written notice to Purchaser at least five (5) business days prior to the effective date of the termination, without terminating this Agreement or the obligation of the Purchaser to continue to provide all other Purchaser Transition Services.

(e) Neither party makes any representations or warranties to the other of any kind, implied or expressed, with respect to the Transition Services, including, without limitation, any warranty against infringement or any warranties of merchantability or fitness for a particular purpose, all of which are specifically disclaimed.

(f) None of the Parties shall be responsible for the performance of any of its obligations to the extent that it is delayed or hindered by warfare, riot, strike, lockout, boycott, act of God, natural calamity or any other cause beyond its reasonable control; provided, however that the party failing to perform uses commercially reasonable efforts to remedy such failure as promptly as practicable and gives prompt written notice to the other Party of any delay, whether excusable as set forth above or otherwise, and shall fully inform the such party of the nature of the delay and the expected duration and anticipated consequences thereof.

2. Standard of Performance. In providing the Transition Services hereunder, each Party will perform the Transition Services in a good, workmanlike and professional manner. Furthermore, each Party will comply with all applicable laws, rules, regulations and orders of any governmental entity having jurisdiction over such Party’s activities conducted in performance under this Agreement.

3. No Additional Compensation. Other than as explicitly set out in this Agreement or in the Exhibits hereto, no Party shall receive additional compensation in connection with providing services hereunder.

4. Post-Closing and Information.

(a) Any information, correspondence, notices or other communications received or generated by the Sellers after the Closing with respect to the Purchased Assets for which Purchaser has obligations under the Purchase Agreement or this Agreement shall be forwarded promptly upon receipt to Purchaser.

(b) Any information, correspondence, notices, or other communications received or generated by Purchaser after the Closing that concern unpaid or disputed accounts payable or other obligations of the Business or the Sellers not assumed by Purchaser under the Purchase Agreement shall be forwarded promptly upon receipt to the Sellers.

5. Confidentiality.

(a) Obligation to Observe Confidentiality. The Party receiving the Confidential Information (as defined below) (the “Receiving Party”) from the Party who owns or holds in confidence such Confidential Information (the “Owning Party”) may use the Confidential Information solely for the purpose of performing its obligations or enforcing its rights under this Agreement. For purposes of this Agreement, “Confidential Information” means all information, data and materials furnished or made available by one Party to any other Party in connection with this Agreement.

(b) Protection. The Receiving Party shall not disclose any of the Confidential Information, except to those persons having a need to know for the purpose of performing its obligations or enforcing its rights under this Agreement. Each Party shall take appropriate action, by instruction to or agreement with its Affiliates, employees, agents and subcontractors, to maintain the confidentiality of the Confidential Information. The Receiving Party shall promptly notify the Owning Party in the event that the Receiving Party learns of an unauthorized release of Confidential Information. The obligations in this Section 5, including the restrictions on disclosure and use, shall continue until five (5) years after the date of receipt of such information or such longer period as the information is retained in accordance with Section 5(d).

(c) The Receiving Party shall have no obligation with respect to (i) Confidential Information made available to the general public without restriction by the Owning Party or by an authorized third party; (ii) Confidential Information known to the Receiving Party through other lawful sources not bound by an obligation of confidentiality to the Owning Party; (iii) Confidential Information independently developed by the Receiving Party and not otherwise bound by an obligation of confidentiality to the Owning Party; or (iv) Confidential Information that the Receiving Party may be required to disclose pursuant to subpoena or other lawful process; provided, however, that the Receiving Party notifies the Owning Party in a timely manner to allow the Owning Party to appear and protect its interests.

(d) Return or Destruction of Confidential Information. Upon the termination or expiration of this Agreement, each Party shall (a) immediately cease to use any other Party’s Confidential Information disclosed in connection with this Agreement, (b) upon request by any such other Party, return to such other Party, or destroy, such Confidential Information of such other Party and all copies thereof within ten (10) days of the termination, except for archival backups made in the ordinary course, and (c) upon request by such other Party, certify in writing to such other Party that it has complied with its obligations set forth in this Section 5(d).

(e) Equitable Remedies. The Parties acknowledge that monetary remedies may be inadequate to protect rights in Confidential Information and that, in addition to legal remedies otherwise available, injunctive relief is an appropriate judicial remedy to protect such rights.

(f) Purchase Agreement. Nothing in this Agreement is to be construed as limiting or superseding, in any way, the confidentiality obligations of the Parties under the Purchase Agreement.

6. Work Product. All Intellectual Property made, conceived, developed or provided by or on behalf of the Purchaser or Seller, as applicable, alone or with others, in the performance of the Transition Services provided under this Agreement (collectively, the “Work Product”) are and will be the exclusive property of Purchaser or Seller, as applicable, and each Party hereby assigns such Work Product to the other Party. To the extent that any Work Product qualifies as a “work made for hire” under applicable law, then such Work Product will be considered a work made for hire for the benefit of Purchaser or Seller, as applicable, and will be the exclusive property of such Party. To the extent that any Work Product does not qualify as a “work made for hire” under applicable law for which ownership of all right, title and interest in and to the Work Product vests in Purchaser or Seller, as applicable, then each Party hereby irrevocably transfers and assigns to the other Party all right, title and interest in and to the Work Product. Notwithstanding the foregoing, if any portion of the Work Product incorporates or relies upon any pre-existing intellectual property rights owned by Purchaser or Seller, as applicable, or in which Purchaser or Seller, as applicable, has an interest (collectively, the “Preexisting Works”), then such Party will inform the other Party in writing before incorporating or relying on such Preexisting Works into any Work Product, and each Party does hereby and thereby grant to the other Party a worldwide, royalty-free, irrevocable and perpetual license to directly and indirectly reproduce, distribute, modify, create derivative works of, publicly perform, display and otherwise exploit, such Preexisting Works solely as embodied in such Work Product , with the right to assign such rights, in whole or in part, and the right to sublicense such rights, in whole or in part. Neither party may disclose, exploit or use the other’s Preexisting Works independently of the Work Product or that party’s products or services. Each Party also hereby forever waives and agrees never to assert against the other Party, its successors or licensees, any and all moral rights such Party may have in the Work Product. Each Party further agrees to: (i) disclose promptly in writing to the other Party the Work Product; (ii) assist the other Party to sign and provide any and all documents and to render any assistance that is reasonably necessary to obtain any patent, copyright, trademark or other intellectual property right protection for the Work Product at the other party’s expense; and (iii) treat the Work Product as Confidential Information of the other Party.

7. Indemnification and Liability. Purchaser and Sellers hereby agree that this Agreement and the performance hereof is subject to the indemnification provisions of the Purchase Agreement.

8. Relationship of Parties. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Parties expressly agree that the Parties will be independent contractors and that the relationship between the Parties will not be construed to imply or constitute a partnership, joint venture, principal-agent, or employer- employee relationship between Purchaser and any Seller. No Party will have any power to create any obligation, express or implied, on behalf of the other Party. The Party performing the Transition Services hereunder reserves the right to determine the method, manner, and means by which such Transition Services will be performed consistent with the requirements of this Agreement. Except as otherwise expressly agreed in writing by the Parties, each Party will, at its own expense and cost, and at no charge to the other Party, furnish all labor, materials, equipment, insurance, supplies, training and/or other goods and services necessary for the performance of such Party’s obligations under this Agreement. Each Party agrees that it (including, without limitation, its personnel) will not be, and will not claim to be, eligible to participate in, or receive benefits under, any employee benefit plans, arrangements or policies of the other Party including, but not limited to, any plan, arrangement or policy providing bonus, vacation, stock options, stock purchase, sick leave, disability, health or life insurance, 401(k), retirement, profit sharing or similar benefits for the other Party’s employees (collectively, “Benefit Plans”). If any Party or any of its personnel is later determined to have been a common-law employee or employee of the other Party for any purpose, such Party and its personnel nevertheless will not be entitled to participate or receive benefits under any Benefit Plan. Sellers acknowledge that no insurance whatsoever, including worker’s compensation insurance, has been or will be obtained by Purchaser on such Sellers’ behalf.

9. Term and Termination:

(a) Term. Unless earlier terminated as provided herein, the term of this Agreement (the “Term”) shall commence as of the Services Effective Date and shall terminate at midnight on the last day of Transition Period.

(b) Termination of Agreement for Default. In the event of any material breach of this Agreement by the Sellers or Purchaser, Purchaser or the Sellers, as applicable, as non-breaching Parties, may (without waiving any other remedies or rights under this Agreement, in law or in equity) terminate this Agreement by delivering to the breaching Party written notice of such election at least five (5) days prior to the date such termination is to be effective. Upon the expiration of the Term pursuant to Section 9(a) or any such termination pursuant to this Section 9(b), all rights and duties of Purchaser and the Sellers toward each other shall cease except Section 5 (Confidentiality), Section 6 (Work Product), Section 7 (Indemnification and Liability), Section 8 (Relationship of Parties), this Section 9(b) (Termination of Agreement for Default) and Section 11 (Incorporation by Reference) will survive termination or expiration of this Agreement in accordance with their terms.

10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated herein, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

11. Incorporation by Reference. Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6 and 11.10 of the Purchase Agreement are specifically incorporated herein by reference.

12. Entire Contract. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. To the extent any term or provision of this Assignment conflicts with or is inconsistent with any term or provision of the Purchase Agreement, the term or provision of the Purchase Agreement will controlThis Agreement may not be amended except by a written agreement executed by both parties. This Agreement will be binding upon Purchaser and Sellers and will enure to the benefit of Purchaser and its successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Services Effective Date.

PURCHASER:	SELLERS:

Calian Corp.,	Computex, Inc.,
a Delaware corporation	a Texas corporation

By:	By:
Name:	Name:
Title:	Title:

AVCT:	Stratos Management Systems, Inc.,
a Delaware corporation
American Virtual Cloud Technologies Inc.,
a Delaware corporation	By:
Name:
By:	Title:
Name:
Title:	First Byte Computers, Inc.,
a Minnesota corporation

By:
Name:
Title:

eNetSolutions, LLC,
a Texas limited liability company

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

EXHIBIT A

TRANSITION SERVICES FOR PURCHASER

1.	HR Services

a)	Sellers Recruiter: Sellers to assist Calian Corp. for any open requisitions that existed at closing.

b)	Sellers Recruiting software: AVCT to forward candidates to Calian Corp. in good faith or alternatively that Calian has access to SW for one hundred twenty (120) days.

2.	Customer Contracts

a)	Remitting Payment: If any AR from acquired assets are directed to Sellers, Sellers to remit the amount to Calian Corp. at no additional cost. The net benefit of the acquired asset is to be realized by Calian.

b)	Continued Support: For any remaining customer contracts not assigned, Sellers to support and exercise best efforts to assign the contracts to Calian Corp until all are re- assigned.

c)	Purchase Orders & Invoicing: If Sellers receive any PO from customers that are part of the asset purchase, Sellers to forward to Calian forthwith.

3.	Supplier partnerships (Vendors & Manufacturers)

a)	Remitting Payment: If required by Calian to operate the business, Sellers to pay the AP to any Vendors and Manufacturers for orders. Calian Corp. will remit the amount to Sellers at no additional cost.

b)	Vendors and Manufacturers Accounts: Sellers have to maintain the accounts open with all Vendors and Manufacturers and provide unlimited log in access to all accounts (and any other reasonable access to facilities, books, records) necessary for Calian to fulfill its obligations under customer contracts. Sellers to provide assistance with any Purchase Orders required to fulfill customer contracts.

c)	Sellers Support: for any remaining Supplier contracts not assigned at close, Sellers to support and exercise best efforts to assign the contracts to Calian Corp.

4.	Certifications & Permits:

a)	ISO 27001 in Process: Sellers to collaborate for the transfer of ISO application and certification to Calian Corp.

b)	Sellers Support: For any required permits to operate the business not transferred at close, Sellers to provide reasonable support to secure a permit transfer (or new successful permit application).

5.	Financial Services: Sellers to provide the financial services of Mr. Jesus Perez at the cost of $180/hr to Calian Corp.

[Exhibit A to Transition Services Agreement]

EXHIBIT B

TRANSITION SERVICES FOR AVCT

1.	Calian to provide current IT Support for AVCT and/or its subsidiaries at no cost for ninety (90) days and quotes will be provided by Calian Corp. for ongoing IT Support if required by AVCT and/or any of its subsidiaries.

2.	Calian to assist in maintaining Computex financial statements, tax compliance, general accounting, ledgers, etc.

3.	Calian to assist in completing required fillings and disclosures for AVCT.

4.	[Transition services relating to SFI/Cisco Student Freedom Initiative].

[Exhibit B to Transition Services Agreement]

EXHIBIT F

FORM OF RESTRICTIVE COVENANT AGREEMENT

(See Attached.)

EXECUTION VERSION

FORM OF RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated as of [                 ], 2022, is by and between CALIAN CORP., a Delaware corporation (the “Purchaser”), and the Persons listed on the signature page hereto as the restricted parties (the “Restricted Parties”). The Restricted Parties and the Purchaser are sometimes individually referred to as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Purchaser, a subsidiary of Calian Group Ltd., a Canadian corporation (“Calian”; together with Purchaser, the “Purchaser Parties”), the Restricted Parties and American Virtual Cloud Technologies, Inc. have entered into that certain Asset Purchase Agreement, dated as of January [ ], 2022 (as may be amended, restated or supplemented from time to time, the “Purchase Agreement”), pursuant to which, among other actions, the Sellers will sell, assign transfer, convey and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Sellers, all of the Sellers’ right, entitlement and interest in, to and under the Purchased Assets;

WHEREAS, as a condition to the consummation of the transactions contemplated under the Purchase Agreement, the Restricted Parties have agreed to execute and deliver this Agreement; and

WHEREAS, capitalized terms used herein (including in the recitals hereto) but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises made in the Purchase Agreement, and in consideration of the representations and warranties contained in the Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

1. Definitions. Certain definitions of capitalized terms used in this Agreement are as follows:

(a) “Competing Business” means any business that is engaged or involved in any business or line of business that the Business is engaged or involved in as of the date hereof.

(b) “Covered Customer” means any client or customer of the Business during the preceding two (2) year period prior to the Closing Date, and any prospective client or customer of the Business to which any Restricted Party has actively marketed or has made or has taken specific action to make a proposal within the preceding two (2) year period prior to the Closing Date. In the case of a Governmental Authority, “client or customer” includes the source selection officials or program office for any applicable contract or program and all offices and personnel that report to or support such source selection officials or program office.

(c) “Covered Party” means Calian and each of its direct and indirect subsidiaries, including, for the avoidance of doubt, the Purchaser.

(d) “Prohibited Activities” has the meaning set forth in Section 2.

(e) “Restricted Territory” means Canada and the United States.

2. Non-Competition and Non-Solicitation.

(a) In consideration for the benefits the Restricted Parties will, directly or indirectly, receive in connection with the transactions contemplated under the Purchase Agreement, which benefits each of the Restricted Parties hereby expressly acknowledges, as a condition to the transactions contemplated under the Purchase Agreement, each Restricted Party hereby covenants and agrees that such Restricted Party will not, anywhere in the Restricted Territory, directly or indirectly:

(i) for the duration of four (4) years from the Closing, (A) operate, develop or own any interest in, or be involved in or manage, any Competing Business; (B) consult with, advise (whether formally or informally) or be employed by, serve as a director or manager to, be an observer on the board of directors or similar body of, any business which directly or indirectly owns, manages or operates a Competing Business; or (C) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, with any retailer, supplier or customer of the Business; provided, however, that such Restricted Party is not prohibited from being employed by or providing consulting services for a division of a business that is engaged in multiple business lines, including a Competing Business, if such division is not engaged, directly or indirectly, in any Competing Business and such Restricted Party does not, directly or indirectly engage in, assist, or aid in any work related to any Competing Business engaged in by other divisions of such business, and provided, further, that such Restricted Party may own shares of capital stock of any publicly traded company if such Restricted Party, together with any of such Restricted Party’s Affiliates, owns beneficially (directly or indirectly) less than two percent (2%) of the total number of shares of such company’s issued and outstanding capital stock; or

(ii) for the duration of four (4) years from the Closing, (A) solicit any past, present or prospective employee (including all officers and managers) of the Business (other than through general solicitations that do not directly target employees of the Business) to leave his or her employment with the Purchaser or any of its Affiliates; or (B) employ or attempt to employ any past, present or prospective employee (including all officers and managers) of the Business, provided, however, that such Restricted Party may solicit for employment or employ any then former employee of the Business on or after the six (6) month anniversary of such former employee’s separation from employment with the Purchaser or any of its Affiliates;

(the activities in sub-sections (i)-(ii) being collectively the “Prohibited Activities”).

(b) Each Restricted Party acknowledges and agrees that the Prohibited Activities substantially cover the activities that comprise the market in which the Business is conducted. Each Restricted Party acknowledges and agrees that none of the restrictions in this Section 2, including with respect to the geographic scope, duration or limitations on activities, will impair any Restricted Party’s ability to, as applicable, make a living or operate its businesses. Each Restricted Party further acknowledges that its agreements not to engage in the Prohibited Activities for the period of time provided herein are manifestly reasonable on their face and that they are reasonable as to time and no greater than is required for the reasonable protection of each Covered Party with respect to the Business in light of the substantial harm that such Covered Party would suffer with respect to the Business should any Restricted Party breach any of the provisions of this Section 2. Each Restricted Party further agrees that the nature, kind and character of the Prohibited Activities are reasonably necessary to protect the interests of each Covered Party with respect to the Business.

(c) Each Restricted Party covenants and agrees that, for the duration of four (4) years from the Closing, such Restricted Party will not, anywhere in the Restricted Territory, individually or on behalf of any other Person:

(i) encourage, induce, attempt to induce, solicit, or otherwise cause any Covered Customer to (A) cease being a client or customer of or to not become a client or customer of the Business, or (B) divert any business from or reduce the amount of business of such Covered Customer with the Business, or otherwise to discontinue or alter, in a manner adverse to any Covered Party with respect to the Business, such business relationship;

(ii) otherwise interfere with, disrupt or attempt to interfere with, reduce or disrupt, the contractual relationship with respect to the Business between any Covered Party and any Covered Customer, including without limitation influencing or attempting to influence any Covered Customer to terminate or modify any written or oral agreement with respect to the Business with a Covered Party;

(iii) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are the same as or substantially similar to the Business; or

(iv) with respect to the Business, interfere with, disrupt, solicit, influence or attempt to influence, or arrange to have any other Person interfere with, disrupt, solicit, influence or attempt to influence, any Person that was a vendor, supplier, distributor, agent or other service provider of the Business and had a business relationship with the Business within the two (2) year period prior to the Closing Date, for a purpose competitive with the Business.

3. Miscellaneous.

(a) Confidentiality.

(i) Each Restricted Party shall, for the duration of four (4) years from the Closing, keep confidential and shall not, without the prior express written consent of the Purchaser, use, disclose, reveal, publish, transfer or provide access to (A) any and all information relating to trade secrets, documents including, but not limited to, products, facilities, methods, software, codes or data, systems, procedures, manuals, reports, product price lists, computer programs; names of suppliers and customers; bids and proposals; financial information (including the revenues, costs, or profits associated with the products or services of the Business), business plans, prospects or opportunities; legal opinions; records and specifications which are owned, developed, used or retained by any Covered Party with respect to the Business and which have not been publicly disclosed (excluding limited disclosures for business purposes) by any Covered Party with respect to the Business and (B) other information of any third party with respect to the Business which any Covered Party is under an obligation to keep confidential (hereinafter collectively referred to as the “Confidential Information”).

(ii) Notwithstanding the foregoing limitation, the obligations set forth in Section 4(a)(i) shall not apply to any information that would constitute Confidential Information but that (A) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (B) is or becomes publicly known or generally known through no default of a Restricted Party; (C) is already in the possession of the Person receiving the information through lawful sources not bound by a confidentiality agreement and through no fault of a Restricted Party; (D) the applicable Covered Party agrees in writing may be disclosed; or (E) is required to be disclosed pursuant to Law or the written request of a governmental body (provided that, if possible, the applicable Covered Party is given reasonable prior written notice).

(b) Non-Disparagement. Each Restricted Party agrees that it will not, individually or on behalf of any other Person, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of one or more of the Purchaser Parties or their respective Affiliates, management, officers, employees, independent contractors or consultants. This provision is not applicable to (i) truthful testimony obtained through subpoena, (ii) any truthful information provided pursuant to investigation by any governmental body, or (iii) any truthful information provided pursuant to any legal action by such Restricted Party against the Business or any Covered Party or by any Covered Party against such Restricted Party under the Purchase Agreement or any of the other transaction documents contemplated thereunder asserted by such Restricted Party in good faith or by such Covered Party in good faith, respectively.

(c) Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement or otherwise are breached and that money damages would not be an adequate remedy. In addition to any other remedy to which the Purchaser is entitled at law or in equity, the Purchaser shall be entitled to seek an injunction, specific performance, or other equitable relief to enforce this Agreement and the terms and provisions hereof. For the avoidance of doubt, no such remedy or injunction, specific performance or other equitable relief under this Agreement may be brought against the Purchaser.

(d) Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is invalid, illegal, void, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term, provision, or the application of any such term or provision, is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the greatest extent possible.

(e) Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void, and no assignment shall relieve the assigning Party of any of its obligations hereunder, except that the Purchaser may assign this Agreement or any of its rights, interests, or obligations hereunder to any of its Affiliates (but such assignment shall not relieve the Purchaser of any of its obligations hereunder).

(f) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement among the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. To the extent any term or provision of this Agreement conflicts with or is inconsistent with any term or provision of the Purchase Agreement, the term or provision of the Purchase Agreement will control.

(g) Enforceability. Each Restricted Party represents and warrants that it has all capacity or authority, as applicable, to enter into and deliver this Agreement, and this Agreement constitutes a valid and binding obligation of such Restricted Party which is enforceable against the Restricted Party in accordance with its terms.

(h) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(i) No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

(j) Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party to the address of such Party set forth below, or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice:

If to the Purchaser:	Calian Group Ltd.

770 Palladium Drive, 4th floor

Ottawa, Ontario, K2V 1C8

Attn: Patrick Houston

Email: phouston@calian.com

With a copy (which does not constitute notice) to:	LaBarge Weinstein LLP

800-515 Legget Drive

Ottawa, Ontario K2K 3G4

Attn: Deborah Weinstein

Email: dw@lwlaw.com

If to a Restricted Party:	American Virtual Cloud Technologies, Inc.

1720 Peachtree Street, Suite 629

Atlanta, Georgia 30309

Attention: Thomas King, Chief Financial Officer

E-Mail: tking@avctechnologies.com

With a copy (which does not constitute notice) to:	Greenberg Traurig, LLP

Terminus 200, Suite 2500

3333 Piedmont Road, NE

Atlanta, Georgia 30305

Attention: David R. Yates

E-Mail: yatesd@gtlaw.com

Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail, with electronic evidence of transmission generated on the end of the sending Party, or receipt confirmed by the recipient Party.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:

CALIAN CORP.

By:
Name:
Title:

[Signature Page to Restrictive Covenant Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RESTRICTED PARTIES:

COMPUTEX, INC.

By:
Name:
Title:

STRATOS MANAGEMENT SYSTEMS, INC.

By:
Name:
Title:

FIRST BYTE COMPUTERS, INC.

By:
Name:
Title:

ENETSOLUTIONS, LLC

By:
Name:
Title:

[Signature Page to Restrictive Covenant Agreement]

EXHIBIT G

MATERIAL CUSTOMERS AND MATERIAL SUPPLIERS

G-1

EXHIBIT H

FORM OF VOTING AGREEMENT

(See Attached.)

Voting Agreement

This Voting Agreement (this “Agreement”) is made and entered into as of January ___, 2022, by and among Calian Corp, a Delaware corporation (the “Purchaser”), and the undersigned holder (the “Holder”) of securities of American Virtual Cloud Technologies, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meaning attributed to them in the Purchase Agreement (as defined below).

Recitals

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, Computex, Inc., a Delaware corporation (the “Seller”), and the Company are entering into a certain Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Purchased Assets (the “Transaction”), subject to the terms and conditions set forth in the Purchase Agreement;

WHEREAS, the sale of the Purchased Assets to the Purchaser pursuant to the terms of the Purchase Agreement may be deemed to constitute a sale of substantially all of the Company’s property and assets for purposes of Section 271 of the General Corporation Law of the State of Delaware, and it is a condition to the Company’s and the Seller’s obligations to consummate the transactions contemplated by the Purchase Agreement that the Stockholder Approval be obtained; and

WHEREAS, as an inducement and a condition to the Purchaser entering into the Purchase Agreement, the Holder has agreed to enter into this Agreement, pursuant to which the Holder is agreeing, among other matters, to vote all of its Covered Stock (as defined below) in favor of the approval of the Purchase Agreement, the Transaction and the other transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth below, the parties agree as follows:

Covenants of the Holder.

During the term of this Agreement, the Holder shall not (a) cause or permit any Transfer (as defined below) of any of the Covered Stock or any right or interest therein, or (b) enter into any agreement, option, understanding or arrangement with respect to a Transfer of any of the Covered Stock. Except as required by this Agreement, the Holder shall not deposit (or permit the deposit of) any Covered Stock in a voting trust or grant any proxy or power of attorneys or enter into any voting agreement or similar agreement with respect to any of the Covered Stock or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Covered Stock. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Covered Stock if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise) such security, or any interest in such security; or (b) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such shares or any interest therein. Any Transfer or attempted Transfer in violation of this Agreement shall be null and void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Stock shall occur (such as in the case of appointment of a receiver to the Holder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Stock subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the termination of this Agreement.

The Holder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company or at any adjournment thereof, in an action by written consent or in any other circumstances upon which the Holder’s vote, consent or other approval is sought in connection with the Purchase Agreement and approval of the Transaction and/or the other transactions contemplated by the Purchase Agreement, to (i) appear at each such meeting or otherwise cause all of its Covered Stock to be counted as present thereat for purpose of establishing a quorum and (ii) vote (or cause to be voted), in person or by proxy, all of the Covered Stock that are then entitled to be voted (a) in favor of the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Transaction, (b) in favor of any action, proposal, transaction or agreement that is submitted by the Company for a vote of the stockholders of the Company and would reasonably be expected to facilitate the transactions contemplated by the Purchase Agreement, (c) in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of the Company at which any of the foregoing matters of this Section 1 are submitted for consideration and vote of the stockholders of the Company if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (d) against (1) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Seller contained in the Purchase Agreement, or of such Holder contained in this Agreement, and (2) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect or prevent the transactions contemplated by the Purchase Agreement or this Agreement. The Holder agrees that the Covered Stock that are entitled to be voted shall be voted (or cause to be voted) as set forth in the preceding sentences.

Without limiting the generality of paragraph (b), no later than 10 business days prior to the date of the Stockholders’ Meeting: (i) with respect to any Covered Stock (and any other securities held by the Holder which have a right to vote at such meeting) that are registered in the name of the Holder, the Holder shall deliver or cause to be delivered, in accordance with the instructions set out in the Proxy Statement, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favor of the Transaction; and (ii) with respect to any Covered Stock (and any other securities held by the Holder which have a right to vote at such meeting) that are beneficially owned by the Holder but not registered in the name of the Holder, the Holder shall deliver a duly executed voting instruction form to the intermediary through which the Holder holds his or her beneficial interest in the Holder’s Covered Stock, instructing that the Holder’s Covered Stock (which have a right to vote at such meeting) be voted at the Stockholders’ Meeting in favor of the Transaction. Such proxy or proxies shall name those individuals as may be designated by the Company in the Proxy Statement and such proxy or proxies or voting instructions shall not be revoked, withdrawn or modified without the prior written consent of the Purchaser and the Company unless this Agreement is terminated in accordance with Section 4 prior to the exercise of such proxy.

The Holder hereby revokes any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this Agreement.

Subject to Section 2, the Holder will immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation commenced prior to the date of this Agreement with any person (other than Purchaser) by such Holder, or, if applicable, any of its representatives or agents, with respect to any transaction that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Transaction and each of the transactions contemplated by the Purchaser Agreement, whether or not initiated by the Holder or any of its representatives or agents.

Director Matters Excluded. No provision of this Agreement shall limit or otherwise restrict the Holder with respect to any vote that the Holder (or, if the Holder is not a natural person, the Holder’s representative) may make solely in his or her capacity as a director of the Company with respect to a matter presented to the Company’s board of directors.

Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Purchaser as follows:

The Holder (i) is the record and beneficial owner of the Common Stock and other securities of the Company set forth on Schedule A (collectively, the “Existing Stock”), free and clear of any Encumbrances of any nature whatsoever (other than pursuant to (x) applicable restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Company (including options, warrants or convertible securities) other than the Existing Stock.

Except as set forth on Schedule A, the Holder has the sole right to Transfer, to vote and to direct the voting of the Existing Stock (or, if this Agreement also is signed by the Holder’s spouse, the Holder and his or her spouse, if applicable, together have the sole right to Transfer, to vote and to direct the voting of the Existing Stock), and none of the Existing Stock are subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the Transfer, right to vote, call meetings of shareholders or give consents or approvals of any kind in respect of the Existing Stock, except as set forth in this Agreement.

The Holder, if not a natural person: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is not in violation of any of the provision of the Holder’s organizational documents, and (iii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by the Holder of this Agreement, the consummation by the Holder of the transactions contemplated hereby and the compliance by the Holder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of the Holder, and no other corporate, company, partnership or other proceedings on the part of the Holder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

This Agreement has been duly executed and delivered by the Holder, constitutes a valid and binding obligation of the Holder and is enforceable against the Holder in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of the Holder, if applicable, (ii) any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to the Holder or its properties or assets, or (iii) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Holder is a party or by which the Holder or the Holder’s assets are bound. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder does not, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Authority, other than any filings as may be required under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder.

There is no action, suit, investigation, complaint or other proceeding pending against, involving or affecting the Holder or the Existing Stock or, to the knowledge of the Holder, any other person, or, to the knowledge of the Holder, threatened against, involving or affecting the Holder or the Existing Stock or any other person that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by the Holder of its obligations under this Agreement.

The Holder understands and acknowledges that the Purchaser is entering into the Purchase Agreement in reliance upon the Holder’s execution, delivery and performance of this Agreement. The Holder is a sophisticated holder with respect to the Existing Stock and has adequate information concerning the transactions contemplated hereby and by the Purchase Agreement and concerning the business and financial condition of the Company to make an informed decision regarding the matters referred to herein and has independently, without reliance upon the Company, the Seller, the Purchaser or any of their respective Affiliates, and based on such information as the Holder has deemed appropriate, made the Holder’s own analysis and decision to enter into this Agreement.

Termination. This Agreement shall terminate upon the earliest to occur of (a) the valid termination of the Purchase Agreement in accordance with its terms and (b) the Closing. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination; provided, further, that Sections 8 through 13 shall survive any such termination.

Further Covenants and Assurances.

The Holder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Purchaser may reasonably request for the purpose of effectively carrying out the provisions of this Agreement and the transactions contemplated hereby.

The Holder shall not take any action that would make any representation or warranty of the Holder contained herein untrue or incorrect or would reasonably be likely to adversely affect, prevent or delay (i) the Holder from performing any of the Holder’s obligations under this Agreement (it being understood that nothing contained in this Agreement shall be deemed to restrict the ability of the Holder to exercise any voting rights with respect to the Existing Stock consistent with this Agreement (but not Transfer) held by the Holder as of the date hereof) or (ii) the Stockholder Approval from being obtained.

The Holder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in Law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Holder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Purchase Agreement, or the approval of the Purchase Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof; provided, that the Holder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Holder that relates solely to the Holder’s capacity as a director or officer of the Company.

The Holder agrees that any additional securities of the Company (including through the exercise of any stock options or otherwise, and any securities acquired in connection with any stock split, exchange of shares, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Stock) acquired by the Holder after the date of this Agreement and prior to the termination of this Agreement (together with the Existing Stock, the “Covered Stock”) shall automatically be subject to the terms of this Agreement as though owned by the Holder on the date hereof and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any such additional securities.

Successors and Assigns. The provisions of this Agreement will be binding upon and enure to the benefit of the parties and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, except that the Purchaser may collaterally assign this Agreement to any Affiliate. Without limiting the foregoing or Section 1 hereof in any way, the Holder agrees that this Agreement and the obligations hereunder shall attach to the Covered Stock from the date hereof through the termination of this Agreement and shall be binding upon any Person to which legal or beneficial ownership of the Covered Stock shall pass, whether by operation of Law or otherwise, including the Holder’s heirs, guardians, administrators or successors, and the Holder further agrees to take all actions necessary to effectuate the foregoing.

Remedies. The Holder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause the Purchaser irreparable harm. Accordingly, the Holder agrees that in the event of any breach or threatened breach of this Agreement, the Purchaser, in addition to any other remedies at Law or in equity it may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (e) on the date sent if sent by electronic mail, with electronic evidence of transmission generated on the end of the sending party, or receipt confirmed by the recipient party. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

if to the Purchaser, to

Calian Group Ltd.

770 Palladium Drive, 4th Floor

Ottawa, Ontario, K2V 1C8

Attn: Patrick Houston

E-Mail: phouston@calian.com

with a copy to (which shall not constitute notice):

LaBarge Weinstein LLP

800-515 Legget Drive

Ottawa, Ontario K2K 3G4

Attention: Deborah Weinstein

E-Mail: dw@lwlaw.com

(ii)	if to the Holder, to the address set forth on Schedule A hereto.

Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Entire Agreement/Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply. Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in Delaware. Each party hereto (a) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby; (b) agrees that each such court shall be deemed to be a convenient forum; (c) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 8; and (d) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Independent Legal Advice. The Holder acknowledges and agrees that it: (i) obtained independent legal advice in respect of the Transaction and the Holder’s rights and obligations hereunder; or (ii) if the Holder has not obtained independent legal advice, the Holder has reviewed or had the opportunity to review this Agreement and the Purchase Agreement, prior to executing this Agreement and, to the extent the Holder has failed to obtain such independent legal advice, the Holder shall not in any way use or rely upon such failure as a basis for claiming that this Agreement or the obligations and liabilities of the Holder hereunder, are unenforceable or, alternatively, as a defense to the enforcement of this Agreement.

Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Holder

By:
Name:
[Title:]

Holder’s Spouse (if applicable)

By:
Name:

Signature Page to the Voting Agreement

PURCHASER

By:
Name:
Title:

Signature Page to the Voting Agreement

SCHEDULE A

Name and Address of Holder	Shares of Company Common Stock	Company Options	Company Warrants